As filed with the Securities and Exchange Commission on December 6, 2004

                                                          Registration No. 333 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                        Rush Financial Technologies, Inc.
           (Name of Small Business Issuer as Specified in its Charter)
            Texas                         6211                    75-2375969
(State or Other Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of Incorporation or       Classification Code Number)   Identification No.)
        Organization)

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                           13355 Noel Road, Suite 300
                               Dallas, Texas 75240
                                 (972) 450-6000
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

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                             D. M. Rusty Moore, Jr.
                      President and Chief Executive Officer
                        Rush Financial Technologies, Inc.
                           13355 Noel Road, Suite 300
                               Dallas, Texas 75240
                                 (972) 450-6000
            (Name, Address and Telephone Number of Agent for Service)

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                                   Copies to:
                              Ronald L. Brown, Esq.
                                Andrews Kurth LLP
                          1717 Main Street, Suite 3700
                                Dallas, TX 75201
                                 (214) 659-4400

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        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                                                    CALCULATION OF REGISTRATION FEE
============================== ======================= ======================== ======================= =======================
                                                              Proposed                 Proposed
                                                               Maximum                 Maximum
        Title of Each                  Amount                 Offering                Aggregate               Amount of
     Class of Securities               to be                  Price Per                Offering              Registration
      to be Registered             Registered(1)              Share(2)                  Price                   Fee(3)
------------------------------ ----------------------- ------------------------ ----------------------- -----------------------
Common Stock, $0.01 par value       10,449,721
------------------------------ ----------------------- ------------------------ ----------------------- -----------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            ---------------------------------------------------------

                    SUBJECT TO COMPLETION, DECEMBER ___, 2004

            ---------------------------------------------------------


                                   PROSPECTUS



                             -----------------------

                                     SHARES

                        RUSH FINANCIAL TECHNOLOGIES, INC.

                                  COMMON STOCK

            ---------------------------------------------------------

         The persons listed in this Prospectus under "Selling Stockholders" may offer and sell from time to time up to an aggregate of 10,449,721 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling stockholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Stockholders" and "Plan of Distribution" in this Prospectus.

         We will not receive any proceeds fro the sale of the common stock by the selling stockholders. We will bear the costs and expenses of registering the common stock offered by the selling stockholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling stockholders.

         Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "RSHF"). On December 3, 2004, the closing bid price for our common stock on the OTCBB was $0.23 per share.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December 6, 2004.

         You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common tock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

         We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

                               PROSPECTUS SUMMARY

         The  following  summary is  qualified in its entirety by, and should be
read  in  conjunction   with,  the  more  detailed   information  and  financial
statements, including the notes, appearing elsewhere in this Prospectus.

                                  CERTAIN RISKS

         Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 3. Potential investors should specifically be aware of the following:

               o In our 14 years of operations, we have never achieved a profitable level of operations.

               o For the past two fiscal years, our auditors have expressed a going concern opinion on our financial statements, expressing substantial doubts about our ability to continue operating as a going concern.

               o Our net losses in 2002 and 2003 were $3,131,636 and $2,475,947.

               o Our net losses for the period ending September 30, 2004 were $1,914,781 versus a loss of $1,343,268 for the same period in 2003.

               o As of September 30, 2004, our working capital deficit was $2,588,641 and our deficit on shareholders' equity was $1,635,598.

               o    A substantial amount of our debt and payables are past due.

               o We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales amounted to $690,841 in 2002, $794,500 in 2003, and $801,000 through September
                    30, 2004.

               o As of September 30, 2004, a total of $1,465,574 of preferred stock and debt securities are convertible into common stock at conversion rates ranging from $0.15 to $4.00 per share, which will result in additional dilution to our common shareholders.

               o There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.

                                   THE COMPANY

         Rush Financial Technologies, Inc., dba RushTrade(R)Group, is a holding company that operates through two primary subsidiaries. We were formed in September 1990 and commenced operations in March 1991 as Rushmore Capital Corporation. In 1997, we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to our current name.

         RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct-access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART), RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

         RushTrade Securities, Inc., a wholly-owned subsidiary of Rush, is an introducing broker/dealer and member of NASD and SIPC that offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. An introducing broker/dealer does not clear its own trades on the market or hold customer funds, and its customer trades are cleared through, and customer accounts are held at, Penson Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

         Together, RushGroup and RushTrade develop and support software applications for active online investors who trade in the stock market. We offer three platforms: RushTrade Direct Pro--a "Level II" software-based product, RushTrade Direct Plus--a "Level I" software-based platform, and RushTrade
Direct--a "Level I" browser-based product. Level I access systems provide current inside market quotations, highest bid price and lowest offer price that make up the best available price. Our Level II system provides this same service, as well as detailed quotes (including each Market Maker and ECN posting bid and ask and other real-time market data), and the most recently executed trades (including the size and time of the transactions). Our trading platforms provide customers and licensees with real-time quotes and charts, fast and reliable access to various markets, and many other advanced decision support tools and portfolio management tools.

         Using our products, we believe that customers purchasing or selling shares of stock receive the best possible price, because orders are sent directly to the particular Exchange or ECN in most cases offering the best price on any particular stock at any given time. In contrast, most of the traditional online brokerage firms process customer orders through standard browser-based software that routes the order through the firm's trading desk or to third-party wholesalers with "payment for order flow" arrangements that normally increase the customers' price, and inhibit speed and quality of execution.

         With the launch of the RushTrade products in the third quarter of 2002, RushTrade began a marketing effort to acquire new customer accounts. Despite limited funds for advertising and marketing personnel, RushTrade has grown from a total of 95 customer accounts at September 30, 2002 to a total of over 2,200 accounts at October 31, 2004. Total customer account assets have grown from approximately $3,100,000 to over $53,000,000 in the same period. The number of shares traded monthly has grown from 3,414 in January 2003 to over 222,500,000 in the same period. Revenues increased from $35,000 in the third quarter of 2002 to over $427,000 in the third quarter of 2004. In spite of this growth, we are incurring negative cash flow and net operating losses and will require continued growth in revenues to become self-sustaining.

         For a more detailed discussion of our history and our business, see "Business and Properties" beginning on page 18, and "Management Discussion and Analysis or Plan of Operation," beginning on page 29.

                                  THE OFFERING

         Up to 10,449,721 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. Such shares include 7,274,721 shares sold in private placements to accredited investors from January 24, 2004 until November 30, 2004, or issued in other privately negotiated transactions, and 3,175,000 shares issuable upon exercise of stock purchase warrants granted in connection with the sale of the common stock, at an exercise price of $0.20.

                              PLAN OF DISTRIBUTION

         Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities act of 1933. In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.


                         SELECTED FINANCIAL INFORMATION

Balance Sheet Data:                     September 30, 2004
                                           (unaudited)         December 31, 2003
                                        ------------------     -----------------


   Total assets                            $ 1,898,130            $ 1,874,863
   Capitalized software costs, net             908,690              1,288,245
   Long-term liabilities, net                  482,860                879,931
   Total liabilities                         3,533,728              4,215,991
   Shareholders' (deficit)                  (1,635,598)            (2,341,118)


                                      Nine Months Ended                  Year Ended
                                  September 30 (unaudited)               December 31,
                                 --------------------------    ----------------------------
Statements of Operations Data:       2004           2003             2003           2002
                                 -----------    -----------    -------------    -----------
   Revenue                       $ 1,575,005    $   815,131    $   1,248,722    $ 3,931,316
   Operating (loss)               (1,899,529)    (3,073,735)      (1,729,499)    (1,191,117)
   Net (loss)                     (2,475,947)    (3,131,636)      (1,914,781)    (1,343,268)
   Net (loss) per common share         (0.11)         (0.14)              (0.25)      (0.40)



         See "Financial Statements" beginning on Page F-1.

                                  RISK FACTORS

         You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our Shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

RISKS RELATED TO OUR COMPANY

Our independent registered public accounting firm issued a going concern opinion on our financial statements, questioning our ability to continue as a going concern.

         Our independent registered public accounting firm's opinion on our 2003 and 2002 financial statements, which is included in this prospectus, includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. For the past two years or more, we have operated with limited operating capital, and we continue to face immediate and substantial cash needs.

         There can be no assurance that management's plans to become cash flow positive during 2004 will be successful or what other actions may become necessary. We have been successful raising limited amounts of capital in the past and we will need to raise additional capital in the future or reduce the level of our operations, resulting in a material adverse effect on our business and operations and charges that could be material to our business and results of operations. See "Index to Financial Statement - Report of Independent Registered Public Accounting Firm."

We have a history of net losses and will need additional financing to continue as a going concern.

         We have incurred recurring operating losses throughout our history and have a working capital deficiency. We used cash in operations of approximately $804,000 during the year ended December 31, 2003 and $474,000 for the first nine months of 2004. We had a cash balance of approximately $338,000 at September 30, 2004, and current liabilities exceeded current assets by approximately
$2,589,000 at that date. We incurred a net loss of $2,475,947 in 2003, $3,131,636 in 2002 and 1,914,781 for the period ending September 30, 2004. We had a shareholders' deficit of approximately $1,636,000 at September 30, 2004. We have been and continue to be dependent upon outside financing to develop and market our software products, perform our business development activities, and provide for ongoing working capital requirements. During 2004 we received
$43,000 from borrowings, during 2003 we received $794,500 from borrowings (including $12,500 from related parties), and during 2002 we received $590,000 in borrowings. We also received $758,000 from the sale of common stock in 2004 and $100,000 of proceeds from the sale of preferred stock in 2002. We may need to seek similar funding in the future, but there can be no assurance that such funding will be available, or if available, on terms that we would be willing to accept.

         Assuming we are able to raise an additional $2,000,000 in the last quarter of 2004 or early 2005 in a private placement, we believe we can fund execution of the RushTrade business plan during 2005 and may be able to meet current and many contingent liability obligations and enhance and market the RushGroup software products.

         Our primary cash flow strategy is to increase cash flow from the execution of our operating plan that relies primarily upon the monthly subscription fees to be received from the licensing of RushTrade Direct Pro software and collect commission revenue from RushTrade customer accounts. To date we have received minimal license fees from licensing our software to third parties. See "Management Discussion and Analysis or Plan of Operation," page 29 through 40, and the financial statements beginning at page F-1.

If we  lose  the  services  of any of our key  personnel,  including  our  chief
executive   officer,   our  business  will  be  unlikely  to  attract  qualified
replacement management we can afford.

         Our success is heavily dependent on the performance of our executive officers and managers especially D.M. Moore, Jr., our Chief Executive Officer, and Randy Rutledge, our Chief Financial Officer. Our growth and future success will depend, in large part, on the continued contributions of these and other key individuals as well as our ability to motivate and retain these personnel. Loss of any of our key personnel could result in severe hardship in our ability to execute our business plan. We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing and technical personnel. Competition in recruiting personnel in the financial technology industry is intense. To accomplish this, we believe that we must provide personnel with a competitive compensation package, including stock options, which will be dilutive to the shareholders. See "Management" on page 40.

We are involved in litigation, and may become involved in future litigation, which may result in substantial expense and may divert our attention from the implementation of our business strategy.

         We are currently involved in certain legal proceedings and, from time to time, we may be subject to additional legal claims. Those include actions for regulatory non-compliance, customer complaints and failure to meet financial obligations. We may suffer an unfavorable outcome as a result of one or more claims, resulting in the depletion of valuable capital to pay defense costs, settlements, fines and judgments. Total pending claims against Rush and its subsidiaries are approximately $191,000. Depending on the amount and timing of unfavorable resolutions of claims against us, or the costs of settlement or litigation, our future results of operations or cash flows could be materially adversely affected. See "Business and Properties -- Legal Proceedings" on page 28.

We may face legal proceedings to enforce and protect our intellectual property, or see the value of our software development undermined by infringers.

         We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

         In addition, we may be sued by third parties that claim our products infringe the intellectual property rights of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

         - cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

         - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

         -      redesign our products, which would be costly and time-consuming.

         See "Business and Properties - Legal Proceedings" on page 28.

Introduction of new operating systems may disrupt our operating plan and cause significant fluctuations in our financial results and stock price.

         All of our software operates under the Microsoft operating system for both servers and clients. While it is not expected that Microsoft will drastically alter its operating systems, maintaining compatibility can require an unplanned use of manpower resources. If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. See "Business and Properties - Products" on page 19.

We may be unsuccessful in utilizing new distribution channels and find that we are even less competitive than we are now.

         To date, our only significant distribution channel has been the Internet. Our success will depend in large part on continued growth in, and the use of, the Internet. If the Internet develops more slowly than we expect as an online trading medium, it will adversely affect our business. See "Business and Properties - Customers" on page 21.

We may be unsuccessful in utilizing new marketing channels and further delay the implementation of our business plan.

         We have pursued, and may continue to pursue, strategic alliances with complementary businesses in an effort to diversify our sources of revenue and expand our customer bases. If we pursue strategic alliances with complementary businesses, we may experience increased cost, delays and diversions of management's attention from planned product development. See "Business and Properties - Strategic Alliances" on page 24.

Subscription cancellations would reduce our net revenues.

         We receive and process trade orders primarily via the Internet. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. If any of these events were to occur, we could suffer a loss of subscribers or a reduction in the growth of the subscriber base, increased operating expenses, financial losses, additional litigation or client claims, and regulatory sanctions. Subscribers are not obligated for any long-term usage of our products and may cancel service at will. Competitors are continually adding new products and features that could cause a significant number of customers to cancel their subscriptions. Competitors could also drastically alter their pricing, which could cause a decrease in revenues in order to retain subscriptions. See "Business and Properties - Customers" on page 21.

The length of the product development and sales cycles are difficult to predict, and our products may not reach the market at opportune times.

         Software products are inherently difficult to plan when interfacing with many vendors for input and output of data. Failure of these vendors to properly document their specifications can significantly delay the introduction of new products or features. Also, any new feature that users do not favorably receive could damage our reputation and brand name. We also cannot be certain that we will get enough revenues from any expanded products or services to offset related costs. The length of our product development and sales cycles has generally been greater than we originally expected. We are likely to experience delays in future product development or sales. These delays could have a material adverse effect on the amount and timing of future revenues.

         Because our development cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult. To date, we have received no material revenue from licensing our software. There can be no assurance that we can accurately estimate the amount of resources required to complete projects, or that we will have, or be able to expend, sufficient resources required to complete a project. Furthermore, there can be no assurance that the product development schedule for these projects will not be changed or delayed. We could experience delays in future product development or sales, and these delays could have a material adverse effect on the amount and timing of future revenues. See "Business and Properties - Products" on page 19.

We must manage and restructure our operations effectively or risk losing valuable capital due to inefficient structures.

         We continually evaluate our product and corporate strategy. We have in the past undertaken, and will in the future undertake, organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts. See "Business and Properties - Products" on page 19.

Our software may be subject to defects and product liability that could have a devastating effect on our reputation and sales momentum.

         Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

Our financial technology products and web site may be subject to intentional disruption and sabotage.

         While we have not been the target of software viruses or other attacks specifically designed to impede the performance of our products or disrupt our web site, such viruses or other attacks could be created and deployed against our products or web site in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our web site from time to time. A hacker who penetrates our network or web site could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

We rely on third-party technologies so we can devote our limited resources to our specific products.

         Our financial technology products are designed to run on multiple operating systems and integrate with security products from other vendors such as Microsoft SQL, Cisco and others. Although we believe that the target operating systems and products are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected.

We rely on intellectual property and proprietary rights to protect the products that we have developed.

         We regard our technology as proprietary. We currently protect our proprietary rights through a combination of confidentiality agreements and trade secret laws. In the future, we may seek copyrights, patent or trademark protection over aspects of our products. Our downloadable software products are freely distributed, but access to market data and server functions is strictly limited to authorized users. The downloadable portion of the software is not copy protected, and is subject to "reverse engineering" techniques. Third parties may copy aspects of our downloadable products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently.

         We do not have any patents or statutory copyrights on any of our proprietary technology. Although we plan to file a provisional patent application with respect to some of our business applications and intellectual property rights related to RushTrade Direct Pro software, we have been issued no patents and we cannot assure you that any will be issued from our provisional patent application. A wider patent covering any of our completed products may be unavailable, because the products have been in use for an extended period. Our future patents, if any, may be successfully challenged and may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims.

         In addition, existing copyright laws afford limited practical protection, and furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States.
         Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We do not own any U.S. or foreign patents or registered intellectual property. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

         Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

         There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between our employees and us will provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. See "Business and Properties - Technology" on page 21.

RISKS RELATED TO THE OFFERING

Our quarterly financial results are subject to significant fluctuations, which could cause our stock price to decrease.

         We have been subject to substantial fluctuations in quarterly net revenues and operating results and these fluctuations may recur in the future. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock, and this may recur in the future. Fluctuations may be caused by a number of factors, including:

         - the timing and volume of new customer accounts, trade volumes and software subscription fees;

         -        the timing and amount of our expenses;

         - the introduction of competitive products by existing or new competitors;

         -        reduced demand for any given product;

         -        strategic alliances that fail to meet expectations; and

         -        the market's transition between operating systems.

         Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower levels. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease. See our financial statements.

Our stock has traded historically at low values and has received little interest from the investment community.

         For the past three years, our shares have traded at prices below $1.00 per share, and our highest bid price during the past two years has been $0.65 per share. In August 2002, we were delisted from the Nasdaq SmallCap Market because of our failure to maintain minimum continued listing requirements.

         We will need to attract substantially more investor interest, post better financial results and profits, end its dependence upon sales of equity and debt securities, and continue to show upward sales trends in order to achieve an increased value for our shares. Even then, we will still face obstacles due to our penny stock status, lack of analyst following and our trading market on the OTCBB. See "Dividend Policy and Market Data" on page 17.

Holders of our common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for their purchase price or more per share even if a liquid trading market develops.

         Due to the relatively small size of outstanding shares in the public float, the current stock price and other factors, our stock will continue to be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither we nor the stock's market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our stock. It should also be noted that we have only approximately 1,500 shareholders, of which 200 are of record and 1,300 are beneficial holders holding through brokers. For these and other reasons, our stock should not be viewed as a short-term investment.

Substantial sales of our shares may have an adverse impact on the trading price of our shares.

         Under the United States federal securities laws, substantially all of our shares may be resold immediately in the public market, except for shares held by affiliates or restricted shares of common stock issued within the past two years to non-affiliates that are not registered hereunder. Some of the shareholders may decide that they do not want to continue holding shares in the Company and may sell their shares. We cannot predict whether shareholders will resell large numbers of our shares in the public market following the subscription or how quickly they may resell their shares. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of our shares.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option exercises.

         Our Amended Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. There are approximately 22,000,000 shares of common stock issued and outstanding and 66,043 shares of Preferred stock outstanding. We may seek to raise additional capital to meet our financial needs through the sale of equity or other securities, acquire complementary businesses through the issuance of equity or other securities or have stock options exercised. Our Board of Directors has the power to issue substantial additional shares of common stock and preferred stock without shareholder approval. Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of each other shareholder. Further, any new issuance of shares may result in a change in control of our company. See "Description of Securities" on page 50.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

         Companies that trade on the OTC Bulletin Board must be reporting issuers under the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market. In the past five years, we have, on seven occasions extended the date required for filing annual and quarterly reports, and were late filing on two occasions.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         - that a broker or dealer approve a person's account for transactions in penny stocks; and

         - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         -        obtain   financial   information  and  investment   experience
                  objectives of the person; and

         - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         - sets forth the basis on which the broker or dealer made the suitability determination; and

         - states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common shareholders are subordinated to all senior securities and would realize little if any value in the event of insolvency proceedings.

         As of September 30, 2004, there were 66,043 shares of preferred stock outstanding having a liquidation value of $660,430, and $485,000 of senior convertible bonds outstanding, all of which are senior to the common shares in their preference to receive liquidation proceeds if we were to be liquidated. While the common stock will participate in any growth of shareholders' equity, it would receive nothing in liquidation until all senior securities have been repaid. Our Board of Directors has the power to issue additional preferred and senior securities without the approval of the shareholders. See "Description of Securities" on page 50.

We may grant stock options and restricted stock to the board and management following the stock offering which could reduce your ownership interest.

         If approved by a vote of the shareholders, we can establish a stock option plan and can with the approval of the Board of Directors issue restricted common stock. This plan would be for the benefit of directors, officers and employees of the Company. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. The payments are not made until the option is actually exercised by the recipient. Restricted stock as a bonus is paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans would reduce the ownership interest of all shareholders. We have granted options to purchase shares to our directors and employees, and may grant additional options in the future. Options to purchase 1,994,559 common shares, and warrants to purchase 4,115,000 shares were outstanding on September 30, 2004. The issuance of shares upon the exercise of these options and warrants may result in dilution to our shareholders. See "Management" on page 41.

Some provisions of our articles of incorporation and bylaws may discourage takeovers and serve to entrench management.

         Our articles of incorporation and bylaws contain some anti-takeover provisions that may discourage or make more difficult a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and/or bylaws:

         - permit the classification of our board of directors into three groups, so that shareholders elect only one-third of the board each year;

         - do not permit shareholders to take action except at an annual or special meeting of shareholders;

         - require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders' meeting;

         - permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine;

         - require the vote of the holders of at least two-thirds of the voting shares for shareholder amendments to our bylaws; and

         - require, for the approval of a business combination with shareholders owning 5% or more of the voting shares, the vote of at least 50% of the voting shares not owned by such shareholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of the Company.

         These provisions of our articles of incorporation and bylaws, and Texas law, could discourage potential acquisition proposals and could delay or prevent a change in control of Rush, even though a majority of our shareholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in some tender offers, including tender offers at prices above the then-current market value of our shares, and may also inhibit increases in the trading price of our shares that could result from takeover attempts or speculation. See "Description of Securities" on page 50.

RISKS RELATED TO OUR INDUSTRY

The online trading industry is subject to the risk of fines and sanctions from regulatory agencies.

         The online trading industry is subject to a high degree of regulation. The NASD, SEC and other self-regulatory organizations oversee our industry in all respects and from time to time impose changes to rules and regulations that affect our business. We are subject to regulatory oversight and frequent inspections, which can result in regulatory sanctions including fines and suspensions. See "Business and Properties - Regulation" on page 27.

Market risks can result industry-wide declines in the volume of securities trading and thus in commission income.

         Our level of business activity depends upon a healthy and active market for the purchase and sale of securities. Bear market trends generally decrease the overall market, trading volumes and investor activity. Online brokerage firms are finding that during these times both gross commissions, total trades, and overall volume can decrease substantially. See "Business and Properties - Market Opportunities," page 22.

We face aggressive competition in our industry, and our business will be harmed if we fail to compete effectively.

         We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We have not had and may never have the resources to engage in an effective program of advertising and promotion, and many of our competitors spend millions of dollars on national ad campaigns. We may not be able to compete effectively with these competitors. To be competitive, we must develop new products and periodically enhance our existing products in a timely manner. We may have to adjust the prices of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. We have limited resources and must restrict product development efforts to a relatively small number of projects. See "Business and Properties - Competition" on page 25.

Our operating results may be adversely affected by market interruptions resulting from geopolitical activity and further terrorist acts.

         Adverse economic conditions worldwide resulting from war and terrorist activities have contributed to a material slowdown in the securities business and may continue to adversely impact our business, resulting in:

         - Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;
         -        Increased price competition for our products; and
         -        Higher overhead costs as a percentage of revenues.

         Although the economic and market conditions in the United States have been improving recently, further attacks on the United States could lead to economic and market interruptions, which could cause a material adverse effect on our business, operating results, and financial condition.

The financial technology industry is characterized by rapid technological change, and we will need to adapt our development to these changes in order to avoid seeing our products become obsolete.

         We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technologies or market changes may cause some of our products to become obsolete more quickly than expected. See "Business and Properties - Technology" on page 21.

The trend toward consolidation in our industry has created large, well capitalized competitors that we have been unable to match.

         There has been a trend for large, retail financial firms to acquire smaller online trading firms having proprietary software. As consolidation in the financial technology industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors, which include companies such as Charles Schwab, Ameritrade, E*TRADE, Trade Station and others. Furthermore, we have attempted to use strategic acquisitions to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. See "Business and Properties - Competition" on page 25.

The intense price-based competition for licensing of our products results in lower operating margins.

         Price competition is often intense in the financial technology software market. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins. See "Business and Properties - Competition" on page 25.

We must effectively adapt to changes in the dynamic technological environment of the Internet in a timely manner or otherwise risk obsolescence.

         Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. Our principal marketing channel is the Internet, and if we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected. See "Business and Properties - Market Opportunities," page 22.

                                 USE OF PROCEEDS

         WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

         We, however, will receive funds upon any exercise of the warrants held by the selling shareholders. If any of such warrants are exercised, we will receive the exercise price for the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

                              SELLING SHAREHOLDERS

         We have agreed to register 7,274,721 shares of our common stock, beneficially owned by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders pursuant to private placement offerings of our securities (the "Placements") completed before December 1, 2004 and the warrants issued under the Placements. In addition, we are registering for resale up to 3,175,000 shares of common stock that may be issued upon the exercise of warrants issued to certain of the selling shareholders. The shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

         The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each Selling Shareholder as of December 1, 2004 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

         The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

         For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

         As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.


                                Shares Beneficially Owned     Number of Shares    Number of Shares   Shares Beneficially Owned
      Selling Shareholder          Prior to Offering (1)    Subject to Warrants    Offered Hereby        After the Offering
      -------------------          --------------------     -------------------    --------------        ------------------
                                  Number      Percent (3)                                              Number      Percent
                                  ------      -----------                                              ------      -------

Barron, Henry                       10,000         *                                    10,000                0        *
Benchmark Consulting, Inc.          25,000         *                                    25,000                0        *
Benton, James (Tony)               800,000        3.5                                  800,000                0        *
Bonanza Master Fund, Ltd. (2)    1,250,000       11.1            1,250,000           2,500,000                0        *
Chaudhry, Farooq A.                 41,096         *                                    41,096                0        *
Chrietzberg, Charles & Sandra       70,000         *                                    70,000                0        *
Coben, Martin                       40,000         *                                    40,000                0        *
Cyr, Keith                         500,000        2.2              250,000             750,000                0        *
Danny M Dunnaway LLC               215,395         *                                   215,395                0        *
Dawson, Charles                     66,667         *                                    66,667                0        *
Dhindsa, Dr. Sukhdev               139,320         *                                   139,320                0        *
Embrey, James L                    625,000        5.5              625,000           1,250,000                0        *
Fleming, Steve                      64,229         *                                    64,229                0        *
Friedland Capital Inc               76,565         *                                    76,565                0        *
Fu, Hailiang                        15,000         *                                    15,000                0        *
Gannon, Martin                      10,000         *                                    10,000                0        *
Gust, David                        100,000         *               100,000             200,000                0        *
Hamm, Alix                           4,574         *                                     4,574                0        *
Hamm, Kathryn                        4,574         *                                     4,574                0        *
Hodges, Donald W                    41,096         *                                    41,096                0        *
Jordan, Michael W                  759,760        4.4              250,000           1,009,760                0        *
Killian, Jr., Carl Dan              12,750         *                                    12,750                0        *
Letchworth, Bob J & Lorrie L       125,000        1.1              125,000             250,000                0        *
Letchworth, Bob, IRA               125,000        1.1              125,000             250,000                0        *
Marshall, J Randolph                66,666         *                                    66,666                0        *
Melhado, Edmund H                  100,000         *               100,000             200,000                0        *
Moore, Dewey M.                  2,955,057       14.2              250,000             500,000        2,455,057      11.0
Mullens, James                      30,000         *                                    30,000                0        *
Newport Exchange Holdings, Inc.    100,000         *                                   100,000                0        *
Nivin, Jeffrey                     700,000        3.1                                  700,000                0        *
Proutt, Charles R                   30,000         *                                    30,000                0        *
Ritz, Jr., Daniel Lee              242,149        1.0                                  233,333            8,816        *
Shimizu, Agnes                      50,000         *                50,000             100,000                0        *
Starboard Partners, L.P.            83,333         *                                    83,333                0        *
Strougo, Robert I                   50,000         *                                    50,000                0        *
Willms, Michael J                   50,000         *                50,000             100,000                0        *
Withrow, Mark L                     66,666         *                                    66,666                0        *
Zimmerman, Helmut Z                343,697        1.5                                  343,697                0        *
                                -----------                    ------------------------------------------------
                        Total    9,988,594                       3,175,000          10,449,721        2,463,873


--------------------------
(1) Bonanza Master Fund, Ltd. is a Texas Limited Liability Company. The Company has been informed that voting and dispositive power are held by Bernay Box.
(2)  * Denotes ownership of less than 1%.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

         o ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately-negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling stockholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling stockholders.

         Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No selling stockholder is a registered broker dealer.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act.

                         DIVIDEND POLICY AND MARKET DATA
Dividends

         We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, restrictions in the Certificates of Designation for the preferred stock, business conditions and such other factors deemed relevant. We pay or accrue dividends quarterly to the holders of our preferred stock at a rate of 9% per year. We have suspended the payment of cash dividends to the holders of our preferred stock until we attain a sustainable level of profitability and have a positive net worth. As of September 30, 2004, a total $133,804 in dividends have been accumulated but not declared.

Market Information

         The common stock is traded on the Over-the-Counter Bulletin Board under the symbol RSHF. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the bid price range of our common stock for the time periods indicated:

                      FROM        TO         HIGH        LOW
                     1/1/02     3/31/02      $0.61      $0.16
                     4/1/02     6/30/02      $0.33      $0.12
                     7/1/02     9/30/02      $0.15      $0.04
                    10/1/02    12/31/02      $0.13      $0.04
                     1/1/03     3/31/03      $0.13      $0.06
                     4/1/03     6/30/03      $0.40      $0.06
                     7/1/03     9/30/03      $0.50      $0.17
                    10/1/03    12/31/03      $0.45      $0.18
                     1/1/03     3/31/03      $0.14      $0.06
                     4/1/03     6/30/03      $0.50      $0.20
                     7/1/03     9/30/03      $0.30      $0.17
                    10/1/03    12/31/03      $0.43      $0.30
                     1/1/04     3/31/04      $0.60      $0.41
                     4/1/04     6/30/04      $0.51      $0.30
                     7/1/04     9/30/04      $0.28      $0.19

Holders

         As of September 30, 2004, there were approximately 1,500 shareholders, of which 200 are of record and 1,300 are beneficial holders holding through brokers. There were also 39 holders of our preferred stock and 18 holders of our 12% Senior Secured Convertible Bonds.

                             BUSINESS AND PROPERTIES
History

         Rush Financial Technologies, Inc. was originally founded in 1990 as a traditional financial services company that grew rapidly from a start-up into a retail brokerage organization with a nationwide account base and network of agents and registered representatives for the sale of insurance and investment products. Rush's common stock began trading on the Nasdaq SmallCap Market under the symbol "RFGI" following its initial public offering in April 1998. On August 23, 2002 the stock moved to the Nasdaq OTC Bulletin Board Market after its delisting from the Nasdaq SmallCap Market.

         In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under our RushTrade(R) brand. Currently, management expects RushTrade revenues, growth in new accounts and trade volumes to continue their increases, now that the RushTrade business unit has become our primary source of revenue.

         As part of our repositioning as a real-time financial technology development and direct access online financial services company, the board of directors approved a name change to Rush Financial Technologies, Inc., which became effective upon shareholder approval and the filing of amended articles of incorporation with the Secretary of the State of Texas in January 2004. With the name change, our ticker symbol on the OTC Bulletin Board Market was changed to "RSHF."

         Rush is a holding company that operates through two principal operating subsidiaries:

         RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct-access trading software applications and a data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART), RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

         RushTrade Securities, Inc., a wholly-owned subsidiary of Rush and a fully disclosed introducing broker/dealer and member of NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, Pension Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations. Sales of securities through RushTrade has become our primary source of revenue since the winding down of our retail insurance and brokerage operations. See the tables on pages 23 and 24.

         As we began 2002, Rushmore Securities Corp. ("RSC") was our only broker/dealer operating primarily as a traditional retail brokerage with independent sales representatives. A traditional brokerage operation requires an infrastructure for support and operates on a very small margin because most of the revenue is paid to the independent representatives as sales commissions. During the second quarter of 2002 we changed our focus from traditional retail brokerage to online brokerage which yields higher margins and has less compliance risk. The online brokerage services were to be provided using the software we developed. As a result, we no longer had the need for sales representatives and certain customer accounts were no longer desired as they were traditional retail accounts. In August of 2002 we acquired GRO Corporation, now known as RushTrade, a registered broker/dealer. As a result of ongoing NASD investigations and litigation against RSC, among other factors, we decided to conduct our direct online brokerage operations through RushTrade instead of RSC. At that point, any customer accounts that fit with our new focus were transferred from RSC to RushTrade and all new business was directed to RushTrade. We began a systematic reduction of our independent sales force and their books of business through sales to other broker/dealers and outright releases. By the end of the third quarter 2002, RSC had eliminated its entire sales force and was no longer originating new retail brokerage business. Subsequent to the acquisition of GRO, RSC revenue consisted of renewals on old business and trail commissions paid on mutual funds and insurance products. Late in 2003, RSC sold most of the remaining trail commissions to Brazos Holdings and transferred many of the remaining retail brokerage accounts to SamCo in exchange for a portion of any revenue generated by those accounts, which to date has been minimal.

         Effective February 27, 2004 we acquired LostView Development Corporation ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. We expect to benefit from the addition of LostView in several ways. By utilizing LostView's resources, our software development capabilities will increase, accelerating our options and futures trading development. We will also be better positioned to quickly add new product enhancements, including the ability to capture market data directly from the financial exchanges. Moreover, we will gain additional levels of redundancy and fault tolerance for our products and services. Under the terms of the acquisition agreement, up to 1,500,000 shares of our restricted common stock will be issued, depending on various contingencies, in exchange for 100% of LostView's outstanding common stock and intellectual property assets. LostView's existing and ongoing development contracts and business relationships will be evaluated in light of our own development plan. We will also retain key employees of LostView, bringing valuable experience in real-time financial software development, market data collection and distribution.

         Our other subsidiaries and former business units are inactive, except for residual revenues and certain legal proceedings.

Products

         We develop and support software applications for active on-line investors who trade in the stock market. We offer three platforms: RushTrade Direct Pro--a "Level II" software-based product, RushTrade Direct Plus--a "Level I" software-based platform, and RushTrade Direct--a "Level I" browser-based product.

         Level I access systems provide current inside market quotations, highest bid price and lowest offer price that make up the best available price. Our Level II system provides this same service, as well as detailed quotes (including each Market Maker and ECN posting bid and ask and other real-time market data), and the most recently executed trades (including the size and time of the transactions). Our trading platforms provide customers and licensees with real-time quotes and charts, fast and reliable access to various markets, and many other advanced decision support tools and portfolio management tools.

         Using our products, we believe that customers purchasing or selling shares of stock receive the best possible price, because orders are sent directly to the particular Exchange or ECN in most cases offering the best price on any particular stock at any given time. In contrast, most of the traditional online brokerage firms process customer orders through standard browser-based software that routes the order through the firm's trading desk or to third-party wholesalers with "payment for order flow" arrangements that normally increase the customers' price, and inhibit speed and quality of execution.

         RushTrade Direct Pro meets the demands of more sophisticated online investors and semi-professional traders by providing the latest trading technologies and services available in an easy-to-use trading system. Significant features of the Level II product include streaming, real-time Level II stock quotes, news, advanced charting, time and sales, research and
RushTrade's proprietary DART. Registered securities representatives are available by telephone to provide customer service.

         The technological advancements made in RushTrade Direct Pro constitute the third generation of trading software platforms. RushTrade Direct Pro provides a clean and intuitive user interface through the use of multiple methods of accessing each tool and performing each task, and the utilization of advanced Windows(TM) functionality. We believe that RushTrade's Level II product user interface is designed to be much more efficient and "user friendly" than that of the competition.

         RushTrade Direct Pro software can be downloaded with less than a 1.6-megabyte requirement versus 10 to 15 megabytes required for most of the other competitive software platforms. While other competitive platforms require broadband data connections such as ISDN, DSL or T-1 connections, we believe that RushTrade Direct Pro is one of the only Level II software applications of its kind that will operate effectively with as little as a 56K dial up connection.

         While improving upon the user interface, we simultaneously developed decision support tools that provide many of the latest advanced trading technologies. These technologies include multiple order entry methods, sophisticated basket trading capabilities, conditional orders, parametric alerts and a stock market screening tool. These advanced decision support tools enable traders and active investors to quickly make more informed decisions.

RushTrade Direct Pro features include:

     o   User defined alarms and screen alerts
     o   Streaming, real-time Level II quotes
     o   Direct access order routing utilizing DART
     o   Conditional Orders, i.e., Trailing Stops, Make Best, etc.
     o Powerful charting package including intra-day charts with numerous advanced studies
     o   3G Board View (Watch list)
     o   Real-time news available
     o   A listing of several market indices with quotes
     o   Multiple Level II books
     o   Customizable tickers
     o   Real-time portfolio and account balances
     o   Multiple account and sub-account management
     o   Advanced order management and automated trading features
     o   Customizable hot key setup
     o   Time and sales studies

         RushTrade Direct Plus is the newest member of our family of products. It is a hybrid of the Direct Pro and Direct platforms, is available without a monthly software fee, and was developed for the active trader that needs streaming Level I data, advanced charting, real-time news and other functions available on the Direct Pro platform. RushTrade Direct Plus clients have access to the same customer service support that RushTrade Direct Pro users receive.

         RushTrade Direct Plus features include:

     o   Streaming Level I data
     o   Advanced order execution
     o   User defined alarms and screen alerts
     o Powerful charting package including intra-day charts with numerous advanced studies
     o   3G Board View (a customizable watch list for up to 30 securities)
     o   Real-time news

         RushTrade Direct fulfills the needs of online investors by delivering real-time quotes and aggregated information from third party providers combined with RushTrade's DART. RushTrade Direct clients have access to the same customer service support that RushTrade Direct Pro users receive. RushTrade Direct is delivered to customers via the Internet and can be accessed from virtually any computer with a web browser.

         RushTrade Direct features include:

     o   Intraday and historical charts
     o   Most active, % losers, % gainers
     o   News headlines by symbol and by industry
     o   Company and symbol lookup
     o   Market summary
     o   Online direct access order execution
     o   A listing of several market indices with quotes

Customers

         We market our products and services to the general public via the Internet and other media. According to Bear Stearns & Co., Inc., the retail user market is estimated at 20 million and grew by 20% in 2001 and 8% in 2002 (during a period of market decline). Our target is the active traders in this market, who we believe offer the greatest profit potential. Since September 2002, when we began opening accounts in RushTrade, until December 2003, we have added 1,272 customer accounts. We are not dependent upon any one customer or group of customers. Our second target group of customers is expected to be persons and firms to license versions of RushGroup software, which is still in development. See "Growth Strategy" on page 22.

         RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that are expected to generate both subscription-based and transaction-based revenue. RushTrade believes it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002, we have begun hiring new sales representatives to produce new customer accounts from sales leads generated from our Internet advertising. We believe we have embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with trade volumes that can produce increased revenues. There can be no assurances that these steps will result in our being able to settle our liabilities as they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

Technology

         DART is a proprietary smart order routing technology that provides advanced direct access trading capabilities to online investors. DART is directly connected to multiple Exchanges and Electronic Communication Networks
(ECNs), allowing customers, in most cases, to bypass the "middlemen," brokers or Market Makers that have traditionally executed customer orders. ECNs receive orders that are executed against other orders within the ECN's electronic order book.

         These market participants include:

    o    Nasdaq SuperMontage(TM)System
    o    ISI with connection to the NYSE SuperDOT
    o    ABN Amro
    o    Archipelago ECN
    o    Instinet/Island ECN
    o    BRUT ECN
    o    Globe NET ECN
    o    Crown Financial
    o    NITE Trading Group
    o    TRAC ECN

         Utilizing these multiple direct connections, DART automatically and continuously searches the entire market for the best price available and automatically sends the order to that particular market participant in a fraction of a second. DART continues to send the order until it is completed.

Market Opportunities

         Demographic shifts and new technologies always drive change, and electronic brokerage, electronic clearing and electronic order matching is changing the retail brokerage and institutional trading industry. In addition, recent regulatory actions are opening up new opportunities for our products and services. Various regulatory agencies are requiring changes in long established practices, such as "payment-for-order-flow" between market makers, "soft dollar" arrangements to trading firms in exchange for research coverage and more recently, Mutual Fund managers' after-market hours trading practices. We believe the dominant market leaders can no longer rely on those industry practices to justify the higher rates they generally obtained from their clients. We believe we are positioning ourselves to benefit from the convergence of these industry trends in the midst of all the regulatory changes because of our efficient proprietary product design and our low cost scalable system. We believe that new technologies have begun to erode the dominance previously enjoyed by a few large players such as Bloomberg, ILX/Thompson and Reuters and that new market opportunities have opened up for new providers, like RushGroup who can more efficiently and cost- effectively deliver financial tools and information. We believe that RushTrade will be able to capitalize on this market opportunity with our easy-to-use, multi-product offering and our low cost operational infrastructure and therefore can position RushTrade as a low cost leader in the direct access market.

         Online trading remains a dynamic force today representing over one-third of total trading volume on the New York Stock Exchange and Nasdaq. According to Bear Stearns & Co., Inc. there were over 20.5 million online retail trading accounts in the U.S. at the beginning of 2003, up 8% from 19 million in 2002 which was up from 17.4 million, an increase of 20% from 2001. The more active, self-directed traders, also known as semi-professional traders or day traders, accounted for 83% of this trading volume. The institutional market consists of proprietary and institutional trading firms, hedge funds, mutual fund and other private portfolio managers, banks, other financial institutions, broker/dealers, market data vendors and media content providers.

         According to Active Trader, an industry magazine, many industry experts expect direct-access to become an increasingly large part of trading operations and hedge funds in the U.S. and abroad and continue to dominate retail day trading with order volumes to increase over the next few years. We believe that our market opportunity can be maximized by our multi-product offering with its superior functionality and ease of use; a low cost operational infrastructure; and a motivated and effective customer service support team to address receptive markets in both retail direct access online space as well as the institutional market.


Growth Strategy

         We have two core businesses with two primary channels of distribution for our products and services. Currently driving our revenue growth is our new generation, direct-access broker/dealer subsidiary, RushTrade Securities, Inc., an NASD and SIPC member that is registered in all 50 U.S. states and accepts new customers from most foreign countries. RushTrade does not provide advice or make trade recommendations, all accounts are self-directed and customers meet strict suitability requirements.

         We are executing a low cost "guerrilla" sales and Internet marketing strategy in addition to our strategic alliances that are producing sustained rates of sales growth. This strategy employs, among other things, the use of a targeted keyword search Internet advertising program, with a timing strategy to maximize its effectiveness that is, we believe, more cost efficient than traditional advertising programs. In addition, we have received the exclusive endorsement of Steve Crowley's nationally syndicated American Scene Business
Talk Radio, which has been heard live daily in over 75 major markets from over 250 radio stations across the USA. Through our Internet advertising, we have been seen on Google, CBS Market Watch, Big Charts, Kiplinger, CNN.com, MSN,
C/Net, Ask Jeeves,  Elite Trader, Info Space, AOL, Alta Vista and Yahoo Finance.
Visits to our web domains, www.daytrade.com and www.rushtrade.com, have created a growing web traffic that generates most of our current sales leads. We believe that we can position ourselves as a low cost leader in the retail direct access market as we prepare to launch our products and services in the institutional marketplace.

         Our sales and marketing efforts are beginning to show results. Since the release of the RushTrade products in late 2002 RushTrade has experienced substantial increases in new accounts, share/trade volume and customer account assets.

         The number of RushTrade customer accounts and corresponding customer assets has grown as follows:

    As of        Total       Securities       Cash          Total           Margin        Total
    Date        Accounts       Value         Balance        Assets           Debt         Equity
---------------------------------------------------------------------------------------------------
   9/30/02         95       $ 1,492,474    $ 1,671,317    $ 3,163,791    $   (27,652)   $ 3,136,139
  12/31/02        140         4,335,121      1,984,429      6,319,550       (318,152)     6,001,398
   1/31/03        190         5,608,639      4,501,291     10,109,930       (829,355)     9,280,575
   2/28/03        225        10,415,611      5,188,474     15,604,085     (1,426,446)    14,177,639
   3/31/03        301        11,552,613      4,803,235     16,355,848     (1,169,472)    15,186,376
   4/30/03        421        14,054,217      6,765,568     20,819,785     (1,468,478)    19,351,307
   5/31/03        522        15,434,623      8,304,606     23,739,229     (1,799,998)    21,939,231
   6/30/03        636        18,794,159      9,141,242     27,935,402     (2,598,923)    25,336,479
   7/31/03        751        20,419,951      9,993,480     30,413,430     (2,701,092)    27,712,338
   8/31/03        856        22,312,506     10,612,005     32,924,511     (3,148,393)    29,776,118
   9/30/03       1,001       20,740,815     10,992,947     31,733,762     (2,075,382)    29,658,380
  10/31/03       1,116       21,590,111     11,396,924     32,987,035     (1,261,640)    31,725,395
  11/30/03       1,185       23,325,859     12,693,979     36,019,838     (1,467,801)    34,552,037
  12/31/03       1,272       27,818,441     12,940,421     40,758,862     (1,811,751)    38,947,111
   1/31/04       1,422       28,824,596     14,083,292     42,907,888     (2,090,120)    40,817,768
   2/29/04       1,587       31,161,088     13,797,508     44,958,596     (2,327,977)    42,630,619
   3/30/04       1,775       31,222,653     16,627,495     47,850,149     (2,342,976)    45,507,172
   4/30/04       1,884       31,875,885     18,555,467     50,431,352     (2,665,504)    47,765,848
   5/31/04       2,007       33,398,506     18,875,300     52,273,807     (3,040,401)    49,233,406
   6/30/04       2,080       34,677,309     18,767,608     53,444,917     (3,319,895)    50,125,023
   7/31/04       2,161       30,450,573     20,212,429     50,663,002     (2,345,174)    48,317,828
   8/31/04       2,217       30,317,735     19,241,788     49,559,523     (2,551,375)    47,008,148
   9/30/04       2,297       32,766,520     18,542,788     51,309,308     (3,160,483)    48,148,825
  10/31/04       2,273       31,835,458     21,344,875     53,180,333     (2,421,150)    50,759,183


         The following table shows the 2003 and 2004 month to date activity level of the RushTrade Securities, Inc. customer base:

            For the             Number       Number         Number of
            Month of          of Trades     of Shares      New Accounts
        -----------------    -----------   ------------   --------------
        January 2003            3,414       3,596,532          50
        February 2003           3,851       3,583,894          35
        March 2003              4,521       3,039,325          76
        April 2003              7,019       4,242,451          120
        May 2003                8,178      10,029,062          101
        June 2003              11,054       8,772,640          114
        July 2003              10,839      11,632,790          115
        August 2003            10,112      12,672,975          105
        September 2003         13,315      32,177,054          145
        October 2003           15,700      39,072,872          115
        November 2003          14,746      54,738,776          69
        December 2003          16,311      47,055,892          87
        January 2004           18,362      69,948,879          150
        February 2004          16,270      46,033,738          165
        March 2004             20,307      78,024,289          159
        April 2004             21,873      98,027,673          129
        May 2004               14,616     122,286,369          80
        June 2004              17,161     173,243,821          73
        July 2004              15,378     128,038,074          81
        August 2004            13,725     129,097,987          56
        September 2004         15,108     169,176,496          80
        October 2004           14,496     222,978,547          48

         In the third quarter of 2005, we expect RushGroup to begin to produce an additional revenue stream by licensing versions of the RushGroup Software products and by providing real-time financial data services to other brokerage firms and financial institutions. RushGroup plans to offer to the institutional market, a $14 billion industry, a new-age platform that is efficient, complete and price competitive. As the industry consolidates both vendors and costs, we believe that we can position ourselves to obtain market share from the current industry leaders through aggressive marketing, competitive pricing, flexible deployment, strategic alliances, efficient delivery and creative consolidation.

Strategic Alliances

         We have established strategic alliances or joint marketing arrangements with eSignal, Knobias, Trade-Ideas, Online Trading Academy ("OTA") and others. These arrangements, depending on the terms of the relationship, provide joint marketing opportunities that are expected to enhance our ability to acquire new customers, lower our customer acquisition costs and/or provide education and other resources that improve our customer retention.

         eSignal, a division of Interactive Data Corporation (NYSE: "IDC"), provides global, real-time market data and decision support tools to active investors worldwide. We plan to integrate our Advanced Order Execution OMS platform into the eSignal product in connection with a joint marketing alliance with eSignal. The terms of the agreement call for a joint marketing arrangement and a proposed product integration where the RushTrade-eSignal product offering will be targeted to the "high end" segment of the long-term investor, hedge fund manager and active trader market. RushTrade and eSignal pay their own costs with the product integration. No fees are charged to either party. The agreement also calls for a non-exclusive, non-transferable limited license that has no revenue sharing or co-branding provision and is for a one year term, automatically renewing for successive one year terms, and which can be canceled by either party on 120 day notice. The agreement is expected to bolster our marketing and brand awareness, and is expected to expand our customer account base, trade volume and revenue. Revenues associated with the agreement will be accounted for as RushTrade transaction based revenue.

         OTA is an education provider of classroom training, interactive CDs, and online education for individuals interested in learning the latest tools and trading techniques in direct access trading. OTA is a recognized leader in the unique educational niche of live Direct Access Trading education. Using the RushTrade Direct Pro platform, OTA offers teaching facilities and professional instruction, and to make the education even more attractive, we reimburse OTA's students' tuition by offering commission discounts at RushTrade. The agreement calls for a revenue sharing arrangement with NexportX.com, the broker dealer affiliate of OTA, whereby RushTrade is to pay 50% of its net revenue after clearing charges and other costs to NewportX on a monthly basis. The agreement is for a three-year term with a provision for annual renewals upon agreement by the parties. Currently, customer accounts from OTA account for less that 10% of our customer accounts and approximately 20% of our trade volume and revenue. We account for the revenue as RushTrade transaction based revenue and the revenue sharing portion as a commission or customer acquisition cost expense. An amendment to the agreement was executed in 2002 that substituted the revenue sharing provision by the acquisition of 150 customer accounts in exchange for our common stock, which is more fully described in the Notes to Financial Statements on page F-9. We believe this relationship allows us to acquire high quality customers, trained on the RushTrade software platform, and enhances the knowledge and effectiveness of the individual trader and therefore the longevity of our customer.

         Knobias Holdings, Inc. is a real-time news and content technology development company. RushTrade and Knobias have each separately developed certain proprietary products, services and real-time direct access technologies which both companies believe complement each other's product and service offerings. Knobias supplies RushTrade its "News, Research, Fundamental" and other data in exchange for RushTrade supplying Knobias with RushGroup's "Real Time Charts" and other real-time market data which lowers our costs of providing this data to our customers and provides joint marketing opportunities. The arrangement currently has no revenue sharing provision and may be terminated by either party giving ninety days notice to the other.

         Trade-Ideas is a web-based stock streaming tool that provides real-time statistical and technical analysis of stocks trading on U.S. exchanges. Trade-Ideas is a third-party software vendor and RushTrade customers must individually subscribe to the service. The Trade-Ideas software product automatically and continuously scans thousands of stocks and indices providing users with new trading opportunities and real-time decision support tools. Under the terms of the agreement, the integration of Trade-Ideas with RushTrade provides our customers with a third party resource tool for technical indicators and analysis. The arrangement currently has no revenue sharing provision and is operated on a month-to-month basis. We believe our relationship with Trade-Ideas enhances the knowledge and effectiveness of the individual trader and therefore the longevity of our customers.

Investment Services

         RushTrade Securities, Inc. provides securities brokerage services to its clients through a direct-access online brokerage operation. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. RushTrade customer accounts are self-directed, and RushTrade does not give advice or make trade recommendations. RushTrade Securities is a member of the NASD, the Municipal Securities Rulemaking Board ("MSRB") and the Securities Investors Protection Corporation ("SIPC").

         RushTrade Securities acts as a broker/dealer for online trading of securities products, including U.S. equities, exchange traded funds, ETF's and mutual funds that are traded on the NYSE, AMEX, Nasdaq, OTCBB and other OTC markets. It is known as a "fully disclosed" originating broker, meaning that it does not hold clients' funds, does not clear clients' trades on securities markets, and is not a member of any stock exchange. RushTrade forwards all clients' trades to Penson Financial Services, Inc., under a contractual relationship to clear such trades and hold customer funds. This arrangement allows us to reduce some of the risk associated with trading and the amount of net capital we are required to maintain under applicable securities laws.

Competition

         The retail and online brokerage industries are highly competitive with many large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. The Company, in many instances, competes directly with organizations that are well capitalized and that have substantial name brand recognition for market share of commission dollars. We believe our competitors in the direct access online trading industry are those that provide direct-access software for their customers, including REDIPlus, RealTick, CyBerTrader, E*TRADE Pro, Gr8trade, TradeStation and Interactive Brokers.

         Most of the Company's competitors are larger, well capitalized organizations that offer a full range of investment products. Several of these competitors in recent months have lowered the commissions they charge their customers, and have reduced or eliminated charges for software subscriptions. RushTrade has lowered its commissions and software license fees to be more competitive and believes it is able to compete in this market, although dominated by larger companies, due to its new-generation product offerings, low cost operational infrastructure and responsive customer service.

Employees

         We have a total of 18 employees located in our offices in Dallas, Texas. Seventeen of these are full time and one is a part-time employee. There are four employees in the corporate area, six full time and one part time employee in RushTrade, and seven full time employees in RushGroup.

Properties

         We lease 3,800 square feet at the Dallas Galleria One Office Tower, Dallas, Texas. With the purchase of LostView, we acquired an additional 2,200 square feet in an office complex near the Galleria. We believe these facilities are adequate to meet our requirements at the current level of business activity.

Regulation

         Our business is subject to a high degree of regulation. The securities business is one of the most highly regulated industries in the United States, and regulatory pressures can have a direct effect on our operations.

         RushTrade is subject to regulation by the Securities and Exchange Commission, the NASD, the SIPC, the Texas State Securities Board, and the securities exchanges. The NASD and State Securities Board regularly inspect RushTrade's books and records to determine compliance with laws applicable to securities dealers. Under the rules of the SEC and NASD, broker/dealers are required to maintain varying levels of net capital. Any deficiencies in net capital due to losses or otherwise can result in regulatory action including fines, suspensions and sanctions. At December 31, 2003, RushTrade had net capital of $75,628 and net capital requirements of $5,000. RushTrade's ratio of aggregate indebtedness to net capital was 0.33:1. The Securities and Exchange Commission permits a ratio of no greater than 15 to 1. RushTrade is not the subject of any regulatory deficiencies or legal proceedings with any regulatory authority.

         Our management is subject to regulation by the Securities and Exchange Commission and state securities regulators. Such regulation covers testing and background checks on our officers and employees, review and approval of business methods, compensation structures, advisory agreements and advertising.

         In December 2003, Rushmore Securities Corp., a separate broker-dealer subsidiary of Rush, filed Form BD/W with the NASD and is no longer subject to the net capital requirement. Our decision was based upon a desire to transition away from the traditional retail brokerage business with its lower operating margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC no longer solicits or accepts new customer accounts and no longer operates as a broker-dealer. The NASD commenced an examination of RSC in February 2000. In conjunction with this examination, in March 2002, RSC received a Letter of Caution from the NASD regarding a number of compliance issues, including net capital computations, advertising and other record-keeping deficiencies. These matters were resolved without admitting or denying the allegations, and RSC agreed to pay a $7,500 fine. In May 2002, the NASD along with the SEC commenced a joint examination. RSC has submitted its response to the SEC and to the NASD. Management has, as a result of these examinations, accrued a $25,000 liability to account for a further possible fine against RSC. Beyond such fine, these actions are not expected to affect our ongoing operations in RushTrade, which is a separate and unrelated broker/dealer.

Legal Proceedings

         We and our subsidiaries are engaged in legal proceedings and arbitrations from time to time. Management believes some of these proceedings could have a material effect upon our operations or financial condition if we are unsuccessful in defending against the actions.

         Company Proceedings. On June 24, 2003, in Sumner Group Inc. d/b/a Datamax Office Systems Leasing Division v. Rushmore Financial Group; Cause No. CC-03-7400-b; County Court at Law No. 2, Dallas County, Texas, a former vendor filed a claim in the Dallas County Court claiming that we failed to pay for services rendered on a copier in the amount of $39,710. We have filed a counterclaim alleging overcharges and improper installation of a software product causing us incalculable harm. A jury trial is set for January 24, 2005. We believe the range of possible loss is up to $55,000. The Company has not recorded a liability for this matter as we intend to vigorously defend these allegations and believe the payment is not probable.

         On February 10, 2004, in Great Southern Life Insurance Company v. Dewey
M. Moore, Jr. and Rushmore Insurance Services, Inc.; Cause No. CC-04-01666-C in the County Court at Law No. 3, Dallas County, Texas, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim, and a non-jury trial is set for February 10, 2005. We believe the range of possible loss is up to $95,000. The Company has not recorded a liability for this matter as we intend to vigorously defend these allegations and believe the payment is not probable.

         On March 18, 2004, in Citicapital Technology Finance, Inc. v. Rushmore Financial Group, Inc.; Cause No. 04-02267; 101st Judicial District Court, Dallas County, Texas, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest and attorney's fees, and return of equipment. We dispute the claims and plan to vigorously defend ourselves in this matter. A non-jury trial is set for April 5, 2005. At September 30, 2004 and December 31, 2003 we estimated our liability for this claim to be approximately $16,000, and accordingly have recorded a liability for this amount.

         RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at September 30, 2004 and December 31, 2003 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

         RSC Proceedings. In the second quarter of 2004, we terminated the following matters, which were previously disclosed in the second quarter 10-QSB filed on August 17, 2004:

          1. Eichhof, et al. v. Rushmore Securities Corporation; NASD Dispute Resolution Arbitration No. 02-07677;
          2. E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc., Rushmore Securities Corporation and D.M. "Rusty" Moore;
          3. William E. McMahon v. Rushmore Securities Corporation, Chicago Investment Group, LLC, et al.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus. At September 30, 2004, we had $3,050,868 in current liabilities, and current assets of $462,227. Also, we had net losses of $2,475,947 in 2003 and $3,131,636 in 2002, and $1,914,781 in the first nine months of 2004. Although we believe that we will be able to continue to raise the necessary funds until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

General

         The  following  discussion  should  be read  in  conjunction  with  the
Consolidated  Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate  strictly to historical or current  facts.  As such,
they  are  considered   "forward-looking   statements"   that  provide   current
expectations  or forecasts  of future  events.  Such  statements  are  typically
characterized  by  terminology  such  as  "believe,"   "anticipate,"   "should,"
"intend,"  "plan,"  "will,"  "expect,"  "estimate,"  "project,"  "strategy"  and similar  expressions.  Our  forward-looking  statements  generally relate to the prospects  for  future  sales of our  products,  the  success  of our  marketing activities,  and the success of our  strategic  corporate  relationships.  These statements are based upon  assumptions and assessments made by our management in light  of its  experience  and its  perception  of  historical  trends,  current conditions,  expected  future  developments  and other  factors  our  management believes to be appropriate.  These  forward-looking  statements are subject to a number of risks and  uncertainties,  including  the  following:  our  ability to achieve  profitable  operations and to maintain  sufficient  cash to operate its business and meet its liquidity  requirements;  our ability to obtain financing, if required,  on terms  acceptable to it, if at all; the success of our research and  development  activities;  competitive  developments  affecting  our current products;  our ability to successfully  attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings;
our  ability  to  protect  our  intellectual  property;  governmental  laws  and
regulations  affecting   operations;   our  ability  to  identify  and  complete
diversification  opportunities;  and the impact of  acquisitions,  divestitures, restructurings,  product withdrawals and other unusual items. A further list and description  of  these  risks,  uncertainties  and  other  matters  can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking  statements,  whether as a result of new information, future events or otherwise.

Summary of Financial Information

                                   September 30, 2004
Balance Sheet Data                     (Unaudited)      December 31, 2003
                                 ----------------------------------------

Total assets                            $1,898,130          $1,874,873
Capitalized software costs, net            908,690           1,288,245
Long-term liabilities, net                 482,860             879,931
Total liabilities                        3,533,728           4,215,991
Shareholders' (deficit)                 (1,635,598)         (2,341,118)


                                              Nine Months Ended                              Year Ended
                                          September 30 (unaudited)                          December 31,
                                 ----------------------------------------    ----------------------------------------
Statements of Operations                 2004                2003                   2003                  2002
                                 ----------------------------------------    ----------------------------------------
Revenue                                 $1,575,005            $815,131             $1,248,722            $3,931,316
Operating (loss)                        (1,729,499)         (1,191,117)            (1,899,529)           (3,073,735)
Net (loss)                              (1,914,781)         (1,343,268)            (2,475,947)           (3,131,636)
Net (loss) per common share              (0.11)              (0.14)                 (0.25)                (0.40)


Overview

         Rush Financial Technologies, Inc., dba RushTrade Group ("RSHF," "RushTrade Group" or "Rush") is a holding company that operates through two primary subsidiaries. We are a Texas corporation formed in September 1990, commencing operations in March 1991 as Rushmore Capital Corporation. In 1997 we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to our current name.

         RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive DART, RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders and institutional portfolio managers and traders.

         RushTrade Securities, Inc., a wholly-owned subsidiary and a fully disclosed introducing broker/dealer and member of NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, Penson Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

         As we began 2002, Rushmore Securities Corp. ("RSC") was our only broker/dealer operating primarily as a traditional retail brokerage with independent sales representatives. A traditional brokerage operation requires an infrastructure for support and operates on a very small margin because most of the revenue is paid to the independent representatives as sales commissions. During the second quarter of 2002 we changed our focus from traditional retail brokerage to online brokerage which yields higher margins and has less compliance risk. The online brokerage services were to be provided using the software we developed. As a result, we no longer had the need for sales representatives and certain customer accounts were no longer desired as they were traditional retail accounts. In August of 2002 we acquired GRO Corporation, now known as RushTrade, a registered broker/dealer. As a result of ongoing NASD investigations and litigation against RSC, among other factors, we decided to conduct our direct online brokerage operations through RushTrade instead of RSC. At that point, any customer accounts that fit with our new focus were transferred from RSC to RushTrade and all new business was directed to RushTrade. We began a systematic reduction of our independent sales force and their books of business through sales to other broker/dealers and outright releases. By the end of the third quarter 2002, RSC had eliminated its entire sales force and was no longer originating new retail brokerage business. Subsequent to the acquisition of GRO, RSC revenue consisted of renewals on old business and trail commissions paid on mutual funds and insurance products. Late in 2003, RSC sold most of the remaining trail commissions to Brazos Holdings and transferred many of the remaining retail brokerage accounts to SamCo in exchange for a portion of any revenue generated by those accounts, which to date has been minimal.

         Following more than a decade of experience in the traditional financial services industry, management over the past two years has divested or redeployed assets in an aggressive re-positioning strategy to capitalize on the rapidly expanding market for real-time financial services technologies and direct access online trading that is revolutionizing the online brokerage and institutional trading industry. In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under the RushTrade brand. Management currently expects RushTrade revenues, growth in new accounts and trade volumes to continue their quarter-to-quarter increases now that the RushTrade business unit has become our primary source of revenue. Management expects future revenues from licensing RushGroup's software trading platforms to other broker-dealers, institutional investors and financial institutions, but to date has received minimal revenue from this source.

         RushTrade's premier online trading platform utilizes our exclusive, proprietary DART offering various software applications and direct access trading products to meet the needs of active online investors. These technologies are designed to provide real-time quotes and high quality trade executions in the U.S. equities markets, including multiple direct access trading routes, streaming real-time quotes, charts and other advanced decision support tools.

         The RushTrade business model integrates state-of-the-art technology and low cost operational infrastructure with a trader education program that serves to generate end-user customers. We believe our marketing programs, strategic alliances and potential licensing arrangements give us the opportunity for significant revenue growth.

Critical Accounting Policies

         The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. We believe the following are the critical accounting policies, which could have the most significant effect on our reported results and require the most difficult, subjective or complex judgments by management.

         Capitalization of Software Development Costs. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date we evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. Estimated future gross revenues have been based on market potential, other competitive platforms, product penetration, platforms, current customer account growth rate and other market factors. We determined that no write-down of capitalized software development costs was required during the years ended December 31, 2003 and 2002. As of December 31, 2003 and 2002, the total of all capitalized software development costs was $2,326,383 and $2,215,377, respectively. During 2003 and 2002, we amortized $692,316 and $345,822 of software cost, respectively, using an estimated useful life of three years.

         Valuation of Long-lived Assets. We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

         Recognition of Commission Revenue and Fees. Commission revenue on securities transactions (and related expense) is recorded on a trade date basis.

RESULTS OF CONTINUING OPERATIONS

         We have two core businesses with two primary channels of distribution for our products and services. Currently driving our revenue growth is our new generation, direct-access broker/dealer subsidiary, RushTrade Securities, Inc., an NASD and SIPC member that is registered in all 50 U.S. states and accepts customers from most foreign countries. We are executing a low cost sales and Internet marketing strategy in addition to our strategic alliances that is producing sustained rates of sales growth. Visits to our web domains, www.daytrade.com and www.rushtrade.com, have created a growing web traffic that generates most of our sales leads.

         Our segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. RushTrade offers broker/dealer services, and its operations have been included in the Investment Services segment. The Software Services segment is comprised of RushGroup Technologies, Inc., formerly RushTrade Software Services, Inc., which offers licensing of the RushTrade direct access software and other arrangements and is expected to become a new stream of revenue for us. There is ongoing development activity on the software to enhance its use to outside entities; however, we have received only minimal revenue to date related to the Software Services segment. During the first six months of 2002 we did not incur any expenses related to this source since all direct costs related to this activity were being capitalized.

Three Months Ended September 30, 2004 compared to the Three Months Ended September 30, 2003:

Revenues

         The following table sets forth the components of our revenues for the periods indicated:

                                       Three Months Ended September 30,
                                     ------------------------------------
                Revenue                    2004                2003
        -------------------------    ----------------    ----------------
        Investment Services            $    427,514        $     366,928
        Software Services                     8,350                    -
        Corporate                             2,471                    -
                                     ---------------     ----------------
                 Total                 $    438,335        $     366,928
                                     ===============     ================


     Total revenue for the third quarter increased $71,407, or 19%, from 2003 to 2004. This increase reflects our repositioning as a real time financial technology development and direct access online financial services company from a traditional financial services holding company with traditional insurance and broker/dealer services and reflects the continued increase in RushTrade revenues.

     In the third quarter, Investment Services revenue increased $60,586 or 17%, from 2003 to 2004. The increase in revenue is primarily due to increased customer accounts and trade volume revenues of the RushTrade direct access on-line business unit. Overall market conditions may have also contributed to the overall increase in Investment Services revenue.

     RushGroup Technologies, Inc., our financial technology development subsidiary, plans to license later versions of the RushTrade direct access software and provide real-time financial data services to the institutional market and broker/dealers and financial institutions which is expected to become a significant stream of revenue for us in the future. There is an ongoing development initiative on the software to modify and enhance versions of the RushTrade software for licensing to this market; however, we have not received any revenue from this source. We expect to be able to market the software to outside entities in the third quarter of 2005. The increase in Software Services revenue is related to the acquisition of LostView.

Expenses

         The following table sets forth the components of our expenses for the periods indicated:
                                       Three Months Ended September 30,
                                     ------------------------------------
               Expense                       2004                2003
        -------------------------    ----------------    ----------------
        Investment Services            $      267,509      $      136,527
        Software Services                     316,822             172,911
        Corporate                             469,034             270,699
                                     -----------------   ----------------
                 Total                 $    1,053,365      $      580,137
                                     =================   ================

     Total third quarter expenses increased $473,228 or 82%, from 2003 to 2004. Investment Services expenses increased 96%, or $130,982 and Corporate expenses increased 73%, or $198,335. In 2003 Software Services expenses consisted of amortization of software development costs and had remained constant since July 2002 but increased $143,911 or 83%, from 2003 to 2004.

     Investment Services expenses in the third quarter increased $130,982, or 96%, from 2003 to 2004. This increase is due to a one time gain on the sale of certain assets of $225,000 in 2003 offset by a decrease due to allocating communication and data related expenses to Software Services in 2004 that were charged to Investment Services in 2003. We believe that this is a better reflection of our two core businesses and that this positions them as future profit centers.

     Software Services has ongoing development activity on the software to enhance its use and ability to license its proprietary products to outside entities; however, we have not received any revenue from this source. Software Services expenses in 2003 consisted of amortization of the capitalized software development costs. Expenses in 2004 reflect the acquisition of LostView and the allocation of expenses that were being charged to Investment Services in 2003 to Software Services.

     Corporate expenses in the third quarter increased $198,335, or 73%, from 2003 to 2004. This is primarily due to increased legal, accounting and other costs related to the 2004 offering which was withdrawn in September 2004.

Net Income (Loss)

         The following table sets forth the components of our net income (loss) for the periods indicated:

                                       Three Months Ended September 30,
                                     ------------------------------------
            Net Income (Loss)                2004                2003
        -------------------------    ----------------    ----------------
        Investment Services*           $      160,005      $      230,401
        Software Services                    (308,472)           (172,911)
        Corporate                            (466,564)           (270,699)
                                     ----------------    ----------------
                 Total                 $     (615,031)     $     (213,209)
                                     ================    ================

*The net income from investment services for the three months ended September 30, 2003 includes $278,891 resulting from a gain on the sale of certain assets and a gain on the settlement of liabilities.

     Net losses in the third quarter increased $401,822, or 188%, from 2003 to 2004. The net income from Investment Services decreased $70,431 from 2003 to 2004. This included a one-time gain of $225,000 on the sale of certain assets to Brazos Holdings and a one-time gain of $53,891 from the settlement of liabilities in 2003. Additionally, in 2004 we allocated communication and data related expenses to the Software Services segment that were charged to Investment Services in 2003. The net loss from Software Services increased $135,561 or 78% from 2003 to 2004. The increase in the Software Services net loss is attributable to the allocation of Communication and data related expenses to this segment that were charged to Investment Services in 2003. Corporate net loss increased from $270,699 to $466,564. The increase in Corporate net loss is in part due to the increased legal, accounting and other costs related to the 2004 offering which was withdrawn in September 2004, along with an increase in consulting expense in connection with a new consulting arrangement that did not exist in 2003.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Revenues

     The following table sets forth the components of our revenues for the periods indicated:

                                        Nine Months Ended September 30,
                                     ------------------------------------
                Revenue                      2004                2003
        -------------------------    ----------------    ----------------
        Investment Services            $    1,476,177      $      805,115
        Software Services                      96,258                   -
        Corporate                               2,571                   -
                                     ----------------    ----------------
                 Total                 $    1,575,005      $      815,131
                                     ================    ================

     Total revenue for the first nine months increased $759,874, or 93%, from 2003 to 2004. This increase reflects the acceptance of the direct access online financial services model and the addition of LostView related revenue.

     Investment Services revenue increased $671,062, or 83%, from 2003 to 2004. The increase in revenue is primarily due to the continued development and launch of our RushTrade direct access on-line trading system. Overall market conditions may have also contributed to the overall increase in Investment Services revenue. We believe that this is a better reflection of our two core businesses and positions them as future profit centers.

     RushGroup Technologies, Inc., our financial technology development subsidiary, plans to license versions of the RushTrade direct access software and provide real-time financial data services to other broker/dealers and financial institutions which is expected to become a significant stream of revenue. There is an ongoing development initiative on the software to modify and enhance versions of the RushTrade software for licensing to this market, however we have not received any revenue from this source. We expect to be able to market the software to other entities in the third quarter of 2005. All of the Software Services revenue relates to the acquisition of LostView in the first quarter of 2004.

     Corporate revenue decreased from 2003 to 2004 primarily due to the sale of the URL www.gro.com for $10,000 in 2003. This was a one-time event. Corporate is not a significant source of revenue.

Expenses

     The following table sets forth the components of our expenses for the periods indicated:

                                        Nine Months Ended September 30,
                                     ------------------------------------
                 Expense                     2004                2003
        -------------------------    ----------------    ----------------
        Investment Services            $    1,183,159      $      899,995
        Software Services                   1,196,615             524,566
        Corporate                           1,110,012             733,838
                                     ----------------    ----------------
                 Total                 $    3,489,786      $    2,158,399
                                     ================    ================

     Total expenses increased $1,052,496 or 43%, from 2003 to 2004. Investment Services expenses increased 31%, or $283,164 and Corporate expenses increased 51%, or $376,174. Software Services expenses increased $672,049, or 128%.

     Investment Services expenses increased $283,164, or 31%, from 2003 to 2004. As Investment Service revenue increased the infrastructure needed to support the increase in revenue caused a related increase in expenses, but this was partially offset by the allocation of expenses that were charged to Investment Services in 2003 to Software Services in 2004. Additionally, 2003 expenses include a one time gain on sale of certain assets of $225,000.

     Software Services has ongoing development activity on the software to enhance its use to outside entities; however, we have not received any revenue from this source. In 2003 amortization for three quarters of capitalized software development cost was the only expense. Software Services expenses reflect the addition of the cost related to LostView in 2004 along with an allocation of other expenses that were charged to Investment Services in 2003.

     Corporate expenses increased $376,174, or 51%, from 2003 to 2004. This is primarily due to increased legal, accounting and other cost related to the 2004 offering which was withdrawn in September 2004, an increase in connection with a new consulting agreement that did not exist in 2003 and a one time loss on settlement of liabilities of $108,000 in 2004.

Net Income (Loss)

     The following table sets forth the components of our net income (loss) for the periods indicated:

                                        Nine Months Ended September 30,
                                     ------------------------------------
                Net Loss                     2004                2003
        -------------------------    ----------------    ----------------
        Investment Services            $      293,018      $      (94,880)
        Software Services                  (1,100,357)           (524,566)
        Corporate                          (1,107,442)           (723,822)
                                     ----------------    ----------------
                 Total                 $   (1,914,781)     $   (1,343,268)
                                     ================    ================

*The net loss from investment services for the nine months ended September 30, 2003 includes $278,891 resulting from a gain on the sale of certain assets and a gain on the settlement of liabilities.

         Net losses increased $571,513 or 43%, from 2003 to 2004. Investment Services had net income of $293,018 in 2004 versus a net loss of $94,880 in 2003. The increase in Investment Services net income in 2004 reflects our repositioning as a real time financial technology development and direct access online financial services company which yields higher margins from a traditional financial services holding company which yield lower margins and reflects the continued increase in RushTrade revenues. Additionally, the Investment Services expenses decreased due to the allocation of communication and data related expenses to the Software Services segment in 2004 that were charged to the Investment Services segment in 2003. We believe this reallocation better reflects our two core businesses and the cost associated with them. The Software Services net loss increased $575,791 from 2003 to 2004. This increase is due to the reallocation of communication and data related expenses to the Software Services segment in 2004 that were charged to the Investment Services segment in 2003. Additionally, in 2004, the Software Services segment includes the activity of LostView. Corporate net loss increased from $723,822 to $1,107,442. The increase in the Corporate net loss is the result of increased legal, accounting and other costs related to the 2004 offering that was withdrawn in September 2004, an increase in consulting expense in connection with a new consulting agreement that did not exist in 2003 and a one time loss on settlement of liabilities of $108,000 in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

         Total revenues decreased $2,682,594, or 68% from $3,931,316 in 2002 to $1,248,722 in 2003. The decrease in revenues is primarily due to the decision to reposition ourselves into a direct access brokerage firm and a real-time technology development company. To facilitate this transition we divested most of our retail brokerage operations. As a result of this divestiture, a majority of retail brokers were terminated resulting in a rapid decline in our revenues. This decrease was partially offset by increases in RushTrade revenue. Future revenues for Investment Services are expected to be derived almost entirely from the RushTrade direct access brokerage operations with only residual revenues from the retail securities and insurance areas.

         While total revenues from Investment Services decreased, the RushTrade online brokerage revenues showed a dramatic increase from $114,131 in 2002 to $1,056,479 in 2003, a 926% increase. We expect revenues from the RushTrade business unit to continue to increase in 2004. However, RushTrade, like most broker/dealers, is dependent on the overall activity in the United States equity markets. RushTrade will continue to devote resources toward marketing its online trading platforms and increasing the overall customer base, which should continue to drive increases in trade volumes and revenues. Discontinuing retail sales, RSC and Rushmore Insurance Services, has caused our revenue to decline steadily. For the quarter ending March 31, 2002 revenue was $1,423,147 compared to the same quarter in 2003 where revenue was $76,751. This is almost a 95% decline in revenue from first quarter 2002 to first quarter 2003. There is a similar decline in second quarter revenue from $1,298,968 in 2002 to $66,592 in 2003, a 95% decline. From the second quarter 2002, with retail operations to the third quarter of 2003, the first period without retail operations, revenue declined from $1,298,968 to $251,521, an 80% decline. Third quarter revenue continued to decline in 2003 from $251,521 to $51,362, a 79% decline from year to year. Fourth quarter revenue declined from $112,131, to $11,402, an 89% decline from year to year. For fiscal year 2002 total revenue was $3,085,767 compared to total revenue for 2003 of $206,107, a decline of 93%. We expect residual revenue to continue to decline as the underlying revenue-producing stream continues to deplete.

         At present, we have received only minimal revenue from Software Services. We have had preliminary discussions with several institutions and brokerages about the licensing of various software components or applications of the RushTrade platforms, but various software applications are still under development and are not expected to be released until late in 2004 or in 2005. Further discussions with potential licensees will depend upon completion of this work. We expect this source of revenue to be an important part of our future. With the purchase of LostView and its historical stream of revenue, we expect to see significant growth in this segment during the coming year. As applications of the Back Office Management ("BOM") tool are completed and the service bureau agreement with the NASD is approved, RushGroup's real-time market data services and software trading platforms will be ready for deployment in the marketplace.

         Our sales and marketing efforts are beginning to show results. Since the release of the RushTrade products in late 2002, RushTrade has experienced substantial increases in new accounts, share/trade volume and customer account assets. See "Business and Properties - Growth Strategy" on page 22.

         RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that are expected to generate both subscription-based and transaction-based revenue. RushTrade believes it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002, we have begun hiring new sales representatives to produce new customer accounts from sales leads generated from our Internet advertising. We believe we have embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with the trade volumes to result in increased revenues. There can be no assurances that these steps will result in our being able to settle our liabilities they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

Expenses

         Total expenses decreased $3,675,693, or 53%, from $6,989,051 in 2002 to $3,313,358 in 2003. This decrease is consistent with our decrease in revenues. Commission expenses in Investment Services decreased from $2,451,348 in 2002 to $103,476 in 2003, a decrease of $2,347,872 or 96% from 2002 to 2003. The decrease is generally attributable to the reduction in commission revenue due to the release or sale of virtually all the customer accounts related to the outside independent sales representatives. We expect commission expenses to be a minor component of overall expenses in the future.

         Other Investment Service expenses increased from $620,291 in 2002 to $933,142 in 2003, an increase of $312,851, amounting to a 51% increase from 2002 to 2003. In general, this is attributable to the increase in marketing related cost associated with the new RushTrade business model. In 2002 advertising costs related to the acquisition of new customer accounts was approximately $32,000 compared to over $144,000 in 2003, an increase of $112,000. Additionally, salaries paid for marketing increased over $237,000 from 2002 to 2003. As revenues increase, the infrastructure necessary to support the expansion of the customer base will further increase. RushTrade will need to add customer support personnel and additional software sales representatives in order to continue to increase revenue and support the acquisition of additional customer accounts.

         General and administrative expenses decreased by $609,829 from 2002 to 2003, a 29% reduction, as a result of our efforts to reduce overall expenses. Primarily this is due to the reduction in consulting fees from $565,139 in 2002 to $70,132 in 2003 and the reduction in health care cost from $210,604 in 2002 to $58,515 in 2003. We continue to identify areas to reduce expenses and very aggressively pursue renegotiation of existing contracts and services when appropriate. With the expected increase in revenues, the infrastructure necessary to support the additional business activity will increase.

         The decreases in expenses were offset by an increase in depreciation and amortization of $255,693 from 2002 to 2003. The increase in depreciation and amortization is the result of amortizing the capitalized software development costs over the full year in 2003 versus six months in 2002.

         During September 2003, the Company sold certain assets of RSC for a purchase price of $225,000 to Brazos Holdings. Primarily the assets sold were mutual fund trailing commissions. Accordingly, the entire consideration received was recorded as income and is presented in the consolidated statement of operations as "Gain on sale of assets." As of December 31, 2003, we had received the entire purchase price of $225,000.

         During 2003 we settled, for $45,000, certain liabilities totaling approximately $112,000, for a gain of approximately $67,000. Additionally during 2003, holders of the convertible bonds elected to convert their bonds into our common stock. To settle accrued interest and dividends totaling $95,338, we issued the holders common stock at a rate equal to their conversion price. Since the fair value of our common stock was greater than the conversion price on the date of issuance, a loss was recorded for the difference totaling $126,981. Our net loss on settlement of liabilities during 2003 was $59,893.

         Interest expense increased $502,517 from $73,901 in 2002 to $576,418 in 2003. Primarily, the increase was due to the amortization of debt discount and deferred financing fees of $403,166. This primarily relates to the beneficial conversion of the bonds more fully described in Note 17 of the Financial Statements.

         We have an estimated federal and state payroll tax obligation of $178,636 at December 31, 2003. We have estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003, in addition to an estimated accrual for interest and penalties. There is no obligation for the third quarter, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Liquidity

         General Overview. We have been operating with negative cash flow and without sufficient capital and financial resources to devote to growing our business or to meet our obligations as they have become due. We have depended on our ability to raise funds from debt and equity instruments to fund current and past due obligations. We believe that we are nearing a point where we will become cash flow positive and then profitable; however, we need to raise substantial funds to enable us to continue our marketing and software development in order to continue our revenue growth.

         Of the approximate $3,000,000 in current liabilities at September 30, 2004, none is secured by the assets of the Company. At September 30, 2004, $315,000 of the current liabilities is due to related parties. We believe we have a good relationship with these parties and that we can continue to defer the obligations until we have sufficient capital to repay them.

         Of the current liabilities, approximately $332,000 was acquired in a 2001 acquisition. To date, none of the creditors has made demand for payment on any of these trade accounts payable. At September 30, 2004, approximately $1,382,000 is accrued expenses and other liabilities. Much of this is accruals that occur in the normal course of business, and orderly repayments are made as they are converted into accounts payable; however, approximately $393,000 represents a payroll tax obligation that must be repaid. We have been in discussions with the IRS and believe that we can make arrangements for orderly repayment. An additional $174,980 represents an accrual for our portion of health care related cost on a self funded health insurance policy. None of the providers has been aggressive in seeking repayment. We will attempt to negotiate discounts from the total amounts due on those old bills.

         Of the current liabilities, approximately $855,000 represents accounts payable. Of these approximately, $196,586 are within 90 days of issuance and are being paid in an orderly manner. The remainder, approximately, $664,414 is over 90 days. Of the accounts payable over 90 days, we have been in constant contact with the most aggressive creditors. In some cases we have been able to secure settlements at substantial discounts. We may have a few of the creditors in this category that could pursue legal remedies which would force us to divert attention and resources from our business plan.

         If we fail to achieve positive cash flow by the end of 2004, or unless at least $2,000,000 is raised from an offering, we may have to scale back our operations that would delay repayments of our obligations. Further, as the brokerage industry in general continues to focus its efforts on pursuing online business models, and specific competitors continue to decrease fees charged for their services, we may need to acquire a larger customer base than originally projected to meet our business plan and provide necessary cash flows for ongoing liquidity requirements. At present we have not identified funding sources, but believe that we would be able to obtain financing by issuing preferred stock or convertible debt instruments, as we have been able to do in the past. If it becomes necessary to scale back operations, we believe that we can do so without impacting the reliability of our products and services during 2004. During the last half of 2003 and 2004, we have added additional layers of redundancies in equipment, communications and alternate data service providers to increase the reliability of our services. If it became necessary to scale back operations, we could eliminate some of these redundancies without a material impact on our operations.

         Credit Facilities and Funding Resources. Our cash and cash equivalents available for operations at September 30, 2004 were $338,397, and our current liabilities exceeded our current assets by $2,588,641. Our requirements for normal cash expenditures, as well as costs for the further development of the proprietary online RushTrade software, have historically been supplemented with borrowings and equity capital raised through the private placement of securities; however, there can be no assurance that these sources of cash will be available in the future.

         We have taken several steps to increase cash through the use of borrowings and equity offerings. In February 2004, we commenced a private placement of common stock to raise operating capital. The offering closed in March 2004, and the Company sold 538,178 shares at an average price of $0.32 per share for total net proceeds of approximately $175,000. Additionally, in the second quarter of 2004, an additional 406,666 shares were sold to subscribers at an average price of $0.32, for total offering proceeds of $303,000.

         On May 4, 2004, we filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act for the purpose of raising additional capital. We retained the services of Invest Linc Securities, LLC (the "Placement Agent"), to offer and sell our common stock on a "best efforts" basis which is contingent upon the sale of a minimum of 1,000,000 shares of our common stock and up to a maximum of 11,000,000 shares of common stock. The offering was withdrawn on September 28, 2004 without raising any funds.

         Subsequent to closing the offering we commenced a private placement of common stock to raise operating capital. The offering closed in October 2004 and we sold 2,275,000 shares at an average price of $0.20 per share for total net proceeds of approximately $455,000. Additionally, in the fourth quarter of 2004, we sold an additional 800,000 shares for total net proceeds of approximately $160,000.

         In 2002, we issued four convertible notes, totaling $300,000, of this $133,000 was to a related party. The notes bear interest at 9% payable quarterly, mature April 1, 2005, and are convertible into our common stock at various rates. All of these notes are still outstanding.

         In 2002, we issued to a related party two  convertible  notes  totaling
$185,000, bearing interest at 7%. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion. Both of these notes are past due; however no default has been declared, and we are in discussions with the holder on repayment or conversion into an equity instrument.

         During 2003, we issued the Bonds for proceeds of $794,500, had $95,000 of preferred stock convert into the Bonds, issued $12,500 of the Bonds as payment for accounts payable, compensation and legal settlement, and issued $15,000 of the Bonds as repayment of an advance from a related party. The Bonds bear interest at 12% per annum are convertible into our common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share, and are secured by a pledge of most of our assets and intellectual property. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. During 2002, we issued three Bonds for proceeds of $105,000, had one related party note payable in the amount of $50,000 convert into the Bonds, and had $385,000 of preferred stock convert into the Bonds. At December 31, 2003, $672,000 of convertible bonds were outstanding (carried at $564,351 net of discount). During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of our common stock. We did not have an adequate number of shares available to issue to the holders of the bonds and as a result recorded pending stock issuances of $785,000 as a current liability.

         At any level of funding, we must be able to execute our business plan to secure our long-term survival. We believe that we will reach profitability in the next twelve months if we are able to continue funding operations to successfully execute our business plan. At the minimum funding level of the $635,000 raised in the September and October 2004 private placement we were able to bring some of our more pressing accounts payable current, provide some additional net capital to RushTrade, provide funds to litigate some of the litigation, provide for minimal system upgrades and provide some much needed working capital. If we are able to obtain additional funding of $2,000,000 in another private placement or other arrangements we will be able to bring our accounts payable current, provide sufficient net capital to fund RushTrade's continued growth, provide funds to litigate and settle some of the litigation, provide for an increase in our advertising to accelerate continued revenue growth, provide sufficient funds to upgrade our network and provide sufficient working capital to provide for many foreseeable contingencies.

         Our sales and marketing efforts are beginning to show results. We have grown from 190 accounts in January 2003 with approximately $10,000,000 in total assets producing about 3,400 trades, to 1775 accounts in March 2004 with approximately $47,000,000 in total assets producing about 20,000 trades. Since the release of the RushTrade products in late 2002, the quarter-to-quarter increases in new accounts, share/trade volume and customer account assets has driven our increased revenue. We believe that we have the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. There can be no assurances that the steps we have taken will result in our being able to settle our liabilities as they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

         Going Concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern. At September 30, 2004, our current liabilities exceeded our current assets by $2,588,641. Also, we incurred net losses from continuing operations of $3,131,636 in 2002, $2,475,947 in 2003, and $1,914,781 in the first nine months of 2004. Although we believe that we will be able to continue to raise the necessary funds until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         We have received minimal revenue from licensing our software products and services to outside entities and do not expect any additional revenues above current levels during 2004. Due to our lack of resources, we have been limited to only preliminary marketing efforts. If we are unable to successfully market our products to outside entities it will severely restrict our revenue growth, profitability and liquidity, and could impact our ability to continue as a going concern.

         We are presently engaged in several legal proceedings, more fully described on page 27, which could have an adverse effect on our ability to continue as a going concern if the outcomes are unfavorable. The outstanding claims are in excess of $191,000. We would be unable to pay the claims in total in the short term.

         We have been unable to meet many of our obligations as they have become due. We have two convertible notes due to a related party that are past due. The convertible notes were convertible into the Bonds at the option of the holder. The holder failed to exercise his conversion and the Bonds are completely subscribed. We are in discussion with the holder to repay. Failure to negotiate repayment or conversion on terms favorable to us will severely and adversely affect our liquidity.

         We have identified vendors that are critical to our day-to-day operations. For those we have attempted to pay for their services within ninety days and for RushTrade within 45 days. If we are unable to maintain this payment schedule, we risk losing valuable services that could limit our ability to service new and existing customers. This could severely restrict our continued revenue growth and prevent us from reaching profitability.

         There is a large group of vendors, not affecting our day-to-day operations, which have not been paid and are severely past due. If these vendors were to initiate legal proceedings, it would divert our attention from day to day operations and require an allocation of resources to defend the action or attempt to settle these obligations.

         We have made it a priority to pay for goods and services necessary to operate our business in a timely manner. When we have been able to negotiate settlements on past due obligations on terms that we have determined to be favorable to us, we have made it a priority to pay those. We have not made it a priority to make payments to related parties.

         Cash Flows from Operating Activities. We had a net loss of $1,914,781 for the nine months ended September 30, 2004. This amount included non-cash expenses totaling $992,684. Cash flows from operating activities were increased by a decrease in receivables of $2,072, an increase in accounts payable of $64,069 and an increase in accrued expenses and other liabilities of $394,034 and decreased by an increase in prepaid expenses and deposits of $12,238; thus yielding a net cash flow used in operating activities of $474,160. Although our net loss in the nine months ended September 30, 2004 increased $571,513 from the same period in 2003, we believe that we should be cash flow positive in the third quarter of 2005. We believe that as we continue to execute our business plan and if we are able to maintain our current revenue growth rate, we have the necessary infrastructure to support customer accounts that will enable us to become cash flow positive in the third quarter of 2005. Our operating margins are such that with current revenue growth we will be able to meet fixed costs and our current customer support levels will support a profitable operation.

         We had a net loss of $2,475,947 for the year ended December 31, 2003. This amount included non-cash expenses consisting of depreciation and amortization of $799,752, the issuance of common stock for services, expenses and compensation at fair value of $49,172, the loss on settlement of liabilities of $59,895, and amortization of deferred financing fees and debt discount of $403,166. Cash flows from operating activities were increased by a gain on the sale of an asset of $225,000, increased by a decrease in receivables of $14,808, an increase in accounts payable and accrued liabilities of $489,766, and by a decrease in prepaid expenses of $80,804, yielding a net cash flow used by operating activities in the amount of $803,584. The changes in operating assets and liabilities were primarily caused by our negative cash flow.

         We had a net loss of $1,343,268 for the nine months ended September 30, 2003. This amount included net non-cash expenses totaling $358,301. Cash flows from operating activities increased by an decrease in receivables of $18,690 and by a decrease in prepaids and deposits of $44,130 offset by a net increase in accounts payable and accrued expenses of $268,656 due to our lack of available cash; thus yielding a net cash flow used in operating activities of $653,491.

         We had a loss of $3,131,636 for the year ended December 31, 2002. This amount was adjusted for non-cash expenses consisting of depreciation and amortization of $544,059, the issuance of common stock for expenses and compensation at fair value of $107,976, stock options issued for services of $167,491, the write off of impaired goodwill of $1,174,469, the write off of property and equipment of $112,067, and amortization of deferred financing fees and debt discount of $15,787. Cash flows from operating activities were increased by a decrease in receivables of $325,156, an increase in accounts payable and accrued liabilities of $124,922, and by a decrease in prepaid expenses of $144,703, yielding a net cash flow used by operating activities in the amount of $415,006.

         Cash Flows From Investing Activities. Cash flow used in investing activities during the nine months ended September 30, 2004 was $139,089 from the capitalization of development costs related to the RushTrade direct access software RushTrade Back Office Tool and $12,211 from the purchase of equipment. This outflow was partially offset by the receipt of $4,446 of cash acquired in the acquisition of LostView. The net cash used by investing activities for the first nine months of 2004 was $146,754.

         Cash flow provided by investing activities during the year ended December 31, 2003 was $104,592, due to capitalizing $111,006 in development costs related to the RushTrade direct access software and fixed asset purchases totaling $9,402, offset by $225,000 in cash received from the sale of assets.


         Cash flow used in  investing  activities  during the nine months  ended
September 30, 2003 was $82,586 from the capitalization of development costs related to the RushTrade direct access software RushTrade Back Office Tool. This outflow was offset by the receipt of $150,000 of proceeds from the sale of certain assets. The net cash provided by investing activities for the first nine months of 2003 was $67,414.

         Cash flow used by investing  activities  during the year ended December
31, 2002 was $425,130, primarily due to capitalizing $476,120 in development costs related to the RushTrade direct access software and asset purchases totaling $28,474, offset by $79,464 in cash received from the sale of assets.

         Cash Flows from  Financing  Activities.  During the nine  months  ended
September 30, 2004, we raised $758,000 from the sale of common stock and $43,000 from the sale of 12% Senior Secured Convertible Bonds. Additionally, we paid
$12,777 as payments on notes payable.

         During the year ended December 31, 2003, we had cash flows from financing activities of $805,802 from the following sources: $70,000 from advances from related parties, and $794,500 from borrowings. We paid $20,948 as payments on notes payable and reduced a bank overdraft of $37,750 during 2003.

         During the nine months ended  September  30, 2003,  we raised  $645,000 from the sale of 12% Senior Secured  Convertible Bonds and received net advances from  related  parties  totaling  $80,000.  These  increases  were  off  set  by repayments  of notes  payable  totaling  $16,099 and a decrease in the Company's bank overdraft of $37,750 during the first quarter of 2003.

         During the year ended December 31, 2002, we had cash flows from financing activities of $642,653 from the following sources: $100,000 from the sale of preferred stock, and $590,000 from borrowings. We paid $47,754 on notes payable and $38,184 as preferred stock dividends.

Payments Due by Period

         The following table illustrates our outstanding contractual obligations as of September 30, 2004:

                                                            Less than 1       1-3           3-5       More than 5
           Contractual Obligations               Total         Year          Years         Years         Years
-------------------------------------------   -----------   -----------   -----------   -----------   -----------
Convertible notes and bonds payable, net of
debt discount of $24,226                      $   945,774   $   481,589   $      --     $   464,185   $      --
Notes Payable                                      18,675        18,675          --            --            --
Operating Leases                                  278,296       116,075       162,281          --            --
                                              -----------   -----------   -----------   -----------   -----------
Total                                         $ 1,242,745   $   616,339   $   162,281   $   464,185   $      --
                                              ===========   ===========   ===========   ===========   ===========


Market Risk

         We market investment securities issued by various securities issuers. The issuers of these products retain all interest rate and default risk.


                                   MANAGEMENT

Directors and Executive Officers

         The following table provides information, as of the date of this document, with respect to each of our directors and executive officers, and certain key employees, as well as their respective ages and positions:

                                                                                      Served as Director
                                                                                         or Executive
            Name              Age                    Position                            Officer Since
---------------------------  -----  ----------------------------------------------  ----------------------
D. M. (Rusty) Moore, Jr.       55    Chairman, Chief Executive Officer, Director,            1990
                                      and President (2)
Gayle C. Tinsley               74    Vice Chairman and Director (1)                          1998
Randy Rutledge                 55    Chief Financial Officer and Director (3)                2001
Charles B. Brewer              54    Director (2)                                            2004
David C. Demas                 39    Director (3)                                            2000
James E. Keller                65    Director (1)                                            2004
Daniel "Bo" Ritz, Jr.          43    Director (1)                                            2002
Stephen B. Watson              57    Director (2)                                            2004

___________________________
(1)   Term expires in 2005
(2)   Term expires in 2006
(3)   Term expires in 2004

Key Management Employees

           Name         Age                      Position
---------------------  -----   ------------------------------------------------
T. Scott Brooks          42    President, RushTrade Securities
James "Tony" Benton      37    President and Chief Technology Officer, RushGroup
Sharron Y. DeLancey      52    Director of Corporate Governance
Shawn McConnell          30    Director of Marketing
Geoffrey St. Leger       35    Director of Operations, RushTrade
Bruce E. Zucker          54    Director of Trading, RushTrade
Richard Rainbolt         40    Sr. Programming Coordinator
Jonathan Handy           38    Director of Compliance & Risk Management
Danny Bordelon           35    Senior Software Engineer
Hailiang Fu              50    Senior Software Engineer
Jeffrey Nivin            31    Senior Software Engineer

         D. M. (Rusty) Moore, Jr., 55, is the primary founder and Chief Executive Officer of Rushmore Financial Group, Inc. and has been President since its formation in 1990. Mr. Moore is a 25-year veteran of the insurance and investment industry. He formerly served as Branch Manager, Regional Vice President, Senior Vice President and National Sales Director, and received numerous awards for outstanding sales management performance with Primerica
Financial Services, now a division of CitiGroup. He is a 1971 graduate from Southern Methodist University with a B.B.A. in Marketing.

         Gayle C. Tinsley, 74, has served as a Director since April 1998 and Vice Chairman, Chief Operations Officer and Executive Director of RushTrade until September 2001. Since October 2001 he has served as Chief Operating Officer of CW Dalcan Management Services, Ltd., a real estate management company that owns and operates multiple commercial buildings in Texas and Louisiana. Mr. Tinsley has more than 30 years of senior management experience with high tech companies ranging in size from startup to Fortune 500 Corporations. Among his most prominent achievements is the development of the Automated Teller Machine now widely used around the world as an indispensable standard in the banking industry. Mr. Tinsley has also served as a consultant to small businesses in the areas of business and marketing plan development and capital funding. He has held the positions of Vice President of Sales, Marketing and Technical Services of VMX Corporation, former President and Chief Executive Officer of Docutel/Olivetti Corporation, and various management positions with Xerox Corporation, Recognition Equipment, Inc. and IBM Corporation, where he began his business career. He received both his B.S. and Master's Degrees from East Texas State University, now Texas A & M University, Commerce.

         Randy Rutledge, 55, has served as a Director since January 2001 and as a consultant to the Company since January 2002, and Chief Financial Officer since May 2002. He was the founder and President of Skyhawk Transportation Services, a freight-forwarding firm from 1981 until 2001. He became a CPA in 1978 and holds a B.B.A. from Southern Methodist University and a M.B.A. from the University of North Texas.

         Charles B. Brewer, 54, was elected as a Director in January 2004. Mr. Brewer serves as President and Chairman of Buckingham Senior Living Community, Inc., a non-profit corporation that operates a retirement and assisted living community in Dallas and is developing one in Houston. Mr. Brewer is an attorney and has served as a director of a number of publicly traded companies. He has been principally employed for the last 10 years in restructuring financially troubled companies on behalf of various creditor groups. Mr. Brewer holds B.A. and J.D. degrees from Southern Methodist University.

         David C. Demas, 39, has served as a Director since June 2000. Mr. Demas is a Founding Partner and has served since April 1993 as a Managing Partner for First Midwest Insurance Group, Inc., a property and casualty, life and health insurance agency in the Chicago area. Mr. Demas has a B.S. in Finance from Indiana University.

         James E. Keller, 65, was elected as a Director in January 2004. Mr. Keller has been a Certified Public Accountant in private practice since 1968. Prior to opening his firm he worked in public accounting and industry in various capacities. He holds a B.B.A. from Austin College.

         Daniel Lee "Bo" Ritz, Jr., 43, was appointed to the Board to fill a vacancy upon leading an investment group to invest in the Company in October 2002. Mr. Ritz is the founder and President of Institutional Capital Management, Inc., (ICM), founded in 1997, an NASD member broker/dealer, specializing in institutional bond and fixed-income securities. ICM also provides corporate finance support smaller public company issuers seeking to raise investment capital. Mr. Ritz graduated from Texas A&M University in 1984 with a degree in Petroleum Engineering. After a two-year stint with Texas Oil & Gas Corp., he joined the investment firm Marcus, Stowell & Beye where he spent five years as a fixed-income salesman and trader. Prior to founding ICM, he also served as a fixed-income salesman for WestCap & Co. Mr. Ritz is a General Securities, Municipal and Financial & Operations Principal and a Certified Financial Planner, (CFP). He also serves on the advisory board of the Texas A & M Center for New Ventures and Entrepreneurial Studies.

         Stephen B. Watson, 57, was elected as a Director in January 2004. Since December 2001, Mr. Watson has been Managing Director of the Dallas office of Stanton Chase International, an executive search firm. Prior to Stanton Chase, Mr. Watson was managing partner from January 2001 to November 2001, and a senior partner from January 1999 to December 2000 at Heidrick & Struggles and the technology practice leader and Board member of Ray & Berndtson. Mr. Watson previously served as President and CEO, and Chairman, of Micronyx, a leading supplier of security products, spent nine years at Tandem Computers as a regional director, and over 12 years at Burroughs Corporation, where he held various management positions. Mr. Watson received his B.S. degree in electrical engineering from the University of Wisconsin, and his M.B.A. from Southern Methodist University.

         T. Scott Brooks, 42, joined RushTrade in November of 2004 with over twenty years of experience in the securities industry. He previously served as President of Online Securities, Inc., with operations in both Europe and the U.S. He formerly served as President of Brokerage Services for Momentum Securities, Inc., a direct access firm acquired by TradeScape, Inc., now a division of E*Trade Financial. Scott has been a key member of firms such as Goldman Sachs, Texas First Brokerage, and Kemper Securities. Scott brings to RushTrade extensive experience in Options Trading, Institutional Sales Trading and Retail Direct-Access Trading, customer support and operations. Scott is a native of Houston, Texas.

         Tony Benton, 37, joined the Company in March 2004 via the acquisition of LostView Development Corp. with over 14 years of experience in the software development industry. Mr. Benton founded Reliance Technologies, a company that provided contract-programming staff to organizations such as Lockheed-Martin, Fourth Shift, SAP, ARCO, Litton, Hilton Hotels and United Media. After selling Reliance Technologies to CyberQuest, Inc., Mr. Benton joined Market Power, Inc. and developed the company's stock market quantitative analysis decision enhancement system, The Wave on Wall Street, now known as WizeTrade. Market Power was acquired by AccessBroker.com, where Mr. Benton was responsible for assembling the complete technology team and the development of one of the first Java-based stock market direct execution systems. Mr. Benton founded LostView Development Corp., an early stage technology company that has developed parsers to capture, aggregate and distribute quotations directly from the exchanges. Mr. Benton received a B.S. in Computer Engineering from Texas A&M University in 1991.

         Sharron Y. DeLancey, 52, joined the Company in March 2004 as Director of Corporate Governance. Ms. DeLancey was formerly the Assistant Corporate Secretary and head of the Corporate Secretary Department of Pioneer Natural Resources Company, where she worked for 13 years in the Legal Department. Her specialized experience in Corporate Governance and Corporate Secretary matters are critical to today's publicly traded company. Ms. DeLancey is a member of the American Society of Corporate Secretaries and the National Association of Stock Plan Professionals.

         Shawn D. McConnell, 30, has served as the Director of Marketing since March 2002. Mr. McConnell has over five years experience in the direct access online trading Industry. From January 2001 to June 2001, Mr. McConnell was a Vice President with Brookstone Trading, a direct access trading firm in Westwood California. He holds a B.S. in Finance from the University of Massachusetts.

         Geoffrey St. Leger, 35, has served as Director of Operations since June 2002. Mr. St. Leger has been in the securities brokerage industry for almost eight years and has been working with self-directed orders since 1998. From March 1999 until May 2002, he was the Options Principal at Summit Trading and was responsible for Trading and Margins. Prior to Summit he was a Branch Manager with Momentum Securities and began his securities industry experience with Block Trading. Mr. St. Leger has a B.S. in Finance from the University of Houston - Clear Lake.

         Bruce E. Zucker, 54, served as President of RushTrade from January 2003 through November 2004. From November 1996 to August 2002, he was President and Chief Executive Officer of MyDiscountBroker, an online brokerage firm recently acquired by Ameritrade. Under his leadership, MyDiscountBroker opened more than 50,000 accounts with assets exceeding $500 million within five years of launch and was ranked as high as 4th by Kiplinger's and 7th by Gomez Advisors. He has been featured in articles in leading publications such as The Wall Street Journal, USA Today, Barron's and Fortune, and has been interviewed by CNBC television. Prior to MyDiscountBroker, Mr. Zucker served as Branch Manager for Southwest Securities, Inc. Mr. Zucker received a B.A. in Political Science from The University of Texas at Austin in 1972.

         Richard K. Rainbolt, 40, served as Director of Software Development of RushTrade from September 1999 through November 2004. With a total of over 20 years experience with personal computers and hardware design, he has seen the personal computer revolution from its early development to present. In that time period he has designed several products, for both the consumer and commercial markets. Mr. Rainbolt's presence in product development has been "end-to-end," that is, from the beginning concept stages through to product release and support. He has worked on a diverse range of products and technologies, ranging from new Internet technologies and Windows applications to point-of-sales terminals, consumer satellite receivers and Space Station science payload controllers. Mr. Rainbolt has also served as an engineering consultant to: NASA, Schlumberger, TEC, Ensoniq, Southwest Energy Controls, Union Pacific Railroad, Weathermatic Controls, Pande Resources and others.

         Jonathan Handy, 38, joined the Company in September 2002 upon the acquisition of GRO Corporation. He began his brokerage career in 1996 at GRO where he worked his way up through the ranks to become a Trading Desk Supervisor, Principle and Risk Manager. In the fall of 2002 Mr. Handy assumed the responsibilities of Chief Compliance Officer, Risk Management and Trading Desk Director for RushTrade Securities, Inc. He is an NASD registered principle with the Series 7, 24, 63 and 55 designations.

         Danny Bordelon, 35, has served as Senior Software Engineer and Communications Specialist since March of 2000. Mr. Bordelon has over 14 years experience in the Communications Programming Industry. Prior to joining
RushTrade, he was a Consultant Developer with Sabre in Flight Information Display Systems. He has designed and/or developed communications systems for Texas Department of Criminal Justice, Texas Guarantee Student Loan, Lawyers Title and Insurance Corporation, Medstar Corporation, and BondComm Data Systems. He holds a B.S. degree in Computer Science from McNeese State University.

         Hailiang Fu, Ph.D., 50, has served as Senior Software Engineer since June of 2001. Dr. Fu has over 10 years experience in the computer and software programming industry. Prior to joining RushTrade, he was a computer programmer/analyst with USDA-ARS at Purdue University and a Senior Software Consultant with IBM. He holds a B.S. in Applied Sciences from Nanjing Institute of Meteorology, Nanjing, China, an M.S. in Forest Meteorology from West Virginia University, and a Ph.D. in Crop Sciences, specializing in computer simulations, from the University of Illinois.

         Jeff Nivin, 31, joined the Company in March 2004 via the acquisition of LostView Development Corp. with over 10 years experience in the software development industry. He has worked for Coopers & Lybrand (now PriceWaterhouseCoopers) where he was involved with the design and development for the full life cycle of the products. For the last three years, he has worked on the design and implementation of Java-based trading applications for the U.S. equities markets. Mr. Nivin was responsible for the design and implementation of the FIX 4.0 data engines. Mr. Nivin received a B.S. degree in Computer Science from Texas Christian University in 1994.

Committees of Directors

         The Board of Directors has the following committees:

          Committee                    Members
          ---------                    -------
          Executive                    D. M. (Rusty) Moore, Jr. - Chairman
                                       Gayle C. Tinsley
                                       Randy Rutledge
                                       Charles B. Brewer

          Audit                        James E. Keller - Chairman
                                       Charles Brewer
                                       David C. Demas

          Compensation                 Stephen B. Watson - Chairman
                                       James E. Keller
                                       Daniel L. Ritz

         The Executive Committee conducts the normal business operations except for certain matters reserved to the Board of Directors. It reviews and makes recommendations to the Board of Directors regarding the size, organization, membership requirements, compensation and other practices and policies of the Board. It also reviews and makes recommendations to the Board of Directors regarding our public affairs policies and practices, including its policies with respect to environmental compliance, employee safety and health and equal employment opportunities.


         The Audit  Committee  recommends  to the Board of Directors the firm of certified public  accountants that will be appointed to serve as the independent
auditors  of  our  annual  financial   statements.   The  Committee  meets  with
representatives of that accounting firm to review the plan, scope and results of the  annual  audit  and  the  recommendations  of  the  independent  accountants regarding our internal accounting systems and controls. All members of the Audit
Committee  are  "independent,"  as that  term is  used  in Item  7(d)(3)(iv)  of
Schedule  14A  under  the  Securities  Exchange  Act of 1934,  as  amended  (the
"Exchange Act").  The Audit Committee  operates under a charter adopted in 1998.
The Board of Directors  served as the Audit Committee  during 2002 and 2003. The
Compensation  Committee  makes  recommendations  to the Board of Directors  with regard to our compensation and benefits,  policies and practices.  The Committee reviews and makes  recommendations to the Board of Directors with respect to the compensation of our principal  executive officers and also administers our Stock
Incentive Plans.

         During 2003, there were three regular meetings of the Board of Directors. The Audit Committee held its meetings in conjunction with such Board of Director meetings. The Compensation Committee held one meeting, and the Executive Committee did not meet in 2003.

         In 2003 each  director  attended  at least 75% of the  meetings  of the
Board and those committees of which he was a member. The Compensation  Committee makes  recommendations to the Board of Directors with regard to our compensation
and  benefits,   policies  and  practices.   The  Committee  reviews  and  makes
recommendations  to the Board of Directors with respect to the  compensation  of our principal executive officers and also administers our Stock Incentive Plans.

         The Board of Directors has adopted a Code of Business Conduct and Ethics for all of its directors, officers and employees, including its CEO and senior financial officers. Shareholders may request a free copy of the Code of Business Conduct and Ethics from:

                         Rush Financial Technologies, Inc.
                         Attention:  Investor Relations
                         13355 Noel Road, Suite 300
                         Dallas, Texas 75240

         To date, there have been no waivers under the Code of Business Conduct and Ethics.

Compensation of Directors

         We do not provide additional compensation to directors who are employed by the Company, but pay each non-employee, independent director a fee of $500 for each Board meeting attended, and automatically grant to each non-employee director non-qualified stock options for 10,000 shares of common stock per year.

Executive Compensation

         For the fiscal years ended December 31, 2003,  2002 and 2001, the Chief
Executive Offers and other executive officers of the Company making more than $100,000 received the following cash compensation for services rendered to the Company. See "Management - Employment Agreements" on page 46 for a description of compensation arrangements entered into by the Company with certain of its executive officers.

                                   Annual Compensation                          Long-Term Compensation
                                   -------------------                          ----------------------
                                                                             Awards                   Payments
                                                                     ------------------------------------------------
                                                                                  Securities
                                                           Other                    under-
                                                          Annual     Restricted     lying                   All Other
  Name/Principal                                         Compen-       Stock       Options/       LTIP       Compen-
     Position              Year      Salary     Bonus    sation(1)     Awards        SARS        Payouts     sation
     --------              ----      ------     -----    --------      ------        ----        -------     ------
D. M. Moore, Jr.,          2003     $ 97,396      --      $38,483        --         300,000         --         --
   Chief Executive         2002      128,475      --        5,500        --            --           --         --
    Officer                2001      175,000      --          476        --         100,000         --         --
Bruce E. Zucker,           2003     $100,000      --      $ 3,432        --         200,000         --         --
   President of            2002        --         --         --          --            --           --         --
   RushTrade Securities    2001        --         --         --          --            --           --         --

--------------------
(1)      Represents sales commissions


Stock Option Grants During Past Fiscal Year

                    Number of    Percent of Total
                   Securities      Options/SARS
                   Underlying       Granted to
                  Options/SARS     Employees in    Exercise or
     Name           Granted        Fiscal Year      Base Price   Expiration Date
     ----           -------        -----------      ----------   ---------------

D.M. Moore, Jr.     300,000            22              $0.15         05/28/08
Bruce Zucker        200,000            15               0.15         04/29/08

Aggregate Option/SAR Exercised in Last Fiscal Year

                                                  Number of Securities         Value of Unexercised In-the-
                     Number of                   Underlying Unexercised                Money Options
                       Shares                  Options at Fiscal Year End           at Fiscal Year End
                    Acquired or    Value       --------------------------           ------------------
      Name           Exercised    Realized    Exercisable    Unexercisable     Exercisable    Unexercisable
      ----           ---------    --------    -----------    -------------     -----------    -------------
D. M. Moore, Jr.         --          --         252,055         195,000          $190,348        $38,250
Bruce Zucker             --          --          80,000         120,000          $  4,500        $25,500


Long-Term Incentive Plans

                                                            Estimated Future Payments under
                        Number of      Performance or         Non-Stock Price-Based Plans
                         Shares,     Other Period Until       ---------------------------
                        Under or        Maturation or      Threshold     Target      Maximum
      Name            Other Rights         Payout           ($ or #)    ($ or #)    ($ or #)
      ----            ------------         ------           --------    --------    --------
D. M. Moore, Jr.          None
Bruce Zucker              None


Employment Agreements

         In 1998 we entered into an employment agreement with D. M. (Rusty) Moore, Jr. for a three-year period that is renewed monthly. Such agreement is terminable only upon death, disability or for good cause, including resignation. Upon termination for any other reason, he is entitled to receive three year's severance pay, a total of $525,000. The employment agreement also provides for an automobile expense allowance, expense account and private club membership. Currently, Mr. Moore's base salary is $175,000 annually, of which Mr. Moore has agreed to defer $46,525 in 2002 and $85,000 for 2003. The contract does not call for any bonus of stock grants or options. We have entered into one-year employment agreements with Mr. Benton and Mr. Nivin related to the recent LostView acquisition, which expire on March 1, 2005.


Indemnification Arrangements

         The Company has agreed under its bylaws and pursuant to various agreements to indemnify its officers, directors and employees against losses and liabilities by virtue of the service to the Company. Insofar as indemnification may be available for liabilities arising under the U.S. Securities Act of 1933, the Company has been advised that in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Option Plans

         The Company's Stock Option Plans provide for the grant to eligible employees and directors of options for the purchase of common stock. The 1993
Option Plan covers a maximum of 250,000 shares, the 1997 Option Plan covers a maximum of 500,000 shares, the 2000 Option Plan covers a maximum of 500,000 shares of common stock and the 2002 Stock Option Plan covers a maximum of 1,000,000 shares of common stock. All Plans provide for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plans, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

         The Compensation  Committee administers and interprets the Option Plans and is authorized to grant options  thereunder to all eligible  employees of the
Company,   including  officers.   The  Compensation   Committee  designated  the
optionees,  the  number  of  shares  subject  to the  options  and the terms and conditions  of each option.  Each option  granted under the Option Plans must be exercised,  if at all,  during a period  established  in the grant which may not exceed  10  years  from  the  later  of the  date of  grant  or the  date  first exercisable.  An optionee may not transfer or assign any option  granted and may not exercise any options after a specified period  subsequent to the termination of the optionee's employment with the Company.

         The following table sets forth the equity compensation plan information at September 30, 2004:

                                  (a)                        (b)                       (c)
                                                                                         Number of securities
                                                                                         remaining for future
                                   Number of securities to       Weighted-average        issuance under equity
                                   be issued upon exercise      exercise price of         compensation plans
                                   of outstanding options,     outstanding options,      (excluding securities
                                    warrants and rights.       warrants and rights.     reflected in column (a))
                                 --------------------------  -----------------------  ---------------------------
         Equity compensation
         plans approved by
         security holders                        1,801,222              $      0.36                      151,863

         Equity compensation
         plans not approved by
         security holders                                -                        -                            -
                                 --------------------------  -----------------------  ---------------------------

         Total                                   1,801,222              $      0.36                      151,863
                                 ==========================  =======================  ===========================

Certain Relationships and Related Transactions

         We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

         During 2001 we borrowed $250,000 at 9% interest from Mr. Dewey Moore, Sr., the father of President D. M. (Rusty) Moore, Jr. The transaction was approved by unanimous vote of our Board of Directors, except that Mr. Moore Jr. abstained from discussion and voting. The loan was secured by a pledge of intellectual property rights on our RushTrade online trading software. Further, the loan was accompanied by the grant of warrants to purchase 50,000 shares of our common stock at $0.50 per share. In December 2001, we repaid $200,000 of this loan. In conjunction with these transactions, Mr. Moore, Sr. acquired 142,304 shares of our common stock for $23,907, and 25,000 shares of the Company's Series 2002A preferred stock for $250,000. During 2002, Mr. Moore, Sr. converted the $250,000 of Series 2002A preferred stock into 12% Senior Secured Convertible Bonds ("the Bonds"). The remaining balance of the loan of $50,000 was also converted into the Bonds during 2002. On December 31, 2003, Mr. Moore, Sr. converted $300,000 of Bonds, the accrued and unpaid interest from the Bonds and the accrued and unpaid dividends on the 2002A preferred stock into 2,469,753 shares of our common stock. We did not issue the shares until the first quarter of 2004, thus, at December 31, 2003, the amount owed to Mr. Moore remained a liability of Rush. As of September 30, 2004, we do not have a liability to Mr. Moore.

         During 2003, Randy Rutledge, the Chief Financial Officer and certain of his relatives purchased $12,500 in convertible bonds, and elected to convert the bonds and accrued and unpaid interest into 85,597 shares of common stock on December 31, 2003. We did not issue the shares until the first quarter of 2004, thus at December 31, 2003, the liability to Randy Rutledge and his relatives was recorded.

         On March 28, 2002, we received the proceeds from, and issued a convertible note for $100,000 to Eyal Shachar, a former director and consultant to the Company and the principal owner of Online Trading Academy. The note bears interest at 9% per annum which is payable quarterly beginning July 15, 2002. The principal balance and any unpaid accrued interest are due and payable in a single installment on April 1, 2005. The holder of the note has the option at any time until the maturity date to convert all or any portion of the principal amount of the notes into shares of common stock at the conversion price of $0.25 per share or the average closing price of the common stock for ten consecutive trading days prior to the end of each calendar quarter, whichever is greater.

         On May 10, 2002, we received the proceeds from, and issued a convertible note to Mr. Shachar in the amount of $33,333. The note bears interest at 9% per annum payable in quarterly installments beginning October 15, 2002. The accrued interest may be paid quarterly at the option of the Company in either cash or in our common stock at the rate of $0.25 per share or the average closing price of the common stock for ten consecutive trading days prior to the end of each calendar quarter, whichever is lower, but in no event less than $0.175 per share. The principal balance and any unpaid accrued interest are due and payable on April 1, 2005. The holder of the note has the option, at any time after August 15, 2002 until the maturity date, to convert all or any portion of the principal amount of this note into shares of common stock at the conversion price equal to the lesser of $0.25 per share of common stock or the average closing price of the common stock on its principal trading market for the 30 trading days preceding the notice of conversion, but in no event less than $0.175 per share.

         On October 16, 2002 and November 11, 2002 we issued convertible notes to Daniel L. "Bo" Ritz, one of our directors, for $120,000 and $65,000, respectively, which bear interest at 7% per annum. Principal and accrued interest are due upon the earlier of six months from the date of the note or our receipt of proceeds of at least $2,000,000 from a debt or equity offering. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion feature and the Bond issue is complete. Additionally, in connection with the November 11, 2002 note, we issued to the holder of the note warrants to acquire 500,000 shares of common stock at an exercise price of $0.15 per share, which expire on November 11, 2007. Both of these notes are past due and we are in discussions with the holder on repayment or conversion into an equity instrument. We have recorded a debt discount of approximately $22,000 relating to the issuance of the warrants. This amount represents the fair value of the warrants, which was determined by using the Black-Scholes pricing model. In accordance with EITF 98-5 and EITF 00-27, we are amortizing the debt discount as interest expense over the six-month term of the note. For the years ended December 31, 2003 and 2002, we recorded approximately $17,000 and $5,000, respectively, of interest expense related to the amortization of the debt discount.

         During the year ended December 31, 2003, we received advances from Mr. Daniel L. "Bo" Ritz totaling $105,000. The advances are non-interest bearing and unsecured. $70,000 of the advances was received from Mr. Ritz. $35,000 was received from an entity controlled by Mr. Ritz. During 2003 we repaid $30,000 of the advances and $15,000 was converted into the Bonds. At December 31, 2003, the Bonds were elected to be converted into common stock. We did not issue the stock until the first quarter of 2004, thus this amount is recorded as a liability at December 31, 2003. Mr. Ritz has signed a subscription agreement to accept our common stock in exchange for his $35,000 advance. The remaining $20,000 outstanding to Mr. Moore, Sr., was converted to common stock in the third quarter of 2004.

         At December 31, 2003 and 2002, total convertible bonds due to related parties were $0 and $300,000. At December 31, 2003 and 2002, total convertible notes due to related parties were $307,007 and $298,252, respectively. At December 31, 2003 and 2002 total common stock pending issuance to related parties was $513,045 and $0, respectively.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this Prospectus (including exercisable options) and as adjusted to reflect the sale of common stock being offered by us hereby, for (1) each person known by us to own beneficially 5% or more of the common stock, (2) each of our directors, executive officers and key managers (3) all of our directors, executive officers and key managers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares. The addresses of all such persons are in care of the Company.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                             AS OF NOVEMBER 15, 2004

                                                                    Percentage
Name                                       Note         Shares       of Class
--------------                           --------   -------------   ----------
D. M.(Rusty) Moore, Jr.                     (1)       1,456,141         6.5%
Gayle C. Tinsley                            (2)         247,816         1.1%
Randy Rutledge                              (3)         395,167         1.8%
Charles B. Brewer                           (4)         477,983         2.1%
David Demas                                 (5)         215,483         1.0%
James E. Keller                             (6)         309,303         1.4%
Ernest Laginess                             (7)         367,650         1.6%
Daniel "Bo" Ritz, Jr.                       (8)         799,949         3.6%
Stephen B. Watson                           (9)         277,983         1.2%
James "Tony" Benton                                     800,000         3.6%
Bruce Zucker                               (10)         350,000         1.6%
Dewey M. Moore                             (11)       2,955,057        13.1%
Bonanza Capital, Ltd.                      (12)       2,500,000        11.1%
All executive officers and directors
    as a group                             (13)      11,152,532        49.6%

------------------
(1) Includes options to purchase 447,055 shares of common stock, 100,000 shares held as joint tenants with Mr. Moore's father, and 7,629 shares held of record by Mr. Moore's spouse.
(2)      Includes options to purchase 220,000 shares of common stock.
(3)      Includes options to purchase 340,000 shares of common stock.
(4) Includes options to purchase 10,000 shares of common stock and $70,000 in 12% Senior Secured Convertible Bonds owned by a corporation controlled by Mr. Brewer convertible into a maximum of 466,667 shares of common stock.
(5) Includes options to purchase 30,000 shares of common stock, and 166,667 shares owned by a corporation controlled by Mr. Demas.
(6) Includes options to purchase 10,000 shares of common stock and 59,703 shares held of record by Mr. Keller's spouse.
(7)      Includes options to purchase 20,000 shares of common stock.
(8) Includes 55,300 shares owned by a corporation controlled by Mr. Ritz, 1,500 shares of 2002A Convertible Preferred convertible into a maximum of 60,000 shares of common stock, 1000 shares of 2002A Convertible Preferred owned by a corporation controlled by Mr. Ritz convertible into a maximum of 40,000 shares of Common stock, warrants to purchase 500,000 shares of common stock granted to a corporation controlled by Mr. Ritz options to purchase 10,000 shares of common stock.

(9) Includes options to purchase 10,000 shares of common stock and $40,000 in 12% Senior Secured Convertible Bonds convertible into a maximum of 233,337 shares of common Stock.
(10)     Includes options to purchase 200,000 shares of common stock.
(11) Includes 62,214 shares of common stock owned by Mr. Moore's spouse and warrants to purchase 50,000 shares of common stock.
(12)     Includes 1,250,000 shares of common stock and 1,250,000 warrants.
(13) Includes options, warrants and convertible instruments to purchase 3,267,055 shares of common stock.

                            DESCRIPTION OF SECURITIES

         The following summary of our capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Common Stock

         As of September 30, 2004, 21,615,250 common shares of our common stock are beneficially owned by approximately 1,300 persons and of record by approximately 200 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the Option Plans will be fully paid and non-assessable when issued.

         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

         During 2003 we issued 254,734 shares of restricted common stock for compensation valued at $47,282 based on the fair value of our common stock on the date of issuance. Additionally, we issued 2,000 shares of common stock for services and 5,000 shares of common stock as part of a settlement of certain liabilities. The common stock was valued at $1,890 based on the fair value of our stock on the date of issuance.

         Also during 2003, holders of $785,000 of the Bonds elected to convert their Bonds into 5,222,915 shares of our common stock. $83,599 of accrued interest on the Bonds elected to convert into 550,660 shares of common stock valued at $193,363 using the fair value of our stock on the date of issuance. $11,739 of accrued preferred dividends elected to convert into 78,258 shares of our common stock valued at $28,956 using the fair value of our common stock on the date of issuance. Since the fair value of the common stock issued for accrued interest and dividends was greater than the amount owed, a loss was recorded during 2003 for the difference, which totaled $126,986. We did not have an adequate number of shares available to issue the 5,851,833 shares to the holders of the Bonds, accrued interest and dividends and as a result has recorded pending stock issuances of $1,007,319 as a current liability.

         During 2004 the shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, we issued 5,851,833 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

         During the first quarter of 2004 we issued 63,458 shares of common stock (valued at $21,744 based on the fair value of our common stock on the date of issuance) to employees as compensation, holders of $203,000 of convertible bonds elected to convert their bonds into 989,664 shares of common stock, 750,000 shares of common stock valued at $337,500 were issued for the purchase of LostView Development Corporation, 9,212 shares of common stock were issued as directors fees (valued at $3,501 based on the fair value of our stock on the date of issuance) and $22,280 of accrued interest and accrued dividends were converted into 99,195 shares of common stock valued at $47,310 on the date of issuance. Since the fair value of common stock issued for accrued interest and accrued dividends was greater than the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference which totaled $25,030. Additionally, 538,178 shares of common stock were issued for proceeds of approximately $175,000.

         During the second quarter of 2004 we issued 233,333 shares of common stock (valued at $116,667 based on the fair value of our common stock on the date of issuance) to settle an advance of $35,000 from a related party. Since the fair value of the common stock issued as repayment of the advance exceeded the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference, which totaled $81,667. 56,000 shares of common stock (valued at $28,300 based on the fair value of our common stock on the date of issuance) were issued to employees as compensation, holders of $12,000 of convertible bonds elected to convert their bonds into 50,000 shares of common stock, holders of 2,500 shares of preferred stock elected to convert their preferred stock into 25,000 shares of common stock, and $1,360 of accrued interest was converted into 5,665 shares of common stock valued at $2,793 on the date of issuance. Since the fair value of common stock issued for accrued interest was greater than the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference which totaled $1,433. Additionally, 406,666 shares of common stock were issued for proceeds of approximately $128,000.

         During the third quarter of 2004 we issued 2,275,000 shares of common stock for proceeds of $455,000. Additionally, we issued 100,000 shares of common stock (valued at $20,000 based on the fair value of the common stock at the date of issuance) as repayment of a $20,000 advance from a related party. 125,000 shares of common stock (valued at $55,250 on the date of issuance) were issued for consulting. Additionally, 76,565 shares of common stock were issued for the conversion of $15,000 of bonds and as repayment of the accrued interest related to these bonds.

         The Transfer Agent and Registrar for our common stock is UMB Bank, N.A.

Preferred Stock

         We have authorized 838,792 shares of preferred stock, par value $10 per share, which may be issued in series or classes as determined by the Board of Directors from time to time. There are five classes of preferred stock outstanding at September 30, 2004 totaling 66,043. The classes of preferred stock are as follows:

         We have a 9% Cumulative Preferred Stock ("9% Preferred") with 25,000 shares authorized and 2,000 shares outstanding at September 30, 2004. The 9% Preferred has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the 9% Preferred dividend has been unpaid. $4,050 in dividends were in arrears at September 30, 2004 on the 9% Preferred. Shares of the 9% Preferred have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the 9% Preferred are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The 9% Preferred is not convertible into our Common Stock. The 9% Preferred calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Shareholders of the 9% Preferred have entered into an agreement with the Company to waive this requirement.

         We have a Series A Cumulative Preferred Stock ("Series A") with 13,792 shares authorized and 12,063 shares outstanding at September 30, 2004. The Series A has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series A dividend has been unpaid. $24,428 in dividends were in arrears at September 30, 2004 on the Series A. Shares of the Series A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series A is not convertible into our Common Stock.

         We have a Series B Convertible Preferred Stock ("Series B") with 400,000 shares authorized and 9,520 shares outstanding at September 30, 2004. The Series B has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available, and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series B dividend has been unpaid. $19,278 in dividends were in arrears at September 30, 2004 on the Series B. Shares of the Series B have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series B are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series B is convertible into Common Stock at a rate equal to its issue price, $25, divided by the conversion price. Conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion.

         We have a Series C Convertible Preferred Stock ("Series C") with 300,000 shares authorized and 37,960 shares outstanding at September 30, 2004. The Series C has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series C dividend has been unpaid. $76,869 in dividends were in arrears at September 30, 2004 on the Series C. Shares of the Series C have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series C are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series C is convertible into Common Stock at a rate of $1.00 per share.

         We have a Series 2002A Convertible Preferred Stock ("Series 2002A") with 100,000 shares authorized and 4,500 shares outstanding at September 30, 2004. The Series 2002A has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series 2002A dividend has been unpaid. $10,979 in dividends were in arrears at September 30, 2004 on the Series 2002A. Shares of the Series 2002A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series 2002A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series 2002A is convertible into Common Stock at a rate of $1.00 per share.

         Total Preferred Stock dividends accumulated and undeclared at September 30, 2004 were $133,804.

Convertible Bonds

         We completed a $1,500,000 private placement of 12% Senior Secured Convertible Bonds ("the Bonds") in December of 2003, of which $672,000 are outstanding and $785,000 have elected to convert into 5,222,915 shares of common stock as of December 31, 2003. The Bonds are collateralized by the Software Assets, trademarks, and other intellectual property assets of RushGroup Technologies, Inc., including the domain names, RushTrade.com, daytrade.com and other assets secured by UCC-1 filing.

         The capital raised from the Bonds was used to develop and enhance RushTrade's product offering, increase the net capital to our broker/dealer subsidiaries, accounts payable and fund working capital requirements. No interest is payable on the Bonds and interest accrues until the Bonds are repaid or converted. Maturity Date of the Bonds is December 27, 2007.

         Both principal and interest under the Bonds is convertible into our common stock at a 50% discount to the average market price over the ten days prior to the time of conversion, but not less than $0.15 per share, at any time by the holder, and at our option, if and when the average closing price exceeds $2.00 for 10 consecutive trading days.

Possible Anti-Takeover Provisions

         Special Meetings of Shareholders; Director Nominees. Our bylaws and Articles provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the common stock join in such action. The bylaws and Articles also provide that shareholders desiring to nominate a person to the Board of Directors must submit their nominations to us at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 66 2/3% of the common stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

         Removal of Directors. The Articles provide that directors may be removed from office only for "cause" by the affirmative vote of holders of at least 66 2/3% of the common stock. "Cause" means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or commit a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for "cause" could provide incumbent management with a greater opportunity to oppose hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

         Classification of Directors. The Articles and bylaws divide the Board of directors into three classes, equal or approximately equal in number, serving staggered three-year terms. The Board of Directors is presently comprised of nine members (until subsequently changed by the Board of Directors or shareholders in accordance with the procedures described above), with classes having three members each. At each annual meeting of shareholders, directors in the class whose terms are expiring shall be elected for three-year terms to succeed those whose terms expired. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

         The provisions regarding classification of directors were established to provide orderly transition and continuity in the membership of the Board of Directors. Such procedures could, however, have the effect of providing incumbent management a greater opportunity to oppose hostile actions by shareholders. Moreover, it requires two annual meetings of shareholders to consider and vote upon reelection or removal of a majority of the members of the Board, rather than at each annual meeting of shareholders. Also, our bylaws provide that directors chosen to fill any vacancy (whether by increase in the number of directors or as a result of their resignation, removal or other events) will serve until the next annual meeting at which their Class is up for reelection, rather than the next annual meeting at which any Class is elected.

         Business Combination Law. We are subject to Part Thirteen (the "Business Combination Law") of the Texas Business Corporation Act, which took effect September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares) or its affiliates or associates from entering into or engaging in a "business combination" (defined generally to include (i) mergers or share exchanges, (ii) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transactions by the corporation that would increase the affiliated shareholder's number of shares of the corporation, (iv) certain liquidations or dissolutions, and (v) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation) with an "issuing public, corporation" (which includes the Company) during the three-year period immediately following the affiliated shareholder's acquisition of shares unless
(a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two- thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination. In discharging the duties of director under the Business Combination Act or otherwise a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and its shareholders, including the possibility that those interests may be best served by the continued independence of the Company.

                                  LEGAL MATTERS

         Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders or by Andrews Kurth LLP, Dallas, Texas.

                                     EXPERTS

         Our financial statements as of December 31, 2003 and 2002, and for the years then ended, included in this Prospectus have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

         On May 7, 2002, the Board of Directors dismissed Grant Thornton LLP as the Company's independent auditors and appointed King Griffin & Adamson PC as independent auditors. There were no material disagreements with Grant Thornton LLP at any time during their engagement. Grant Thornton LLP was the Company's independent auditor for the year ending December 31, 2001.

         On March 1, 2003, King Griffin & Adamson PC changed its name to KBA Group LLP. The name change made it necessary for King Griffin & Adamson PC to resign as the independent auditors for the Company. The Board of Directors then appointed the new entity, KBA Group LLP, to serve as independent auditors. There were no material disagreements with King Griffin & Adamson during their engagement.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D. C. 20549.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

         We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

         Requests for information may be directed to Sharron DeLancey, Director of Corporate Governance, c/o Rush Financial Technologies, Inc., 13355 Noel Road, Suite 300, Dallas, Texas 75240, telephone number (972) 450-6000.

                        RUSH FINANCIAL TECHNOLOGIES, INC.

                          Index to Financial Statements

                                                                            Page
                                                                            ----

Report of Independent Registered Public Accounting Firm                     F-2
Consolidated Balance Sheets at December 31, 2003 and 2002                   F-3
Consolidated Statements of Operations for the Years Ended
    December 31, 2003 and 2002                                              F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the
    Years Ended December 31, 2003 and 2002                                  F-5
Consolidated  Statements of Cash Flows for the Years Ended
    December 31, 2003 and 2002                                              F-6
Notes to Consolidated Financial Statements for the Years Ended
    December 31, 2003 and 2002                                              F-8
Interim  Consolidated  Balance Sheet at September 30, 2004                  F-25
Interim Consolidated Statements of Operations for the Three and
    Nine Months Ended September 30, 2004                                    F-26
Interim Consolidated Statements of Cash Flows for the Nine Months
    Ended September 30, 2004                                                F-27
Notes to Interim Consolidated Financial Statements                          F-29

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rush Financial Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Rush Financial Technologies, Inc., (formerly Rushmore Financial Group, Inc.) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rush Financial Technologies, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their consolidated operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2003, the Company's current liabilities exceeded its current assets by $3,063,921 and the Company incurred a net loss of $2,475,947 in 2003 and $3,131,636 in 2002. These conditions, among others described in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan with regard to these matters is also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KBA GROUP LLP
Dallas, Texas
April 1, 2004


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (formerly Rushmore Financial Group, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002

                            ASSETS                                                  2003             2002
                                                                                ------------    ------------
Current assets
      Cash and cash equivalents                                                 $    171,088    $     64,278
      Accounts receivable                                                             17,008          31,816
      Prepaid expenses and deposits                                                   84,043         164,847
                                                                                ------------    ------------
              Total current assets                                                   272,139         260,941
                                                                                ------------    ------------
Capitalized software development costs, net of
      accumulated amortization                                                     1,288,245       1,869,555
Property and equipment, net of accumulated depreciation                               81,359         133,893
Intangibles, net                                                                     213,500          65,000
Deferred financing fees, net                                                          19,630          33,486
                                                                                ------------    ------------
              Total assets                                                      $  1,874,873    $  2,362,875
                                                                                ============    ============

                LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
      Bank overdraft                                                            $       --      $     37,750
      Accounts payable                                                               788,826         757,134
      Accrued expenses and other liabilities                                         967,817         620,166
      Common stock pending issuance (including $513,045 to related parties)        1,007,319            --
      Liabilities acquired in 2001 acquisition                                       332,098         332,098
      Convertible notes payable to related parties                                   185,000         185,000
      Advances from related parties                                                   55,000            --
                                                                                ------------    ------------
              Total current liabilities                                            3,336,060       1,932,148
                                                                                ------------    ------------

Long-term notes payable                                                               31,452          52,400
Convertible notes payable (including $122,007 and $113,252 due to related parties), net of unamortized debt discount of $15,872
      and $27,656 at December 31, 2003 and 2002, respectively                        284,128         272,344
Convertible bonds payable (including $0 and $300,000 due to related parties) net of unamortized debt discount of $107,649 and $0
      at December 31, 2003 and 2002, respectively                                    564,351         540,000
                                                                                ------------    ------------
              Total liabilities                                                    4,215,991       2,796,892
                                                                                ------------    ------------

Commitment and contingencies

Shareholders' deficit
      Preferred stock - cumulative; $10 par value; 14,063 shares
              issued and outstanding; liquidation preference of $10 per share        140,630         140,630
      Preferred stock - convertible cumulative; $10 par value; 54,480 and 63,980 shares issued and outstanding at December 31, 2003
              and 2002, respectively; liquidation preference of $10 per share        544,800         639,800
      Common stock - $0.01 par value, 10,000,000 shares authorized;
              9,960,444 and 9,895,588 shares issued at December 31, 2003
              and 2002, respectively                                                  99,604          98,956
      Common stock subscriptions receivable                                           (3,277)         (3,277)
      Common stock issued for assets not yet received                                (36,000)       (230,000)
      Additional paid in capital                                                  12,768,184      12,419,638
      Treasury stock, at cost - 0 and 196,878 shares issued at
              December 31, 2003 and 2002, respectively                                  --          (120,652)
      Accumulated deficit                                                        (15,855,059)    (13,379,112)
                                                                                ------------    ------------
              Total shareholders' deficit                                         (2,341,118)       (434,017)
                                                                                ------------    ------------
              Total liabilities and shareholders' deficit                       $  1,874,873    $  2,362,875
                                                                                ============    ============


           See accompanying notes to consolidated financial statements


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (formerly Rushmore Financial Group, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2003 and 2002

                                                                    2003            2002
                                                                ------------    ------------
Revenue:
         Investment services                                    $  1,236,086    $  3,915,346
         Other revenue                                                12,636          15,970
                                                                ------------    ------------
                  Total revenue                                    1,248,722       3,931,316
                                                                ------------    ------------

Expenses:
         Investment services                                       1,036,618       3,071,639
         General and administrative                                1,476,988       2,086,817
         Loss (gain) on sale of assets                              (225,000)      1,174,469
         Loss on settlement of liabilities                            59,893            --
         Write off of property and equipment                            --           112,067
         Depreciation and amortization                               799,752         544,059
                                                                ------------    ------------
                   Total expenses                                  3,148,251       6,989,051
                                                                ------------    ------------

Operating loss                                                    (1,899,529)     (3,073,735)

Interest expense                                                    (576,418)        (73,901)
                                                                ------------    ------------

Net loss                                                        $ (2,475,947)   $ (3,131,636)
                                                                ============    ============


Basic and diluted net loss per share attributable
         to common shareholders                                 $      (0.25)   $      (0.40)
                                                                ============    ============

Weighted average common shares outstanding, basic and diluted     10,159,906       8,080,019
                                                                ============    ============




           See accompanying notes to consolidated financial statements


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                   (formerly Rushmore Financial Group, Inc.)

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 For the Years Ended December 31, 2003 and 2002

                                                                                                         Additional
                                          Preferred             Common Stock            Subscriptions      Paid In      Accumulated
                                            Stock          Shares          Amount        Receivable        Capital        Deficit
                                        ------------    ------------    ------------    ------------    ------------   ------------
Balances, January 1, 2002               $  1,005,430       7,229,633    $     72,296    $     (4,118)   $ 12,154,388   $(10,247,476)

    Issuance of 10,000 shares of
       preferred stock for cash              100,000            --              --              --              --             --
    Common stock issued for
       preferred stock dividends                --             6,859              69            --               (69)          --
    Common stock issued for
       prepaid asset                            --         1,200,000          12,000            --           288,000           --
    Receipt of asset purchased
       with common stock                        --              --              --              --              --             --
    Common stock issued for
       acquisition of GRO                       --         1,150,001          11,500            --            69,000           --
    Common stock issued
       for services                             --           799,095           7,991            --            99,985           --
    Issuance of stock options
       recorded as consulting expense           --              --              --              --           167,491           --
    Preferred stock dividends
       paid in cash                             --              --              --              --           (38,184)          --
    Preferred stock dividends
       accrued                                  --              --              --              --           (42,432)          --
    Fair value of warrants issued
       recorded as deferred financing
       fees                                     --              --            41,569            --              --             --
    Debt issued with beneficial
       conversion feature recorded as
       debt discount                            --              --            35,360            --              --             --
    Preferred stock converted
       into convertible bonds               (325,000)           --              --           (60,000)           --             --
    Cancellation of treasury stock              --          (490,000)         (4,900)           --          (295,470)          --
    Cash received on common
       stock subscriptions                      --              --              --               841            --             --
    Net loss                                    --              --              --              --              --       (3,131,636)
                                        ------------    ------------    ------------    ------------    ------------   ------------
Balances, December 31, 2002                  780,430       9,895,588          98,956          (3,277)     12,419,638    (13,379,112)
    Preferred stock dividends
       accrued                                  --              --              --              --           (64,501)          --
    Common stock issued for
       services                                 --             2,000              20            --               520           --
    Common stock issued as
       compensation                             --           254,734           2,547            --            44,735           --
    Common stock issued for
       legal settlement                         --             5,000              50            --             1,300           --
    Receipt of asset purchased
       with common stock                        --              --              --              --              --             --
    Preferred stock converted into
       convertible bonds                     (95,000)           --              --              --              --             --
    Beneficial conversion feature
       of convertible bonds                     --              --              --              --           485,175           --
    Cancellation of treasury stock          (196,878)         (1,969)           --          (118,683)           --             --
    Net loss                                    --              --              --              --              --       (2,475,947)
                                        ------------    ------------    ------------    ------------    ------------   ------------
Balances, December 31, 2003             $    685,430       9,960,444    $     99,604    $     (3,277)   $ 12,768,184   $(15,855,059)
                                        ============    ============    ============    ============    ============   ============


                                           Common
                                        Stock Issued
                                        For Asset Not     Treasury
                                        Yet Received        Stock           Total
                                        ------------    ------------    ------------

Balances, January 1, 2002               $       --      $   (421,022)   $  2,559,498

    Issuance of 10,000 shares of
       preferred stock for cash                 --              --           100,000
    Common stock issued for
       preferred stock dividends                --              --              --
    Common stock issued for
       prepaid asset                        (300,000)           --              --
    Receipt of asset purchased
       with common stock                      70,000            --            70,000
    Common stock issued for
       acquisition of GRO                       --              --            80,500
    Common stock issued
       for services                             --              --           107,976
    Issuance of stock options
       recorded as consulting expense           --              --           167,491
    Preferred stock dividends
       paid in cash                             --              --           (38,184)
    Preferred stock dividends
       accrued                                  --              --           (42,432)
    Fair value of warrants issued
       recorded as deferred financing
       fees                                     --              --            41,569
    Debt issued with beneficial
       conversion feature recorded as
       debt discount                            --              --            35,360
    Preferred stock converted
       into convertible bonds                   --          (385,000)
    Cancellation of treasury stock              --           300,370            --
    Cash received on common
       stock subscriptions                      --              --               841
    Net loss                                    --              --        (3,131,636)
                                        ------------    ------------    ------------
Balances, December 31, 2002                 (230,000)       (120,652)       (434,017)
    Preferred stock dividends
       accrued                                  --              --           (64,501)
    Common stock issued for
       services                                 --              --               540
    Common stock issued as
       compensation                             --              --            47,282
    Common stock issued for
       legal settlement                         --              --             1,350
    Receipt of asset purchased
       with common stock                     194,000            --           194,000
    Preferred stock converted into
       convertible bonds                        --              --           (95,000)
    Beneficial conversion feature
       of convertible bonds                     --              --           485,175
    Cancellation of treasury stock           120,652            --
    Net loss                                    --              --        (2,475,947)
                                        ------------    ------------    ------------
Balances, December 31, 2003             $    (36,000)   $       --      $ (2,341,118)
                                        ============    ============    ============


           See accompanying notes to consolidated financial statements


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years ended December 31, 2003 and 2002

                                                                                      2003           2002
                                                                                   -----------    -----------
Cash flows from operating activities:
     Net loss                                                                      $(2,475,947)   $(3,131,636)
     Adjustments to reconcile net loss to net cash used
         in operating activities
              Common stock issued for compensation, services and expenses               49,172        107,976
              Fair value of common stock options issued for services                      --          167,491
              Write off of property and equipment                                         --          112,067
              Depreciation and amortization                                            799,752        544,059
              Loss on settlement of liabilities                                         59,893           --
              (Gain) loss on sale of assets                                           (225,000)     1,174,469
              Amortization of deferred financing fees                                   13,856          8,083
              Amortization of debt discount                                            389,310          7,704
              Change in assets and liabilities, net of effect of acquisition:
              (Increase) decrease in assets:
                   Accounts receivable                                                  14,808        325,156
                   Prepaid expenses and deposits                                        80,804        144,703
              Increase (decrease) in liabilities:
                  Accounts payable                                                      37,192        273,390
                  Accrued expenses and other liabilities                               452,576       (148,468)
                                                                                   -----------    -----------
Net cash used in operating activities                                                 (803,584)      (415,006)
                                                                                   -----------    -----------

Cash flows from investing activities:
         Purchase of equipment                                                          (9,402)       (28,474)
         Capitalization of software development costs                                 (111,006)      (476,120)
         Cash received from sale of assets                                             225,000         79,464
                                                                                   -----------    -----------
Net cash provided by (used in) investing activities                                    104,592       (425,130)
                                                                                   -----------    -----------

Cash flows from financing activities:
         Bank overdraft                                                                (37,750)        37,750
         Proceeds from sale of common stock                                               --              841
         Proceeds from sale of preferred stock                                            --          100,000
         Preferred stock dividends paid                                                   --          (38,184)
         Payments on notes payable                                                     (20,948)       (47,754)
         Net advances from related parties                                              70,000           --
         Proceeds from convertible notes payable, including $318,333
              from related parties                                                        --          485,000
         Proceeds from convertible bonds, including $12,500 and $0
              from related parties, respectively                                       794,500        105,000
                                                                                   -----------    -----------
Net cash provided by financing activities                                              805,802        642,653
                                                                                   -----------    -----------

Net increase (decrease) in cash and cash equivalents                                   106,810       (197,483)
Cash and cash equivalents at beginning of year                                          64,278        261,761
                                                                                   -----------    -----------
Cash and cash equivalents at end of year                                           $   171,088    $    64,278
                                                                                   ===========    ===========

           See accompanying notes to consolidated financial statements

                                      F-6

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (formerly Rushmore Financial Group, Inc.)

                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                 For the Years ended December 31, 2003 and 2002

Supplemental Disclosure of Cash Flow Information:
         Cash paid for interest                                                    $      --      $      --
         Cash paid for income taxes                                                $      --      $      --

Supplemental Disclosure of Non-Cash Information:
         Preferred stock dividend accrued                                          $    64,501    $    42,432
         Fair value of warrants issued in connection with debt
              financing recorded as deferred financing fees                        $      --      $    41,569
         Debt issued with beneficial conversion feature
              recorded as debt discount                                            $      --      $    35,360
         Preferred stock converted into convertible bonds                          $    95,000    $   385,000
         Common stock issued in the GRO acquisition                                $      --      $    80,500
         Common stock issued for prepaid asset                                     $      --      $   300,000
         Notes payable exchanged for convertible bond                              $      --      $    50,000
         Receipt of asset purchased with common stock                              $   194,000    $      --
         Convertible bonds issued as payment for legal settlement,
              compensation and accounts payable                                    $    12,500    $      --
         Bonds issued with beneficial conversion feature
              recorded as debt discount                                            $   485,175    $      --
         Conversion of related party advances to convertible bonds                 $    15,000    $      --
         Common stock pending issuance recorded for the settlement of
              various liabilities                                                  $ 1,007,319    $      --


           See accompanying notes to consolidated financial statements

               Rush Financial Technologies, Inc. and Subsidiaries

                   Notes To Consolidated Financial Statements

                           December 31, 2003 and 2002

Note 1 - Nature of Operations

Rush Financial Technologies, Inc., (formerly Rushmore Financial Group, Inc.) dba RushTrade Group and Subsidiaries (the "Company"), is a holding company of the financial services and software development companies described below. Rushmore Financial Group, Inc. changed its name to Rush Financial Technologies, Inc. effective January 26, 2004.

RushTrade  Securities,  Inc.  ("RushTrade"),  a  wholly-owned  subsidiary of the
Company, is registered under federal and state securities laws as a broker-dealer and is a member of the National Association of Securities Dealers ("NASD"). RushTrade does not offer advice or trade recommendations. All customer accounts are self-directed and strict suitability requirements along with other disclosures must be met and agreed to before the firm accepts a new account. RushTrade is a "fully disclosed introducing broker-dealer," meaning that it does not hold any customer funds or securities nor have a seat on any stock exchange. RushTrade "clears" its securities trades through a third party, which holds customer funds and securities and executes trades for such transactions.

RushGroup  Technologies,   Inc.  formerly  RushTrade  Software  Services,  Inc.,
("RushGroup"), a wholly-owned subsidiary of the Company, is the primary technology development unit of the Company, and is expected to become a Service Bureau and a licensor of real-time market data services and various software applications of the RushTrade platform to broker-dealers and other financial institutions. Through December 31, 2003, RushGroup had generated only minimal revenue.

Rushmore  Securities  Corporation  ("RSC"),  a  wholly-owned  subsidiary  of the
Company, was also registered under federal and state securities laws as a broker-dealer and was a member of the National Association of Securities Dealers ("NASD") during the years prior to and including 2003. It is largely inactive due to the Company's decision to transition away from the traditional retail brokerage business with its lower operation margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC filed a broker-dealer withdrawal of membership ("Form BD/W") with the NASD in December 2003. RSC has no substantial revenue-producing assets and no longer has any outside independent registered representatives.

Rushmore Insurance Services, Incorporated ("Rushmore Agency") is an insurance agency and an affiliate of the Company by means of service agreements. The agency formerly offered life, health, and disability insurance and annuities through a network of agents, most of which were terminated during 2002 and 2003 in accordance with the Company's repositioning plan. Rushmore Agency is 100% owned by D. M. "Rusty" Moore, Jr. The Company and Mr. Moore have entered into an administrative services agreement whereby net revenues and expenses are charged via a management fee to Rushmore Agency by the Company as allowed by regulatory requirements. Rushmore Agency has been consolidated in the accompanying consolidated financial statements. Rushmore Agency is largely inactive due to the Company's decision to transition away from the traditional financial service businesses.

Note 2 - Summary of Significant Accounting Policies

(a)      Consolidation Policy

The accompanying consolidated financial statements include the accounts of Rush Financial Technologies, Inc. and its subsidiaries, RSC, RushTrade, RushGroup, and Rushmore Agency. All significant inter-company transactions have been eliminated in consolidation.

(b)       Capitalization of Software Development Costs

In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. The Company determined that no write-down of capitalized software development costs was required during the years ended December 31, 2003 and 2002. As of December 31, 2003 and 2002, the gross total of all capitalized software development costs was $2,326,383 and $2,215,377, respectively. During 2003 and 2002, the Company amortized $692,316 and $345,822 of software cost, respectively, using an estimated useful life of three years.

(c)      Goodwill

Goodwill is the excess of the purchase price paid and liabilities assumed over the estimated fair market value of net assets acquired at the date of acquisition. The Company recorded goodwill of $1,334,164 relating to the Northstar acquisition in 2001, which primarily related to acquired registered representatives. During 2001 this amount was reduced by $81,532 through amortization. The Company adopted SFAS 142 "Goodwill and Intangible Assets" on January 1, 2002 which stated that goodwill and other intangibles with indefinite lives are no longer amortized but instead tested for impairment annually. The impairment amount, if any, is charged to expense.

During June 2002, the Company and Empire Financial Holding Company, Inc. ("Empire") entered into an agreement whereby Empire would purchase certain assets of RSC, primarily the registered representatives discussed above. Remaining goodwill associated with this business totaled $1,253,933 at the time of the sale. The transaction was completed on August 9, 2002, with the transfer of $79,463 from Empire to the Company. The total consideration for the sale of these assets was to be 25% of the gross revenues generated by these assets for a 12-month period, estimated at $211,905. As a result of this transaction, during the second quarter of 2002, the Company recorded a loss on sale of assets of $1,042,028 , which represented the total expected amounts to be received in connection with the sale less the carrying value of the goodwill. Empire failed to make the required remaining payments, and accordingly during 2002 the Company recorded an additional loss on sale of assets of $132,441, representing the remaining goodwill relating to the sold assets.

(d)       Intangibles

In January 2002, the Company entered into a non-exclusive agreement with NewportX.com, an affiliate of OTA, for referral of active online traders. The initial term of the agreement was for three years and cancelable by either party after the initial term with twelve months notice. The agreement called for the Company to pay to NewportX.com 50% of net commissions on a monthly basis for any traders referred by OTA for which RushTrade agreed to open an account. Additionally, RushTrade agreed to reimburse the traders' tuition paid to OTA by reducing RushTrade's standard published commission rate by 25%. In March 2002 an alternate method of payment was agreed to by amendment to the original agreement, whereby the Company agreed to pay OTA $2,000 in common stock for each trader referred. The amendment was for six months, or until 150 traders had been acquired by RushTrade. The Company issued 1,200,000 shares of restricted common stock to NewportX.com during March 2002, and recorded a prepaid asset of $300,000, the fair value of the stock on the date of issuance. This amount has been recorded as a prepaid asset as the Company issued common stock, consideration in advance of receiving the assets acquired. As the active trader accounts are received and certified, the Company reclassifies these amounts to an intangible asset. During the year ended December 31, 2003, 97 trader accounts were certified, and accordingly $194,000 has been reclassified to intangible assets. In total as of December 31, 2003, 132 trader accounts were certified and $264,000 has been reclassified to intangible assets and is being amortized over three years, the estimated life of the trader accounts. Amortization of this intangible for the year ended December 31, 2003 and 2002 was $45,500 and $5,000, respectively. At December 31, 2003 and 2002, accumulated amortization of this intangible totaled $50,500 and $5,000, respectively. OTA is behind schedule in delivering trader accounts to the Company. All 150 trader accounts were to have been delivered by September 30, 2002 but as of December 31, 2003 only 132 had been delivered and certified. OTA had originally projected training 50 traders per month, but during the term of the agreement has only trained 20 or fewer traders per month. The Company has extended the agreement and expects OTA to fulfill the agreement. Through September 30, 2002 the undelivered trader accounts were carried as a prepaid asset; however, due to the uncertainty of ultimately receiving these assets, and since the agreement was to be fulfilled by the end of September 2002, and the accounts have been slower in converting to the RushTrade platform than was originally anticipated, the asset was reclassified as a contra equity account during the fourth quarter of 2002.

(e)      Valuation of Long-lived Assets

The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

(f)      Cash and Cash Equivalents

Company funds not currently required to fund operations are kept in liquid commercial bank accounts paying a "money market" rate of interest. These investments are reflected at cost, which approximates estimated fair value, have an original maturity of three months or less, and are considered to be cash equivalents. Interest income from these investments is recorded when earned.

(g)       Recognition of Commission Revenue and Fees

Commission revenue on securities transactions (and related expense) is recorded on a trade date basis.

(h)      Advertising

Costs associated with advertising and promoting products are expensed as incurred. Advertising expense was approximately $144,000 and $32,000 in 2003 and 2002, respectively.

(i)      Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets ranging from one to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

(j)      Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

(k)      Net Loss per Share

Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the year. Included in the weighted average number of common shares outstanding for the year ended December 31, 2003 are the 5,851,833 shares discussed in Note 10 that would have been issued had the Company had the ability to issue these shares. These pending shares have been included in the computation from the date that they would have been issued. Common stock equivalents representing convertible bonds, convertible notes, convertible preferred stock, options and warrants totaling 10,304,052 and 8,360,121 at December 31, 2003 and 2002, respectively, were not included in the computation of diluted net loss per share as they were antidilutive.

The following table reconciles the net loss applicable to common shareholders and weighted average common shares outstanding used in the calculation of basic and diluted net loss per share for the years ended December 31, 2003 and 2002:

                                                       Year ended December 31,
                                                     --------------------------
                        Net Loss                         2003           2002
      -------------------------------------------    -----------    -----------
      Net loss                                       $(2,475,947)   $(3,131,636)
      Dividends on preferred stock                       (64,501)       (80,616)
                                                     -----------    -----------
      Net loss applicable to common shareholders     $(2,540,448)   $(3,212,252)
                                                     ===========    ===========
      Net loss per share attributable to common
           shareholders, basic and diluted           $     (0.25)   $     (0.40)
                                                     ===========    ===========

(l)      Stock Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price. The Company did not record compensation expense related to the issuance of stock options during the years ended December 31, 2003 and 2002 because all options were issued at or above fair market value. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," net loss and net loss per share would have been increased as indicated below:


                                             Year Ended           Year Ended
                                         December 31, 2003    December 31, 2002
                                         -----------------    -----------------
Net loss attributable to
     common shareholders,
     as reported                         $      (2,540,448)   $      (3,212,252)
Add:  Stock-based employee
     compensation expense included
     in reported net loss                             --                   --
Deduct:  Stock-based employee
     compensation expense
     determined under fair value
     based method                                 (106,976)             (57,910)
                                         -----------------    -----------------
Pro forma net loss                       $      (2,647,424)   $      (3,270,162)
                                         =================    =================
Net loss per share
     Basic and diluted:
     As reported                         $           (0.25)   $           (0.40)
                                         =================    =================
     Pro forma                           $           (0.26)   $           (0.40)
                                         =================    =================

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue no. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

(m)       Fair Value of Financial Instruments

The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, receivables, trade accounts payable and accrued expenses, approximate their fair value due to their short term nature. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

(n)      Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Accordingly, the actual amounts could differ from those estimates.

(o)      Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year classifications.

Note 3 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2003, the Company's current liabilities exceeded its current assets by $3,063,921 and it incurred a net loss of $2,475,947 in 2003 and $3,131,636 in 2002. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has taken several steps to increase cash through the use of borrowings and equity. During 2003, the Company raised $794,500 through a 12% Senior Secured Convertible Bond Offering ("the Bonds"). These Bonds bear interest at 12% per annum, principal and interest are due on or before December 31, 2007, and the bonds are convertible into shares of common stock. The Bonds are secured by the RushTrade software, trade name, websites, customer accounts and other assets. The Bonds offering was fully subscribed shortly after the year ended December 31, 2003. The Company will attempt to raise additional funds through a similar debt or equity offering during 2004.

RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that will generate transaction-based revenue. RushTrade believes that it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002 new sales representatives have been hired to generate additional sales leads. The Company believes that it has embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with the trade volumes and related revenues necessary to reach a sustainable level of profitability. There can be no assurances that the steps taken by the Company will result in the Company being able to settle its liabilities as they become due, or that the Company will be able to generate revenues or cash flows from financings sufficient to support its operations in the short term.

Note 4 - Gain on Sale of Assets

During September 2003, the Company sold certain assets of RSC for a purchase price of $225,000. Primarily the assets sold were mutual fund trailing commissions and other revenue streams. Accordingly, the entire consideration received was recorded as income and is presented in the accompanying consolidated statement of operations as "Gain on sale of assets." As of December 31, 2003, the Company had received the entire purchase price of $225,000.

Note 5 - Related Party Transactions

During 2001 the Company borrowed $250,000 at 9% interest from Mr. Dewey Moore Sr., the father of Company President Dewey Moore, Jr. The transaction was approved by unanimous vote of the Company's Board of Directors, except that Mr. Moore Jr. abstained from discussion and voting. The loan was secured by a pledge of intellectual property rights on the Company's RushTrade online trading software. Further, the loan was accompanied by the grant of warrants to purchase 50,000 shares of Company common stock at $0.50 per share. In December 2001, the Company repaid $200,000 of this loan. In conjunction with these transactions, Mr. Moore Sr. acquired 142,304 shares of the Company's common stock for $23,907, and 25,000 shares of the Company's Series 2002A preferred stock for $250,000. During 2002, Mr. Moore Sr. converted the $250,000 of Series 2002A preferred stock into the Bonds. The remaining balance of the loan of $50,000 was also converted into the Bonds during 2002. On December 31, 2003, Mr. Moore Sr. converted the $300,000 of Bonds, the accrued and unpaid interest from the Bonds and the accrued and unpaid dividends on the 2002A preferred stock into 2,469,753 shares of the Company's common stock. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003, the amount owed to Mr. Moore Sr. remains a liability of the Company.

A relative of the Chief Executive Officer purchased a Bond totaling $15,000 during 2003. The relative also converted $10,000 of preferred stock into the Bonds during 2003. On December 31, 2003 the relative elected to convert the $25,000 of Bonds, accrued and unpaid dividends and interest into 187,914 shares of common stock. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003 the Company has a $25,000 liability to the relative of Mr. Moore recorded.

During 2003, the Chief Financial Officer and relatives of the Chief Financial Officer purchased $12,500 in the Bonds, and elected to convert the Bonds and accrued and unpaid interest into 85,597 shares of common stock on December 31, 2003. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003 the liability to the CFO and relatives of the CFO is recorded.

During 2002, the Company issued convertible notes to two directors of the Company totaling $298,252, net of debt discount of $20,081. See additional discussion in Note 16. These notes remained unpaid at December 31, 2003.

During the year ended December 31, 2003, the Company received advances from related parties totaling $100,000. The advances are non-interest bearing and unsecured. $65,000 of the advances was received from relatives of the Chief Executive Officer and $35,000 was received from an entity controlled by a member of the Board of Directors. During 2003 the Company repaid $30,000 of the advances and $15,000 was converted into the Bonds. At December 31, 2003, the Bonds were elected to be converted into Common Stock. The stock was not issued until the first quarter of 2004, thus this amount is presented as a liability at December 31, 2003. The board member has signed a subscription agreement to accept common stock for his $35,000 advance when the number of authorized shares is increased. Of the remaining outstanding advances of $55,000 at December 31, 2003, $35,000 will be settled through the issuance of common stock during the first quarter of 2004, and the balance is expected to be repaid in 2004.

At December 31, 2003 and 2002, the Bonds due to related parties were $0 and $300,000. At December 31, 2003 and 2002, total convertible notes due to related parties were $307,007and $298,252, respectively.

Note 6 - Industry Segment Information

The Company's segments have been identified based on products and services offered, as well as risks assumed, in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. RSC and RushTrade offer broker/dealer services, and their operations have been included in the Investment Services segment. Rushmore Agency's operations, for the most part inactive, have been included in Investment Services. The Software Services segment is comprised of RushGroup, which offers licensing of the RushTrade direct access software and other arrangements and is expected to become the significant focus for the Company in the future. There is ongoing development activity on the software to enhance its use to outside entities; however, the Company has received minimal revenue to date related to the Software Services segment. During the first six months of 2002 the Company did not incur any expenses from this segment as all costs related to this activity were being capitalized.

The assets of the parent company, Rush Financial Technologies, Inc., are used to support the operations of the two primary operating divisions. The expenses of the parent company are included in general and administrative expenses.

The current segment classification represents a change in the Company's segments from previous reporting periods and reflects the Company's repositioning as a real-time financial technology development and direct access online financial services company from a more traditional financial services holding company with traditional insurance and broker/dealer services.

The following summarizes the Company's industry segment operating data for the periods indicated:
                                           Year Ended December 31,
                                    ----------------------------------
        Identifiable Assets               2003                2002
      -------------------------     --------------     ---------------
      Investment Services             $    199,538       $     296,795
      Software Services                  1,296,687           1,869,555
      Corporate                            378,648             196,525
                                    --------------     ---------------
               Total                  $  1,874,873       $   2,362,875
                                    ==============     ===============

                                           Year Ended December 31,
                                    ----------------------------------
        Capital Expenditures              2003                2002
      -------------------------     --------------     ---------------
      Investment Services             $          -       $      18,382
      Software Services                    111,006             476,120
      Corporate                              9,402              10,092
                                    --------------     ---------------
               Total                  $    120,408       $     504,594
                                    ==============     ===============

                                           Year Ended December 31,
          Depreciation and          ----------------------------------
            Amortization                  2003                2002
      -------------------------     --------------     ---------------
      Investment Services             $     83,161       $     125,258
      Software Services                    692,316             345,822
      Corporate                             24,275              72,979
                                    --------------     ---------------
               Total                  $    799,752       $     544,059
                                    ==============     ===============

The following summarizes the Company's industry segment operating data for the periods indicated:

                                           Year Ended December 31,
                                    ----------------------------------
              Revenue                     2003                2002
      ------------------------      --------------     ---------------
      Investment Services             $  1,236,086       $   3,915,346
      Software Services                      2,620                   -
      Corporate                             10,016              15,970
                                    --------------     ---------------
               Total                  $  1,248,722       $   3,931,316
                                    ==============     ===============

                                           Year Ended December 31,
                                    ----------------------------------
         Interest Expense                 2003                2002
      ------------------------      --------------     ---------------
      Investment Services             $      3,027       $       2,791
      Software Services                          -                   -
      Corporate                            573,391              71,110
                                    --------------     ---------------
               Total                  $    576,418       $      73,901
                                    ==============     ===============

                                           Year Ended December 31,
                                    ----------------------------------
             Net Loss                     2003                2002
      ------------------------      ---------------    ---------------
      Investment Services             $   (704,770)      $  (1,151,482)
      Software Services                 (1,351,642)         (1,007,311)
      Corporate                           (419,535)           (972,843)
                                    ---------------    ---------------
               Total                  $ (2,475,947)      $  (3,131,636)
                                    ===============    ===============

Note 7 - Acquisition

Effective August 31, 2002 the Company purchased all of the outstanding stock of GRO Corporation in exchange for 1,150,000 shares of the Company's restricted common stock. This acquisition provided the Company an additional broker-dealer with a proven expertise in direct access brokerage, licensed in fifty states. The consideration for the purchase of GRO has been valued at $80,500, based on the fair value of the stock issued on the date of the purchase. The results of operations of the acquired entity are included in the consolidated operations of the Company from the acquisition date.

The fair value of assets and liabilities acquired consisted of:


                Cash                             $   30,793
                Accounts receivable                  16,710
                Intangibles and others               47,804
                Accounts payable and other          (14,807)
                                                 ----------
                Total                            $   80,500
                                                 ==========

The following unaudited pro-forma consolidated results of operations for the years ended December 31, 2002 assumes that the acquisition had occurred on January 1, 2002:

                                                                  Unaudited Year
                                                                      Ended
                                                                   December 31,
                                                                       2002
                                                                  -------------
   Revenues                                                        $  4,349,951
                                                                  =============
   Net loss                                                        $ (3,739,914)
                                                                  =============
   Net loss per share (basic and diluted)                          $      (0.47)
                                                                  =============
   Weighted average common shares outstanding (basic and diluted)
                                                                      8,080,019
                                                                  =============

Note 8 - Net Capital Requirements

Pursuant to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, RushTrade is required to maintain a minimum net capital, as defined under such provisions. Net capital and the related net capital ratio may fluctuate on a daily basis.

At December 31, 2003 and 2002, RushTrade had net capital of $75,628 and $34,787, respectively, with a net capital requirement of $5,000. The Company's ratio of aggregate indebtedness to net capital was .33 to 1 and .73 to 1 at December 31, 2003 and 2002, respectively. The Securities and Exchange Commission ("SEC") permits a ratio of no greater than 15 to 1.

In December 2003, RSC filed Form BD/W with the National Association of Securities Dealers ("NASD") and is no longer subject to the net capital requirement. RSC is prohibited from soliciting or accepting new customer accounts or unsolicited orders from customers and no longer operates as a broker/dealer. At December 31, 2003, RSC has minimal assets.

The NASD commenced an examination of RSC in February 2000. In conjunction with this examination in March 2002, RSC received a Letter of Caution from the NASD regarding a number of compliance issues, and was informed that certain of the compliance matters had been referred to the Enforcement Division of the NASD. In May 2002, the NASD along with the SEC commenced a joint examination. RSC has submitted its response to the SEC and to the NASD. Management has, as a result of these examinations, accrued a $25,000 liability to account for a possible fine against RSC.

Note 9 - Property and Equipment

The principal categories of property and equipment at December 31, 2003 and 2002 are summarized as follows:

                  Description                              2003         2002
----------------------------------------------          ----------   ----------
Purchased software                                      $   66,954   $   66,954
Computer equipment                                         142,356      136,367
Office furniture and fixtures                              120,139      117,081
Leasehold improvements                                      46,728       46,728
                                                        ----------   ----------
                                                           376,177      367,130
Less accumulated depreciation and amortization             294,818      233,237
                                                        ----------   ----------
      Total                                             $   81,359   $  133,893
                                                        ==========   ==========

Total depreciation of property and equipment amounted to $61,581 and $198,237 in 2003 and 2002, respectively. During 2002, the Company wrote off certain property and equipment used in the Corporate segment that was no longer in use, and recognized an impairment loss during 2002 of $112,067, which is shown as a separate line item in the accompanying consolidated statement of operations.

Note 10 - Common Stock

During 2003 the Company issued 254,734 shares of restricted common stock for compensation valued at $47,282 based on the fair value of the Company's common stock on the date of issuance. Additionally, the Company issued 2,000 shares of common stock for services and 5,000 shares of common stock as part of a settlement of certain liabilities. The common stock was valued at $1,890 based on the fair value of the Company's stock on the date of issuance.

Also during 2003, holders of $785,000 of the Bonds elected to convert their Bonds into 5,222,915 shares of the Company's common stock. $83,599 of accrued interest on the Bonds elected to convert into 550,660 shares of common stock valued at $193,363 using the fair value of the Company's stock on the date of issuance. $11,739 of accrued preferred dividends elected to convert into 78,258 shares of the Company's common stock valued at $28,956 using the fair value of the Company's common stock on the date of issuance. Since the fair value of the common stock issued for accrued interest and dividends was greater than the amount owed, a loss was recorded during 2003 for the difference, which totaled $126,986. The Company did not have an adequate number of shares available to issue the 5,851,833 shares to the holders of the Bonds, accrued interest and dividends and as a result has recorded pending stock issuances of $1,007,319 as a current liability.

During 2004 the shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued 6,138,501 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

Note 11 - Preferred Stock

The Company has authorized 838,792 shares of Preferred Stock, par value $10 per share, which may be issued in series or classes as determined by the Board of Directors from time to time. There are five classes of Preferred Stock outstanding at December 31, 2003 and 2002 totaling 68,543 and 78,043 shares, respectively. The classes of preferred stock are as follows:

       9% Cumulative Preferred Stock - authorized 25,000 shares, outstanding 2,000 shares at December 31, 2003 and 2002
       Series  A  Cumulative   Preferred  Stock  -  authorized   13,792  shares,
           outstanding 12,063 shares at December 31, 2003 and 2002
       Series  B  Convertible  Preferred  Stock  -  authorized  400,000  shares, outstanding 9,520 shares at December 31, 2003 and 2002
       Series  C  Convertible  Preferred  Stock  -  authorized  300,000  shares, outstanding 40,460 shares at December 31, 2003 and 2002
       Series 2002A Convertible Preferred Stock - authorized 100,000 shares, outstanding 4,500 and 14,000 shares at December 31, 2003 and 2002, respectively

Preferred stock has the following rights and preferences:

Dividends. The Company will declare and pay quarterly dividends at 9% on its par value each year. Dividends will be paid if funds are lawfully available, and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of a Preferred Stock dividend has been unpaid. $95,194 and $42,432 in preferred stock dividends were in arrears at December 31, 2003 and 2002, respectively.

Voting. Shares of Preferred Stock carry no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers.

Liquidation Preference. Holders of Preferred Stock are entitled to receive a payment in the amount of $10 per share plus any accumulated but unpaid dividends in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares.

Conversion. The Series B Convertible Preferred Stock is convertible into Common Stock at a rate equal to its issue price, $25, divided by the conversion price. Conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion. The Series C Convertible Preferred Stock and Series 2002A Convertible Preferred Stock are convertible into Common Stock at a rate of $1.00 per share.

Sinking Fund. The 9% Cumulative Preferred Stock calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Shareholders of 9% Cumulative Preferred have entered into an agreement with the Company to waive this requirement.

During the years ended December 31, 2003 and 2002 $95,000 and $385,000 of Preferred Stock, respectively, was converted into the Bonds.

Note 12 - Commitments and Contingencies

(a)       Leases

The Company leases its office under an operating lease that expires in 2006. The Company also leases furniture and office equipment under operating leases that expire at various dates through 2004. Future minimum lease payments are as follows:

                        Year Ending         Future Minimum
                        December 31,        Lease Payments
                     ------------------   ------------------
                            2004            $       73,624
                            2005                    70,767
                            2006                     5,817

Rent expense under these operating leases was approximately $92,000 and $169,000 in 2003 and 2002, respectively, and is included in general and administrative expenses.

(b)      Litigation

From time to time the Company and its subsidiaries are engaged in legal proceedings and arbitrations. We believe some of these proceedings could have a material effect upon the operations or financial condition of the Company if we are unsuccessful in defending against the actions.

On January 16, 2003, eight former securities account customers of RSC filed for NASD arbitration against RSC contending that they made numerous investments in securities that a former account representative of RSC sold outside and away from his representation of RSC. The claimants allege the investments were fraudulent, speculative and unsuitable, and that RSC failed to properly supervise the representative. The claimants contend they invested $808,000 in these securities and the entire amount was lost through such investments. RSC denies the allegations, contends they are barred by the applicable statutes of limitations and intends to vigorously pursue its defense. The claimant's Statement of Claim does not specify the amount of damages sought, but requests the panel to award damages in an amount to be determined by the arbitrators. Currently, RSC is unable to estimate the ultimate liability, if any, related to this complaint, and therefore the Company has not recorded a liability for the claim at December 31, 2003. However, should this complaint be settled in favor of the former customers, any liability to RSC would have an adverse effect on the Company's financial condition.

In June 2002, a former securities account customer of RSC filed for NASD arbitration against her former account representative and her successor brokerage firm. She improperly named Rushmore Financial Group as respondent. The account representative settled this issue with the claimant for $11,000 on April 30, 2003. The Company issued the account representative a $3,000 Bond payable as an inducement to settle during 2003.

In April 2003, a group of former securities representatives filed for NASD Dispute Resolution naming the Company, RSC and Mr. Moore. The former representatives are claiming $178,288 in commissions is due to them. RSC has unsuccessfully attempted to negotiate a settlement with the representatives and intends to vigorously defend the claim. The Company has estimated the ultimate liability related to this claim to be approximately $43,000, and accordingly recorded an accrual for this amount in the financial statements during 2002. This issue is pending with a preliminary hearing to take place on April 6, 2004.

An employee consultant agency filed a claim in the Dallas County Court at Law on December 17, 2002 claiming that the Company failed to pay for services rendered in placing temporary workers in the amount of $41,630. The suit was settled on July 24, 2003 for $15,000 and 5,000 shares of the Company's common stock valued at $1,450 based on the fair value of the Company's stock on the date of issuance.

In May 2003, a former securities account customer of RSC filed for NASD arbitration against his former account representative, the account representative's account manager, their local office and their successor brokerage, claiming the investments were unsuitable and speculative and that their accounts decreased in value by $125,000. A response was made on May 28, 2003, with a preliminary hearing scheduled for April 12, 2004. The Company is currently unable to estimate the ultimate liability, if any, related to this complaint and therefore has not recorded a liability for this claim at December 31, 2003.

In May 2003, a former securities account customer of RSC filed for NASD arbitration against her former account representative and their successor brokerage firm, claiming their investments were unsuitable, speculative, grossly negligent and made with negligent supervision. She claims her accounts decreased in value by between $100,000 and $500,000. The complaint was settled in March 2004 for $5,000.

On June 30, 2003, a former vendor filed a claim in the Dallas County Court claiming that the Company failed to pay for services rendered on a copier in the amount of $39,710. The Company filed a counter claim alleging over charges and improper installation of a software product causing the Company incalculable harm. A jury trial is set for June 6, 2004. The Company is currently unable to estimate the ultimate liability, if any, related to this complaint and therefore has not recorded a liability for this claim at December 31, 2003.

On August 5, 2003, a financial daily business publication filed a claim in the Dallas County Court at Law claiming that the Company failed to pay for advertising in their publication in the amount of $4,513. This item was settled in December 2003 for $5,291. At December 31, 2003, $5,291 was accrued for this liability.

On October 10, 2003, a former securities account customer of RSC filed for NASD arbitration against their former account representative, and their successor brokerage firm, claiming his account decreased in value by $150,000 due to fraud, negligence, and breach of fiduciary duty. RSC was dismissed from this arbitration in March 2004.

On November 12, 2003, a former vendor filed a claim in the Dallas County Court that the Company failed to pay for services rendered on the publication of Company documents in the amount of $11,865. The Company negotiated a settlement with the vendor for $7,408 in February 2004. At December 31, 2003, $11,865 was accrued for this liability.

On November 14, 2003, a former securities account customer of RSC filed for NASD arbitration against RSC, their former account representative and their previous brokerage firm claiming his account decreased in value by $100,000 due to improper and unauthorized sales and trading practices. We filed a response disputing the claims based on our belief that RSC should not be a party to this matter, and on June 15, 2004 received a Notice of Voluntary Dismissal Without Prejudice, which terminated RSC's involvement in the matter.

RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at December 31, 2003 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

On March 18, 2004, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest, attorney's fees, and return of equipment. The Company has not had adequate time to evaluate the claims in this matter, but disputes the claim and plans to file a timely answer. At December 31, 2003 the Company estimated its liability for this claim to be approximately $16,000, and accordingly has recorded a liability for this amount.

On February 10, 2004, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim, and the Company is currently unable to estimate the ultimate liability, if any, related to this complaint.

Note 13 - Income Taxes

Deferred income taxes are comprised of the following at December 31, 2003 and 2002:

Deferred income tax assets:                           2003           2002
                                                  ------------   ------------
        Accounts receivable                       $     25,844   $     25,844
        Deferred rent                                   10,098         12,524
        Insurance claim reserve                         82,720         80,003
        Accrued expenses                                13,175         11,321
        Property and equipment                          38,103         39,803
        Goodwill                                             -        399,319
        Net operating loss carryforward              3,248,540      2,231,952
                                                  ------------   ------------
              Gross deferred income tax assets       3,418,480      2,800,766
        Valuation allowance                         (3,418,480)    (2,800,766)
                                                  ------------   ------------

                  Deferred income tax assets      $          -   $          -
                                                  ============   ============

The income tax expense differs from the statutory expense as follows:

                                                      2003           2002
                                                  ------------   ------------
Computed "expected" income tax benefits and       $   (841,822)  $ (1,064,756)
penalties

        Meals & entertainment                            9,970            531
        Stock compensation                              16,719         92,804
        Non-cash interest expense                      137,077              -
        Other permanent differences                     58,642        (34,214)
        Change in prior year estimate                    1,700              -
        Change in valuation allowance                  617,714      1,005,635
                                                  ------------   ------------
Reported income tax expense                       $          -   $          -
                                                  ============   ============

The Company has net operating losses of approximately $9,555,000, which may be used to offset future taxable income. A portion of the Company's net operating losses may be subject to limitations due to changes in stock ownership. These loss carryforwards expire at various dates through 2023. The Company has recorded a valuation allowance to offset all deferred tax assets, as the ultimate realization of such assets is uncertain.

Note 14 - Stock Option Plans

The Company has an Incentive Stock Option Plan (the "1993 Option Plan") available to certain key employees and agents. The Company has authorized a maximum of 250,000 shares to be purchased under this plan. 31,666 and 11,666 options remain outstanding at December 31, 2003 and 2002, respectively. Of the 250,000 shares originally available under the plan, options for 212,500 shares have been exercised and 5,834 remain available for issue. Under the 1993 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

The Company also has a 1997 Stock Option Plan (the "1997 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 1997 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 1997 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 460,933 and 131,933 options, respectively, outstanding under the 1997 Stock Option Plan. Of the original 500,000 shares available under the plan, options for 32,915 shares have been exercised and 6,152 remain available for issue.

The Company also has a 2000 Stock Option Plan (the "2000 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2000 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2000 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 481,960 and 291,960 options, respectively, outstanding under the 2000 Stock Option Plan and 18,040 remain available for issue.

The Company also has a 2002 Stock Option Plan (the "2002 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2002 Option Plan covers, in the aggregate, a maximum of 1,000,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2002 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 970,000 and 0 options, respectively, outstanding under the 2002 Stock Option Plan and 30,000 remain available for issue.

During June 2002, the Board of Directors approved the issuance of 880,000 warrants for the purchase of the Company's common stock to one individual for consulting services. These warrants have an exercise price of $0.26 per share, expire in five years and vest immediately. The Company recorded an expense of $167,491 based on the fair value of the warrants issued using the Black-Scholes Model. Additionally, during May 2002, the Board of Directors approved the issuance of 200,000 warrants for the purchase of the Company's common stock to one individual as a finders fee for obtaining debt financing. These warrants have an exercise price of $0.25 per share, expire in five years and vest immediately. The Company recorded $41,469 as deferred financing fees based on the fair value of the warrants issued using the Black-Scholes Model. The deferred financing fee is being amortized over the term of the debt, which is three years.


Stock option activity during the periods indicated is as follows:

                                   Employee Stock Option Plans        Other Compensatory      Combined Total
                                   ----------------------------   -------------------------  ---------------
                                                   Weighted                       Weighted
                                                    Average                        Average
                                                   Exercise         Options/      Exercise       Options/
                                      Options        Price          Warrants        Price        Warrants
------------------------------------------------ -------------   -------------- ------------ ---------------
Balance at January 1, 2002              613,011       $   1.44           50,000      $  0.50        663,011
Granted                                 151,000           0.18        1,640,000         0.29      1,791,000

Exercised                                     -              -                -            -              -

Expired                                (328,452)          0.83                -            -       (328,452)
                                   -------------                  -------------                -------------
Balance at December 31, 2002            435,559           1.30        1,690,000         0.29       2,125,559
                                   -------------
Granted                               1,560,000           0.15                -            -       1,560,000
Exercised                                     -              -                -            -               -
Expired                                 (51,000)             -                -            -        (51,000)
                                   -------------                  -------------                -------------
Balance at December 31, 2003
                                      1,944,559       $   0.39        1,690,000      $  0.29       3,634,559
                                   =============                  ==============               =============


The following table summarizes information about employee/director stock options outstanding at December 31, 2003:

                                          Options Outstanding              Options Exercisable
                               --------------------------------------  ---------------------------
                                                 Weighted
                                                 Average
                                                Remaining   Weighted                    Weighted
                                                 Contract   Average                      Average
                                    Number         Life     Exercise      Number        Exercise
   Range of Exercise Prices      Outstanding     (Years)    Price       Exercisable      Price
------------------------------ --------------- ---------- -----------  -------------  ------------
    $0.05     -        $ 0.15       1,590,000       4.41    $  0.15         810,000      $  0.15
     0.22     -          0.56          51,960       3.28       0.23          51,960         0.23
     1.00     -          1.92         228,629       2.05       1.23         228,629         1.23
     2.47     -          2.50          23,970       4.18       2.50          23,970         2.50
     3.25                              50,000       4.00       3.25          50,000         3.25
                               ---------------                         -------------
            Total                   1,944,559       4.09    $  0.39       1,164,559      $  0.54
                               ===============                         =============

The following table summarizes information about other compensatory stock options/warrants outstanding at December 31, 2003:

                                                                             Options/Warrants
                                    Options/Warrants Outstanding                Exercisable
                               --------------------------------------  ---------------------------
                                                 Weighted
                                                 Average
                                                Remaining   Weighted                    Weighted
                                                 Contract   Average                      Average
                                    Number         Life     Exercise      Number        Exercise
      Exercise Prices            Outstanding     (Years)    Price       Exercisable      Price
------------------------------ --------------- ---------- -----------  -------------  ------------
         $   0.15                     560,000       2.58     $  0.15        560,000      $  0.15
             0.25                     200,000       3.39        0.25        200,000         0.25
             0.26                     880,000       3.42        0.26        880,000         0.26
             0.50                      50,000       2.67        0.50         50,000         0.50
                               ---------------                         -------------
            Total                   1,690,000       3.12     $  0.22      1,690,000      $  0.26
                               ===============                         =============

The per-share weighted-average grant date fair value of all stock options granted to employees during 2003 and 2002 was $0.14 and $0.18, respectively, using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: 2003 - expected volatility of 241%, no dividend yield, risk-free interest rate of 3.25% and an expected life of five years; 2002 - expected volatility of 119%-150%, no dividend yield, risk-free interest rate of 4.7% and an expected life of five years.

Note 15 - Federal Payroll Tax Obligation

The Company has an estimated federal and state payroll tax obligation of $178,636 at December 31, 2003. The Company has estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003 in addition to an estimated accrual for interest and penalties. There is no obligation outstanding for the third quarter, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Note 16 - Convertible Notes Payable

On March 26, 2002 and March 28, 2002, the Company issued two convertible notes, each for $100,000. The note issued on March 28, 2002 was issued to a related party. These notes bear interest at 9% per annum which is payable quarterly beginning July 15, 2002. The principal balance and any unpaid accrued interest are due and payable in a single installment on April 1, 2005. The holders of the notes have the option at any time until the maturity date to convert all or any portion of the principal amount of the notes into shares of common stock at the conversion price of $0.25 per share or the Company's average closing price for ten consecutive trading days prior to the end of each calendar quarter, whichever is greater. The Company calculated the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5") and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF 00-27") and determined that the conversion feature of these notes is not beneficial.

On May 10, 2002, the Company issued two convertible notes, one for $66,667 and one to a related party for $33,333. These notes bear interest at 9% per annum that is payable in quarterly installments beginning October 15, 2002. The accrued interest may be paid quarterly at the option of the Company in either cash or in the Company's common stock at the rate of $0.25 per share or the Company's average closing price for 10 consecutive trading days prior to the end of each calendar quarter, whichever is lower, but in no event less than $0.175 per share. The principal balance and any unpaid accrued interest are due and payable on April 1, 2005. The holder of the notes has the option, at any time after August 15, 2002 until the maturity date, to convert all or any portion of the principal amount of this note into shares of common stock at the conversion price equal to the lesser of $0.25 per share of common stock or the average closing price of the common stock on its principal trading market for the 30 trading days preceding the notice of conversion, but in no event less than $0.175 per share. The Company has calculated the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 and EITF 00-27 and recorded approximately $14,000 as debt discount. This debt discount is being amortized as interest expense over the three-year term of the notes. At December 31, 2003 and 2002, the Company has recorded approximately $4,545 and $2,000, respectively, of interest expense related to the amortization of the debt discount.

On October 16, 2002 and November 11, 2002 the Company issued convertible notes to a related party for $120,000 and $65,000, respectively, that bear interest at 7% per annum. Principal and accrued interest are due upon the earlier of six months from the date of the note or the Company's receipt of proceeds of at least $2,000,000 from a debt offering. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion feature and the Bond issue is complete. Additionally, in connection with the November 11, 2002 note, the Company issued to the holder of the note warrants to acquire 500,000 shares of common stock at an exercise price of $0.15 per share, which expire on November 11, 2007. Both of these notes are past due and the Company is in discussions with the holder on repayment or conversion into an equity instrument. The Company has recorded a debt discount of approximately $22,000 relating to the issuance of the warrants. This amount represents the fair value of the warrants, which was determined by using the Black-Scholes pricing model. In accordance with EITF 98-5 and EITF 00-27, the Company is amortizing the debt discount as interest expense over the six-month term of the note. For the years ended December 31, 2003 and 2002, the Company recorded approximately $17,000 and $5,000, respectively, of interest expense related to the amortization of the debt discount.

Note 17 - Convertible Bonds Payable

During 2003, the Company issued the Bonds for proceeds of $794,500, had $95,000 of preferred stock convert into the Bonds, issued $12,500 of the Bonds as payment for accounts payable, compensation and legal settlement, and issued $15,000 of the Bonds as repayment of an advance from a related party. The Bonds bear interest at 12% per annum and are convertible into the Company's common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. The Company may force conversion of the Bonds if the stock trades above $2.00 per share on 10 consecutive trading days. The Bonds are secured by the RushTrade software, trade names, websites, customer accounts and other assets. The Company calculated the beneficial conversion feature embedded in the Bonds in accordance with EITF 98-5 and EITF 00-27, and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the years ended December 31, 2003 and 2002 was $377,526 and $0, respectively.

During 2002, the Company issued Bonds for proceeds of $105,000, had one related party note payable in the amount of $50,000 convert into Bonds and had $385,000 of preferred stock convert into the Bonds. In accordance with EITF 98-5 and EITF 00-27, the Company determined that the conversion feature of these Bonds is not beneficial.

During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of the Company's common stock. The Company did not have an adequate number of shares available to issue these shares to the holders of the Bonds and as a result has recorded pending stock issuances of $785,000 as a separate component of shareholder deficit. During 2004 the shareholders approved an increase in the number of outstanding shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued the common stock related to the conversion of the Bonds.

Note 18 - Notes Payable

At December 31, 2003 notes payable consist of a note for $18,675 for insurance premiums and $12,777 for a capital lease with a final payment due in July 2004. At December 31, 2002 notes payable consisted of $33,725 for a capital lease and a note totaling $18,675 for insurance premiums.

Note 19 - Liabilities Acquired in 2001 Acquisition

In January 2001, the Company acquired several of the companies formerly part of the Northstar financial group of companies. As part of this acquisition, the Company acquired certain assets and liabilities of Dominion Institutional Services Corporation. The liabilities, consisting of mostly trade accounts payable, due when the Company assumed the liabilities, totaled $332,098 at December 31, 2003 and 2002.

Note 20 - Loss on Settlement of Liability

During 2003, the Company settled, for $45,000, certain liabilities totaling approximately $112,000, for a gain of approximately $67,000. Additionally, during 2003 holders of the Bonds elected to convert their Bonds into the Company's common stock. To settle accrued interest and dividends totaling $95,338 relating to the Bonds, the Company agreed to issue the holders common stock at a rate equal to their conversion price. Since the fair value of the Company's common stock was greater than the conversion price on the date of issuance, a loss was recorded for the difference totaling $126,981. The Company's net loss on settlement of liabilities during 2003 was $59,893, which is presented in the accompanying consolidated statement of operations as "Loss on settlement of liabilities."

Note 21 - Subsequent Events

At the Annual Meeting of Shareholders held on January 26, 2004, the Company's shareholders approved an increase of the Company's authorized common shares to 50,000,000 from 10,000,000.

Effective March 1, 2004 the Company acquired LostView Development Corporation, ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. Under the terms of the acquisition agreement, up to 1,500,000 shares of the Company's restricted common stock will be issued, depending on various contingencies, in exchange for 100% of LostView's outstanding common stock.

In March 2004, the Company issued 6,138,501 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                       INTERIM CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                                   September 30,
                                     ASSETS                                            2004
                                                                                   ------------
Current assets
         Cash and cash equivalents                                                 $    338,397
         Accounts receivable                                                             27,549
         Prepaid expenses and deposits                                                   96,281
                                                                                   ------------
             Total current assets                                                       462,227
                                                                                   ------------
Capitalized software development costs, net of accumulated amortization                 908,690
Property and equipment, net of accumulated depreciation                                  66,835
Intangibles, net                                                                        250,893
Goodwill                                                                                200,247
Deferred financing fees, net                                                              9,238
                                                                                   ------------
             Total assets                                                          $  1,898,130
                                                                                   ============

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
         Accounts payable                                                          $    854,885
         Accrued expenses and other liabilities                                       1,382,296
         Liabilities acquired in 2001 acquisition                                       332,098
         Convertible notes payable (including $314,922 due to related parties),
             net of unamortized debt discount of $3,411                                 481,589
                                                                                   ------------
             Total current liabilities                                                3,050,868
                                                                                   ------------

Long-term notes payable                                                                  18,675
Convertible bonds payable, net of unamortized debt discount of $20,815                  464,185
                                                                                   ------------
             Total liabilities                                                        3,533,728
                                                                                   ------------

Commitments and contingencies

Shareholders' deficit
         Preferred stock - cumulative; $10 par value; 14,063 shares issued
             and outstanding; liquidation  preference  of $10 per share                 140,630
         Preferred stock - convertible cumulative; $10 par value; 51,980 shares
             issued and outstanding; liquidation preference of $10 per share            519,800
         Common stock - $0.01 par value, 50,000,000 shares authorized;
             21,615,250 shares issued and outstanding                                   216,152
         Common stock subscriptions receivable                                           (3,277)
         Additional paid in capital                                                  15,260,937
         Accumulated deficit                                                        (17,769,840)
                                                                                   ------------
             Total shareholders' deficit                                             (1,635,598)
                                                                                   ------------
             Total liabilities and shareholders' deficit                           $  1,898,130
                                                                                   ============


           See accompanying notes to consolidated financial statements


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                  INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                    For the Three Months            For the Nine Months
                                                     Ended September 30,             Ended September 30,
                                                ----------------------------    ----------------------------
                                                    2004            2003            2004            2003
                                                ------------    ------------    ------------    ------------
Revenue:
          Investment services                   $    429,985    $    366,928    $  1,478,747    $    815,131
          Software services                            8,350            --            96,258            --
                                                ------------    ------------    ------------    ------------
                            Total revenue            438,335         366,928       1,575,005         815,131
                                                ------------    ------------    ------------    ------------
Expenses:
          Investment services                        394,848         398,896       1,166,534         858,167
          Software services                          122,616            --           634,716            --
          General and administrative                 271,152         197,084         729,052         832,425
          Depreciation and amortization              229,178         201,514         666,072         594,547
          (Gain) from sale of certain assets            --          (225,000)           --          (225,000)
          (Gain) loss on settlement of
                  liabilities                           --           (53,891)        108,130         (53,891)
                                                ------------    ------------    ------------    ------------
                             Total expenses        1,017,794         518,603       3,304,504       2,006,248
                                                ------------    ------------    ------------    ------------

Operating loss                                      (579,459)       (151,675)     (1,729,499)     (1,191,117)

Interest expense                                      35,572          61,534         185,282         152,151
                                                ------------    ------------    ------------    ------------

Net loss                                        $   (615,031)   $   (213,209)   $ (1,914,781)   $ (1,343,268)
                                                ============    ============    ============    ============


Basic and diluted net loss per share
          attributable to common shareholders   $      (0.03)   $      (0.02)   $      (0.11)   $      (0.14)
                                                ============    ============    ============    ============

Weighted average common shares
          outstanding, basic and diluted          19,190,658       9,850,513      18,289,524       9,783,356
                                                ============    ============    ============    ============


          See accompanying notes to consolidated financial statements


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                  INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Nine Months ended September 30, 2004 and 2003
                                   (unaudited)

                                                                            2004           2003
                                                                        -----------    -----------
Cash flows from operating activities:
     Net loss                                                           $(1,914,781)   $(1,343,268)
     Adjustments to reconcile net loss to net cash used in operating activities:

          Common stock issued for compensation, services and
               expenses                                                     108,795         22,052
          Depreciation and amortization of property and equipment           554,012        565,214
          Amortization of debt discount                                      99,295         10,201
          Amortization of deferred financing fees                            10,392         10,392
          Amortization of intangible                                        112,060         29,333
          (Gain) loss on settlement of liabilities                          108,130        (53,891)
          Gain on sale of certain assets                                       --         (225,000)
          Change in assets and liabilities:
              (Increase) decrease in assets:
                  Accounts receivable                                         2,072         18,690
                  Prepaid expenses and deposits                             (12,238)        44,130
               Increase (decrease) in liabilities:
                 Accounts payable                                            64,069        (27,467)
                 Accrued expenses and other liabilities                     394,034        296,123
                                                                        -----------    -----------
Net cash used in operating activities                                      (474,160)      (653,491)
                                                                        -----------    -----------

Cash flows from investing activities:
     Cash acquired in acquisition                                             4,446           --
     Purchase of equipment                                                  (12,111)          --
     Capitalization of software development costs                          (139,089)       (82,586)
     Proceeds from sale of certain assets                                      --          150,000
                                                                        -----------    -----------
Net cash provided by (used in) investing activities                        (146,754)        67,414
                                                                        -----------    -----------

Cash flows from financing activities:
     Decrease in bank overdraft                                                --          (37,750)
     Proceeds from sale of common stock                                     758,000           --
     Payments on notes payable                                              (12,777)       (16,099)
     Net advances from related parties                                         --           80,000
     Proceeds from convertible bonds                                         43,000        645,000
                                                                        -----------    -----------
Net cash provided by financing activities                                   788,223        671,151
                                                                        -----------    -----------

Net increase in cash and cash equivalents                                   167,309         85,074
Cash and cash equivalents at beginning of period                            171,088         64,278
                                                                        -----------    -----------
Cash and cash equivalents at end of period                              $   338,397    $   149,352
                                                                        ===========    ===========

           See accompanying notes to consolidated financial statements

                                      F-27

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
           INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS -- CONTINUED
              For the Nine Months ended September 30, 2004 and 2003
                                   (unaudited)

                                                                            2004           2003
                                                                        -----------    -----------
Supplemental Disclosure of Cash Flow Information:
     Cash paid for interest                                             $      --      $      --
     Cash paid for income taxes                                         $      --      $      --

Supplemental Disclosure of Non-Cash Information:
     Preferred stock dividend accrued                                   $    45,929    $    48,854
     Preferred stock converted into convertible bonds                   $      --      $    85,000
     Preferred stock converted to common stock                          $    25,000    $      --
     Common stock issued as payment for accrued interest
          and accrued dividends                                         $    51,947    $      --
     Common stock issued in the LostView acqusition                     $   337,500    $      --
     Common stock issued in the GRO acquisition                         $      --      $    80,500
     Common stock issued for pending issuances                          $ 1,007,319    $      --
     Receipt of asset purchased with common stock                       $    36,000    $   124,000
     Conversion of bonds to common stock                                $   230,000    $   143,000
     Convertible bonds issued as payment for accrued interest           $      --      $    13,930
     Convertible bonds issued as payment for accrued dividends          $      --      $    17,818
     Bonds issued with beneficial conversion feature
          recorded as debt discount                                     $      --      $    33,513
     Sale of certain assets in exchange for a receivable                $      --      $   225,000
     Common stock issued for repayment of advances
          from related parties                                          $   136,667    $      --
     Conversion of advances to related parties to
          convertible bonds                                             $      --      $    15,000






           See accompanying notes to consolidated financial statements

               Rush Financial Technologies, Inc. and Subsidiaries

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS


1.       Basis of Presentation and Company Information

     The  financial  statements  included  herein  have  been  prepared  by Rush
Financial Technologies, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the information furnished in the unaudited interim consolidated financial statements reflects all adjustments which are ordinary in nature and necessary to present fairly our financial position, results of operations and changes in financial position for such interim period. These interim financial statements should be read in conjunction with our financial statements and the notes thereto as of and for the year ended December 31, 2003, included in our annual report on Form 10-KSB for the year ended December 31, 2003.

     Rush Financial Technologies, Inc., dba RushTrade(R) Group ("RSHF," "RushTrade Group," "we," "our" or "the Company"), is a holding company that operates through two primary subsidiaries. We were formed in September 1990 and commenced operations in March 1991 as Rushmore Capital Corporation. In 1997, we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to our current name.

     RushTrade Securities, Inc. ("RushTrade"), a wholly-owned subsidiary of the Company, is registered under federal and state securities laws as a broker-dealer and is a member of the National Association of Securities Dealers ("NASD"). RushTrade does not offer advice or trade recommendations. All customer accounts are self-directed and strict suitability requirements along with other disclosures must be met and agreed to before the firm accepts a new account. RushTrade is a "fully disclosed introducing broker-dealer," meaning that it does not hold any customer funds or securities nor have a seat on any stock exchange. RushTrade "clears" its securities trades through a third party, which holds customer funds and securities and executes trades for such transactions.

     RushGroup Technologies, Inc., formerly RushTrade Software Services, Inc., ("RushGroup"), a wholly-owned subsidiary of the Company, is the primary technology development unit, and is expected to become a Service Bureau and a licensor of real-time market data services and various software applications of the RushTrade platform to broker-dealers and other financial institutions. Through September 30, 2004, RushGroup had generated only minimal revenue.

     Rushmore Securities Corporation ("RSC"), a wholly-owned subsidiary of the Company, was also registered under federal and state securities laws as a broker-dealer and was a member of the National Association of Securities Dealers ("NASD") during the years prior to and including 2003. RSC is largely inactive due to our decision to transition away from the traditional retail brokerage business with its lower operation margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC filed a broker-dealer withdrawal of membership ("Form BD/W") with the NASD in December 2003. RSC has no substantial revenue-producing assets and no longer has any outside independent registered representatives.

     Rushmore Insurance Services, Incorporated ("Rushmore Agency") is an insurance agency and an affiliate of the Company by means of service agreements. The agency formerly offered life, health, and disability insurance and annuities through a network of agents, most of which were terminated during 2002 and 2003 in accordance with our repositioning plan. Rushmore Agency is 100% owned by D.
M. "Rusty" Moore, Jr. The Company and Mr. Moore have entered into an administrative services agreement whereby net revenues and expenses are charged via a management fee to Rushmore Agency by the Company as allowed by regulatory requirements. Rushmore Agency has been consolidated in the accompanying consolidated financial statements. Rushmore Agency is largely inactive due to our decision to transition away from the traditional financial service businesses.

     We were founded as a traditional financial services company, which grew from a start-up into a retail brokerage organization for the sale of insurance and investment products. We completed numerous acquisitions and integrated them into a retail brokerage organization with a nationwide account base and network of agents and registered representatives. Our common stock began trading on the Nasdaq SmallCap Market under the symbol "RFGI" following its initial public offering in April 1998. On August 23, 2002 the stock moved to the Nasdaq OTC Bulletin Board Market.

     In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under our RushTrade(R) brand. Currently, we expect RushTrade revenues, growth in new accounts and trade volumes to continue their increases, now that the RushTrade business unit has become our primary source of revenue.

     As part of our repositioning as a real-time financial technology development and direct access online financial services company, the board of directors approved a name change to Rush Financial Technologies, Inc., which became effective upon shareholder approval and the filing of amended articles of incorporation with the Secretary of the State of Texas in January 2004. With the name change, our ticker symbol on the OTC Bulletin Board Market was changed to "RSHF."

     The accompanying financial statements have been prepared assuming that we will continue as a going concern. At September 30, 2004, our current liabilities exceeded our current assets by $2,588,641. Current liabilities include past due payroll tax obligations of approximately $393,000 at September 30, 2004. Also, we incurred net losses from continuing operations of $2,475,947 in 2003 and $3,131,636 in 2002, and $1,914,781 in the first nine months of 2004. Although we believe that we will be able to continue to raise the necessary funds until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     We have taken several steps to increase cash by the use of borrowings and equity offerings. In February 2004, we commenced a private placement of common stock to raise operating capital. The offering closed in March 2004, and we sold 538,178 shares at an average price of $0.32 per share for total net proceeds of approximately $175,000. Additionally, in the second quarter of 2004, we sold an additional 406,666 shares for total net proceeds of approximately $128,000.

     On May 4, 2004, we filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act for the purpose of raising additional capital. We retained the services of Invest Linc Securities, LLC (the "Placement Agent"), to offer and sell our common stock on a "best efforts" basis which is contingent upon the sale of a minimum of 1,000,000 shares of our common stock and up to a maximum of 11,000,000 shares of common stock. The offering was withdrawn on September 28, 2004 without raising any funds.

     Subsequent to closing the offering we commenced a private placement of common stock to raise operating capital. The offering closed in October 2004 and we sold 2,275,000 shares at an average price of $0.20 per share for total net proceeds of approximately $455,000. Additionally, to date in the fourth quarter of 2004, we have sold an additional 800,000 shares for total net proceeds of approximately $160,000.

     We are executing a low cost "guerrilla" sales and Internet marketing strategy in addition to our strategic alliances that are producing sustained rates of sales growth. This strategy employs, among other things, the use of a targeted keyword search Internet advertising program, with a timing strategy to maximize its effectiveness that is, we believe, more cost efficient than traditional advertising programs. In addition, we have received the exclusive endorsement of Steve Crowley's nationally syndicated American Scene Business Talk Radio, which has been heard live daily in over 75 major markets from over 250 radio stations across the USA. Through our Internet advertising, we have been seen on Google, CBS Market Watch, Big Charts, Kiplinger, CNN.com, MSN, C/Net, Ask Jeeves, Elite Trader, Info Space, AOL, Alta Vista and Yahoo Finance. Visits to our web domains, www.daytrade.com and www.rushtrade.com, create the web traffic that generates most of our current sales leads. We believe that we can position ourselves as a low cost leader in the retail direct access market as we prepare to launch our products and services in the institutional marketplace.


2.   Use of Accounting Estimates

     The  preparation  of financial  statements  in conformity  with  accounting
principles   generally  accepted  in  the  United  States  of  America  requires management to make estimates and assumptions that affect the reported  financial statement amounts and disclosures.  Accordingly, the actual amounts could differ from those estimates.

3.   Industry Segment Information

     Our segments have been identified  based on products and services  offered, as well as risks assumed,  in a manner  consistent with the data utilized by the
Chief  Executive  Officer in  evaluating  operations.  RSC and  RushTrade  offer
broker/dealer   services,  and  their  operations  have  been  included  in  the
Investment  Services segment.  Rushmore Agency's  operations,  for the most part inactive,  have been  included in  Investment  Services.  The Software  Services segment  is  comprised  of  RushGroup,  which  plans to offer  licensing  of the
RushTrade  direct  access  software  and other  arrangements  and is expected to become  the  significant  focus for the  Company  in the near  future.  There is ongoing  development  activity on the software in preparation  for launch in the institutional  market and licensing its use to outside  entities;  however,  the
Company has received  minimal  revenue to date related to the Software  Services segment.

     The assets of the parent company, Rush Financial Technologies, Inc., are used to support the operations of the two primary operating divisions. The expenses of the parent company are included in general and administrative expenses.

     The following summarizes our industry segment data of identifiable assets, capital expenditures and depreciation and amortization:

                                                             September 30,
                                                 ---------------------------------
                       Identifiable Assets              2004              2003
                  ----------------------------   ---------------   ---------------
                  Investment Services              $     345,699     $     356,024
                  Software Services                    1,214,125         1,433,408
                  Corporate                              338,306           272,344
                                                 ---------------   ---------------
                           Total                   $   1,898,130     $   2,061,776
                                                 ===============   ===============

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
   Capital Expenditures               2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $        --       $        --       $        --       $        --
Software Services                       77,973            27,662           139,089            82,586
Corporate                                3,019              --              12,111              --
                               ---------------   ---------------   ---------------   ---------------
           Total                 $      80,992     $      27,662     $     151,200     $      82,586
                               ===============   ===============   ===============   ===============

                                Three Months Ended September 30,    Nine Months Ended September 30,
     Depreciation and          ---------------------------------   ---------------------------------
       Amortization                   2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $      23,962     $      15,072     $      63,260     $      26,820
Software Services                      198,208           172,911           561,899           518,733
Corporate                                7,008            13,531            40,913            48,994
                               ---------------   ---------------   ---------------   ---------------
           Total                 $     229,178     $     201,514     $     666,072     $     594,547
                               ===============   ===============   ===============   ===============



                                      F-31

     The following summarizes our industry segment operating data for the periods indicated:

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
         Revenue                      2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $     427,514     $     366,928     $   1,476,177     $     805,115
Software Services                        8,350                 -            96,258                 -
Corporate                                2,471                 -             2,571            10,016
                               ---------------   ---------------   ---------------   ---------------
           Total                 $     438,335     $     366,928     $   1,575,005     $     815,131
                               ===============   ===============   ===============   ===============

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
     Interest Expense                 2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $          35     $         713     $          68     $       2,292
Software Services                          111                 -               458                 -
Corporate                               35,426            60,821           184,726           149,859
                               ---------------   ---------------   ---------------   ---------------
           Total                 $      35,572     $      61,534     $     185,252     $     152,151
                               ===============   ===============   ===============   ===============

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
          Expense                     2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $     267,509     $     136,527     $   1,183,159     $     899,995
Software Services                      316,822           172,911         1,196,615           524,566
Corporate                              469,034           270,699         1,110,012           733,838
                               ---------------   ---------------   ---------------   ---------------
           Total                 $   1,053,365     $     580,137     $   3,489,786     $   2,158,399
                               ===============   ===============   ===============   ===============

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
     Net Income (Loss)                2004              2003              2004              2003
----------------------------   ---------------   ---------------   ---------------   ---------------
Investment Services              $     160,005     $     230,401     $     293,018     $     (94,880)
Software Services                     (308,472)         (172,911)       (1,100,357)         (524,566)
Corporate                             (466,564)         (270,699)       (1,107,442)         (723,822)
                               ---------------   ---------------   ---------------   ---------------
           Total                 $    (615,031)    $    (213,209)    $  (1,914,781)    $  (1,343,268)
                               ===============   ===============   ===============   ===============

4.   Reclassifications

     Certain 2003 balances have been reclassified to conform to the 2004 presentation.

5.   Net Loss Per Share

     Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Common stock equivalents representing stock options and warrants, convertible bonds, notes, and preferred stock were not included in the computation of diluted net loss per share because they were antidilutive.

     Net loss per share applicable to common shareholders for the periods indicated is computed using the following information:

                                Three Months Ended September 30,    Nine Months Ended September 30,
                               ---------------------------------   ---------------------------------
                                      2004              2003              2004              2003
                               ---------------   ---------------   ---------------   ---------------
Net loss                         $    (615,031)    $    (213,209)    $  (1,914,781)    $  (1,343,268)
Dividends on preferred stock           (15,647)          (15,647)          (45,929)          (48,854)
                               ---------------   ---------------   ---------------   ---------------
Net loss applicable to
common shareholders              $    (630,678)    $    (228,856)    $  (1,960,710)    $  (1,392,122)
                               ===============   ===============   ===============   ===============
Net loss per share applicable
to common shareholders           $       (0.03)    $       (0.02)    $       (0.11)    $       (0.14)
                               ===============   ===============   ===============   ===============

6.   Acquisition

     We acquired LostView Development Corporation ("LostView") through a stock purchase agreement effective February 27, 2004, where we purchased all of the outstanding stock of LostView in exchange for 750,000 shares of our restricted common stock at closing and an additional 750,000 shares to be issued all or in part on December 31, 2004, to the extent that LostView's primary employees fulfill the terms of their employment agreements. LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. RushTrade Group expects to benefit from the addition of LostView in several significant ways. By utilizing LostView's resources, RushGroup's software development capabilities will increase, accelerating its options and futures trading development. RushGroup will also be better positioned to quickly add new product enhancements, including the ability to capture market data directly from the financial exchanges. Moreover, RushTrade will gain additional levels of redundancy and fault tolerance for its products and services. RushGroup will also retain key employees of LostView, bringing valuable experience in real-time financial software development, market data collection and distribution.

     The consideration for the purchase of LostView has been valued at $337,500, based on the fair value of the stock issued on February 27, 2004. The contingent consideration will be recorded when the contingency is resolved and the consideration is transferred. This will result in an additional element of the cost of the acquired entity and will be valued using the current fair value of the stock issued.

     The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of LostView have been recorded at their estimated fair value and the results of operations have been included in the consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible assets acquired in the acquisition totaled $200,247 and was allocated to goodwill.

     The following is a summary of the amounts assigned to the assets and liabilities of LostView:

        Cash                                                        $ 4,446
        Accounts receivable                                          12,612
        Property and equipment                                        8,733
        Goodwill                                                    200,247
        Employment agreement (1 year amortization period)            63,453
        Intellectual Property (3 year amortization period)           50,000
        Accounts payable                                             (1,991)
                                                                -----------

        Total purchase price                                       $337,500
                                                                ===========

    None of the goodwill recorded as a result of the acquisition is expected to be deductible for tax purposes.

Pro Forma Results

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition discussed above had occurred at January 1, 2003:

                                               Nine months ended September 30,
                                               -------------------------------
                                                    2004              2003
                                               -------------    --------------
        Revenues                                $  1,755,826      $  1,084,955
        Net loss attributed to
               common shareholders              $ (1,743,571)     $ (1,385,309)
        Net loss per share attributed to
               common shareholders, basic
               and diluted                      $      (0.09)     $      (0.13)
        Weighted average shares outstanding,
                basic and diluted                 18,448,283        10,533,356


7.   Convertible Bonds

     As of December  31,  2003 the  $1,500,000  offering  of 12% Senior  Secured
Convertible Bonds ("Bonds") was fully subscribed. The Bonds bear interest at 12% per annum and are convertible into our common stock at a rate of 50% of the average market price of the stock for the ten days preceding conversion, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. We may force conversion if the stock trades above $2.00 per share for 10 consecutive trading days. We calculated the beneficial conversion feature embedded in the Bonds in accordance with EITF 98-5 and EITF 00-27 and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the three and nine months ended September 30, 2004 was $11,380 and $86,834, respectively.

     During the nine months ended September 30, 2004, $230,000 of Bonds converted into 1,107,845 shares of common stock and at September 30, 2004, Bonds payable totaled $464,185 net of unamortized debt discount of $20,815.

8.   Stock-Based Compensation

     We account for our stock-based employee compensation plan using the intrinsic value-based method prescribed by Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees," and related interpretations.
As such, compensation expense is recorded on the date of grant to the extent the current market price of the underlying stock exceeds the option exercise price.
We did not record any  compensation  expense in the three and nine months  ended
September 30, 2004 and 2003 as the exercise prices of the options issued equaled or exceeded the fair market value of the stock on the date of issuance. Had we determined compensation based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards ("SFAS") No. 123,
"Accounting for Stock-Based Compensation," as amended by SFAS No. 148, net loss and loss per share would have been increased as indicated below:

                                                          Three Months                       Nine Months
                                                       Ended September 30,               Ended September 30,
                                                 ------------------------------    ------------------------------
                                                      2004             2003             2004             2003
                                                 -------------    -------------    -------------    -------------
Net loss attributable to common stockholders,
     as reported                                 $    (630,678)   $    (228,856)   $  (1,960,710)   $  (1,392,122)
Add:  Stock-based employee compensation
     expense included in reported net loss                --               --               --               --
Deduct:  Stock-based employee compensation
     expense determined under fair value based
     method                                               --               --           (133,344)            --
                                                 -------------    -------------    -------------    -------------
Pro forma net loss attributable to common
     shareholders                                $    (630,678)   $    (228,856)   $  (2,094,054)   $  (1,392,122)
                                                 =============    =============    =============    =============

Net loss per share attributable to common
     shareholders
As reported                                      $       (0.03)   $       (0.02)   $       (0.11)   $       (0.14)
                                                 =============    =============    =============    =============
Pro forma                                        $       (0.03)   $       (0.02)   $       (0.09)   $       (0.14)
                                                 =============    =============    =============    =============


9.   Shareholders' Deficit

     During the first quarter of 2004 we issued 63,458 shares of common stock (valued at $21,744 based on the fair value of our common stock on the date of issuance) to employees as compensation, holders of $203,000 of convertible bonds elected to convert their bonds into 989,664 shares of common stock, 750,000 shares of common stock valued at $337,500 were issued for the purchase of LostView Development Corporation, 9,212 shares of common stock were issued as directors fees (valued at $3,501 based on the fair value of our stock on the date of issuance) and $22,280 of accrued interest and accrued dividends were converted into 99,195 shares of common stock valued at $47,310 on the date of issuance. Since the fair value of common stock issued for accrued interest and accrued dividends was greater than the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference which totaled $25,030. Additionally, 538,178 shares of common stock were issued for proceeds of approximately $175,000.

     During the first quarter of 2004, we also issued 5,851,833 shares of common stock to settle pending issuances from 2003.

     During the first quarter of 2004, we granted 70,000 options to employees and directors. The options have an exercise price of $0.38, a term of 10 years and vest immediately.

     During the second quarter of 2004 we issued 233,333 shares of common stock (valued at $116,667 based on the fair value of our common stock on the date of issuance) to settle an advance of $35,000 from a related party. Since the fair value of the common stock issued as repayment of the advance exceeded the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference, which totaled $81,667. 56,000 shares of common stock (valued at $28,300 based on the fair value of our common stock on the date of issuance) were issued to employees as compensation, holders of $12,000 of convertible bonds elected to convert their bonds into 50,000 shares of common stock, holders of 2,500 shares of preferred stock elected to convert their preferred stock into 25,000 shares of common stock, and $1,360 of accrued interest was converted into 5,665 shares of common stock valued at $2,793 on the date of issuance. Since the fair value of common stock issued for accrued interest was greater than the amount owed, a loss was recorded during the nine months ended September 30, 2004 for the difference which totaled $1,433. Additionally, 406,666 shares of common stock were issued for proceeds of approximately $128,000.

     During the third quarter of 2004 we issued 2,275,000 shares of common stock for proceeds of $455,000. Additionally, we issued 100,000 shares of common stock (valued at $20,000 based on the fair value of the common stock at the date of issuance) as repayment of a $20,000 advance from a related party. 125,000 shares of common stock (valued at $55,250 on the date of issuance) were issued for consulting. Additionally, 76,565 shares of common stock were issued for the conversion of $15,000 of bonds and as repayment of the accrued interest related to these bonds.

10.  Payroll Tax Obligation

     We have an estimated federal and state payroll tax obligation of $392,938 at September 30, 2004. We have estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003 and the first, second and third quarters of 2004 in addition to an estimated accrual for interest and penalties. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

11.  Legal Proceedings

     From time to time the Company and its subsidiaries are engaged in legal proceedings and arbitrations. We believe some of these proceedings could have a material effect upon the operations or financial condition of the Company if we are unsuccessful in defending against the actions.

     Company Proceedings. On June 24, 2003, in Sumner Group Inc. d/b/a Datamax Office Systems Leasing Division v. Rushmore Financial Group; Cause No. CC-03-7400-b; County Court at Law No. 2, Dallas County, Texas, a former vendor filed a claim in the Dallas County Court claiming that we failed to pay for services rendered on a copier in the amount of $39,710. We have filed a counterclaim alleging overcharges and improper installation of a software product causing us incalculable harm. A jury trial is set for January 24, 2005. We believe the range of possible loss is up to $55,000. The Company has not recorded a liability for this matter as we intend to vigorously defend these allegations and believe the payment is not probable.

     On February 10, 2004, in Great Southern Life Insurance Company v. Dewey M. Moore, Jr. and Rushmore Insurance Services, Inc.; Cause No. CC-04-01666-C in the County Court at Law No. 3, Dallas County, Texas, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim, and a non-jury trial is set for February 10, 2005. We believe the range of possible loss is up to $95,000. The Company has not recorded a liability for this matter as we intend to vigorously defend these allegations and believe the payment is not probable.

     On March 18, 2004, in Citicapital Technology Finance, Inc. v. Rushmore Financial Group, Inc.; Cause No. 04-02267; 101st Judicial District Court, Dallas County, Texas, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest and attorney's fees, and return of equipment. We dispute the claims and plan to vigorously defend ourselves in this matter. A non-jury trial is set for April 5, 2005. At September 30, 2004 and December 31, 2003 we estimated our liability for this claim to be approximately $16,000, and accordingly have recorded a liability for this amount.

     RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at September 30, 2004 and December 31, 2003 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

     RSC Proceedings. In the second quarter of 2004, we terminated the following matters, which were previously disclosed in the second quarter 10QSB filed on August 17, 2004:

          1. Eichhof, et al. v. Rushmore Securities Corporation; NASD Dispute Resolution Arbitration No. 02-07677;
          2. E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc., Rushmore Securities Corporation and D.M. "Rusty" Moore;
          3. William E. McMahon v. Rushmore Securities Corporation, Chicago Investment Group, LLC, et al.

You may rely on the information contained in
this  prospectus.  We  have  not  authorized
anyone to provide information different from
that contained in this  prospectus.  Neither
the delivery of this prospectus nor the sale           UP TO 10,449,721 SHARES
of  common  shares  means  that  information
contained  in  this  prospectus  is  correct                COMMON STOCK
after  the  date  of this  prospectus.  This
prospectus  is  not  an  offer  to  sell  or
solicitation  of an offer to buy our  common
shares in any circumstances  under which the                  PER SHARE
offer or solicitation is unlawful.

         ----------------------


            TABLE OF CONTENTS                                  [LOGO]

Heading                                    Page
-------                                    ----

Prospectus Summary                          3
                                                         -------------------
Risk Factors                                6
                                                         P R O S P E C T U S
Use of Proceeds                             15           -------------------

Dividend Policy and Market Data             17

Business and Properties                     18

Management's Discussion and Analysis of
     Financial Condition and Results of                    DECEMBER 6, 2004
     Operations                             28

Management                                  41

Principal Shareholders                      49

Description of Securities                   50

Legal Matters                               54

Experts                                     54

Available Information                       54

Index to Financial Statements               F-1

Until March 6, 2005 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation provide that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant's Articles of Incorporation contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

Item 25.          Other Expenses of Issuance and Distribution

         The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

                  SEC Filing fee                           $   303.84
                  Printing Expenses                          1,000.00
                  Accounting Fees and Expenses               6,000.00
                  Legal Fees and Expenses                    6,000.00
                  Blue Sky Fees and Expenses                     0.00
                                                           ----------
                  TOTAL                                    $13,300.84

Item 26.          Recent Sales of Unregistered Securities

         Common stock - Registrant has sold and issued the shares of common stock described below within the past three years that were not registered under the Act.

                                      Number of                     Exemption
         Date                           Shares     Offering Price    Claimed
         ----                           ------     --------------    -------
     February 2000           (2)         16,802        $1.30           (1)
     May 2000                (3)        166,667         1.35           (1)
     June 2000               (4)          5,000         2.38           (1)
     July 2000               (5)         16,240         1.00           (1)
     September 2000          (6)        650,000         1.00           (1)
     February 2001           (7)        906,400         0.75           (1)
     May 2001                (8)      1,000,000         0.50           (1)
     July 2001               (9)          3,245         0.55           (1)
     August 2001             (10)       300,000         0.29           (1)
     October 2001            (11)         5,317         0.40           (1)
     November 2001           (12)       370,418         0.29           (1)
     January 2002            (13)        34,379         0.28           (1)
     February 2002           (14)       121,500         0.20           (1)
     March 2002              (15)     1,223,050         0.25           (1)
     September 2002          (16)     1,287,026         0.15           (1)
     November 2002           (17)       400,000         0.15           (1)
     December 2002           (18)        90,000         0.15           (1)
     April 2003              (19)       146,250         0.14           (1)
     July 2003               (20)         7,000         0.29           (1)
     October 2003            (21)       108,474         0.25           (1)
     March 2004              (22)       939,844         0.31           (1)
     April 2004              (23)        31,000         0.24           (1)
     May 2004                (24)       242,481         0.24           (1)
     June 2004               (25)        46,517         0.24           (1)
     July 2004               (26)       101,565         0.22           (1)
     August 2004             (27)       100,000         0.22           (1)
     September 2004          (28)     2,375,000         0.20           (1)
     October 2004            (29)       864,395         0.20           (1)


         Preferred Stock - Registrant has sold and issued the shares of Preferred Stock described below within the past three years that were not registered under the Act.

                             Number of                     Exemption
         Date                  Shares     Offering Price    Claimed
         ----                  ------     --------------    -------
     January 2000               8,000        $25.00           (1)
     June 2000                  5,520         25.00           (1)
     April 2001                 7,080         10.00           (1)
     May 2001                  17,200         10.00           (1)
     June 2001                 16,180         10.00           (1)
     September 2001             1,000         10.00           (1)
     December 2001             31,500         10.00           (1)
     January 2002               2,000         10.00           (1)
     February 2002              1,000         10.00           (1)
     March 2002                 3,500         10.00           (1)
     April 2002                 3,500         10.00           (1)

(1) The Company relied on Sections 3 and 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act, Each investor was furnished with information concerning the formation and operations of the Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the common stock of his or her intent to acquire such common stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof. Each of the certificates representing the common stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby, and the Registrant has issued stop transfer instructions to the Transfer Agent for the common stock of the Company concerning all certificates representing the common stock issued in the above-described transactions.

(2) Exercise of stock options at prices from $1,625 to $1.875 per share, and grants of 5,000 shares at an average price of $0.04 per share.

(3) Consists of 166,667 shares of common stock issued to a single investor for sales proceeds of $225000.

(4) Settlement of litigation for issuance of 5,000 shares of common stock and warrants for 35,000 shares of stock at a price of $2375 per share. Registrant recorded expense of $82,238 in connection with this transaction, but received or paid no cash.

(5)      Exchange of preferred stock for common stock to a single investor.

(6)      Issuance of 650,000 shares of common stock to a group of six investors.

(7) Acquisition of the NorthStar companies for 906,400 shares of our common stock.

(8) Consists of 1,000,000 shares of common stock issued to three investors for sales proceeds of $500,000.

(9)      Issuance of common stock for preferred stock dividends.

(10) Issuance of 300,000 shares of restricted common stock for investor relations consulting.

(11)     Issuance of common stock for preferred stock dividends.

(12) Issuance of 32,500 shares of common stock for stock-based compensation, 40,000 shares of stock in settlement of certain expenses, 75,004 shares of common stock in connection with the exchange of restricted common shares arid unrestricted common shares, and 222,914 shares of stock at an average price of $0.16 per share.

(13) Issuance of 7,520 shares of restricted common stock in settlement of certain expenses, 6,859 shares of restricted common stock for preferred stock dividends and 20,000 shares of restricted common stock for services.

(14) Issuance of 7,500 shares of restricted common stock in settlement of certain expenses and 114,000 shares of restricted common stock for stock-based compensation.

(15) Issuance of 1,200,000 shares of restricted common stock to acquire online traders, 15,050 shires of restricted common stock in settlement of certain expenses and 8,000 shares of restricted common stock as stock-based compensation.

(16) Issuance of 1,150,001 shares of restricted common stock in acquisition of GRO Corporation, 32,500 shares of restricted common stock for directors fees, 27,000 shares of restricted common stock in settlement of certain expenses, 57,525 shares of restricted common stock as a commission in the purchase of the outstanding shares of GRO Corporation and 20,000 shares of restricted common stock as stock-based compensation.

(17) Issuance of 400,000 shares of common stock in settlement of certain expenses under an S-8 filing.

(18) Issuance of 90,000 shares of common stock in settlement of certain expenses under an S-8 filing.

(19) Issuance of 147,500 shares of restricted common stock for stock-based compensation.

(20) Issuance of 7,000 shares of restricted common stock to settle a legal claim arid related expenses.

(21) Issuance of 108,484 shares of common stock for stock-based compensation relating to an employee incentive stock purchase plan.

(22) Issuance of shares in a private placement to a group of accredited investors.

(23) Exchange of shares of preferred stock for 25,000 shares of common stock to a single investor; issuance of 6,000 shares of restricted common stock for stock-based compensation.

(24) Issuance of 233,333 shares of common stock to a single investor for liquidation of a short term note; and 9,148 shares of common stock issued for conversion of the Bonds.

(25)     Issuance of 46,517 shares for conversion of the Bonds.

(26) Issuance of 76,565 shares for conversion of the Bonds; and issuance of 25,000 shares of common stock for services rendered.

(27) Issuance of 100,000 shares of restricted common stock for services rendered.

(27) Issuance of 2,375,000 shares in a private placement to a group of accredited investors.

(28) Issuance of 800,000 shares of restricted common stock in a private placement to a group of accredited investors; issuance of 15,000 shares of restricted common stock for stock-based compensation; and 12,750 shares of restricted common stock for services rendered.

(29) Issuance of 64,229 shares of restricted common stock for services rendered.

Item 27.          Exhibits

(b)      Exhibits

       *       3.1      Articles of Incorporation, as amended
       *       3.2      Bylaws
       *       4.1      Specimen certificate for shares of common stock of the
                        Company
       *       4.2      Specimen certificate for shares of Preferred Stock of
                        the Company
       **      5.1      Form of Opinion of Andrews Kurth LLP regarding legality
                        of shares sold
       *      10.1.1    Employment Agreement with D. M. Moore, Jr.
       *      10.6.1    Option Agreement regarding Rushmore Insurance Services,
                        Inc.
       *      10.6.2    Overhead Services Agreement
       *      10.10.3   Fully Disclosed Clearing Agreement with Penson Financial
                        Services, Inc.
       *      10.11     Form of Indemnification Agreement signed with all
                        officers and directors
       *      21.1      Subsidiaries of the Registrant
       +      23.1      Consent of KBA Group LLP
       **     23.2      Consent of Andrews Kurth LLP (contained in Exhibit 5.1)

+        Filed herewith
* Filed as Exhibits to Registrant's Form SB-2 registration statement, file no. 333-42225, and incorporated herein by reference.

**       To be filed by amendment.

Item 28.          Undertakings

         The undersigned Registrant hereby undertakes as follows:

(a)      (1)      To  file,  during  any  period  in which  it  offers  or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii)    Include   any   additional   or   changed    material
information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on December 2, 2004.
                                     RUSH FINANCIAL TECHNOLOGIES, INC.


                                     By:  /s/ D.M. (Rusty) Moore, Jr.
                                        ----------------------------------------
                                              D.M. (Rusty) Moore, Jr., President
                                               and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D.M. (Rusty) Moore, Jr. and Randy Rutledge, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                         TITLE                         DATE

/s/ D. M. (Rusty) Moore, Jr.      Chairman, Chief Executive     December 2, 2004
-----------------------------     Officer, Director, and
D.M. (Rusty) Moore, Jr.           President

/s/ Gayle C. Tinsley              Vice Chairman and Director    December 2, 2004
-----------------------------
Gayle C. Tinsley

/s/ Randy Rutledge                Chief Financial Officer       December 2, 2004
-----------------------------     and Director
Randy Rutledge

/s/ Charles B. Brewer             Director                      December 2, 2004
-----------------------------
Charles B. Brewer

/s/ David C. Demas                Director                      December 2, 2004
-----------------------------
David C. Demas

/s/ James E. Keller               Director                      December 2, 2004
-----------------------------
James E. Keller

/s/ Daniel L. (Bo) Ritz           Director                      December 2, 2004
-----------------------------
Daniel L. (Bo) Ritz

/s/ Stephen B. Watson             Director                      December 2, 2004
-----------------------------
Stephen B. Watson